Exhibit 2.1

EXECUTION VERSION

Stock Purchase Agreement

Among

Genworth Financial, Inc.

and

AqGen Liberty Holdings LLC,

AqGen Liberty Management I, Inc.,

AqGen Liberty Management II, Inc. and

AqGen Liberty Acquisition, Inc.

DATED AS OF MARCH 27, 2013

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5.17	Status of Contracts	39
5.18	Employee Benefits Matters	39
5.19	Environmental Matters	41
5.20	Labor Matters	42
5.21	Insurance	43
5.22	Relationships with Seller	43
5.23	No Brokers	43
5.24	No Earn-Out Obligation	43
5.25	No Other Representations or Warranties	43

	ARTICLE VI
	REPRESENTATIONS AND WARRANTIES OF PARENT, BORROWERS AND BUYER

6.1	Organization of Parent, Borrowers, Buyer and Significant Subsidiaries	44
6.2	Authority of Parent, Borrowers and Buyer	44
6.3	No Conflict	45
6.4	Absence of Restraints; No Violation, Litigation or Regulatory Action	45
6.5	Financing	47
6.6	Securities Matters	48
6.7	Financial Ability	48
6.8	Operations	48
6.9	No Brokers	48
6.10	Solvency after Closing	49
6.11	Investigation	49
6.12	No Other Representations or Warranties	49

	ARTICLE VII
	ACTION PRIOR TO THE CLOSING DATE

7.1	Access to Information	50
7.2	Notification	50
7.3	Reasonable Best Efforts; Consents of Third Parties; Governmental Approvals	50
7.4	Operations Prior to the Closing Date	53
7.5	Intercompany Matters	56
7.6	Special Dividend or Distribution	56
7.7	Client Consents	57
7.8	Sponsored Fund Proxy Statements; Sponsored Fund Registration Statements	58
7.9	Financing	59
7.10	Build-Out Cost Reimbursement	63

	ARTICLE VIII
	ADDITIONAL AGREEMENTS

8.1	Tax Matters	63
8.2	Employee Matters	68
8.3	Insurance	74
8.4	Nonsolicitation of Employees; Nonsolicitation of Clients	75
8.5	Seller Intellectual Property; Trade Names and Trademarks	76
8.6	Director and Officer Liability and Indemnification	78

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8.7	Preservation of Books and Records	78
8.8	Access to Information after Closing	78
8.9	Confidentiality	79
8.10	No Public Announcement	80
8.11	No Solicitation of Transactions	81
8.12	Assignment of Legacy Purchase Agreement	81

	ARTICLE IX
	CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations under this Agreement	81
9.2	Conditions to Obligations of Seller	82
9.3	Conditions to Obligations of Parent, Borrowers and Buyer	83

	ARTICLE X
	INDEMNIFICATION

10.1	Survival of Representations, Warranties and Covenants	84
10.2	Indemnification by Seller	84
10.3	Indemnification by Parent	85
10.4	Notice of Claims	86
10.5	Third Party Claims	87
10.6	Determination of Amount	88
10.7	Limitations	88
10.8	Mitigation	89

	ARTICLE XI
	TERMINATION

11.1	Termination	90
11.2	Notice of Termination	91
11.3	Effect of Termination	91

	ARTICLE XII
	GENERAL PROVISIONS

12.1	Notices	91
12.2	Subsidiary and Affiliate Action	92
12.3	Successors and Assigns; No Third Party Beneficiaries	93
12.4	Entire Agreement; Amendments	93
12.5	Waivers	93
12.6	Expenses	94
12.7	Partial Invalidity	94
12.8	Execution in Counterparts	94
12.9	Governing Law; Submission to Jurisdiction; Venue	94
12.10	Waiver of Jury Trial	94
12.11	Specific Performance	95
12.12	No Recourse Against Non-Parties	95

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LIST OF EXHIBITS*

Exhibit A	2013 Capital Expenditures Budget
Exhibit B	Example of GFTC Capital Calculation
Exhibit C	Example of Seed Capital Calculation
Exhibit D	Seller Financing Term Sheet
Exhibit E-1	Form of Transition Services Agreement
Exhibit E-2	Form of Transition Services Agreement (Broker-Dealer)
Exhibit F	Form of Transitional Trademark License Agreement
Exhibit G	Example of Working Capital Calculation
Exhibit H	Forms of Client Notices

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List of Schedules*

Seller Disclosure Schedule

Schedule 1.1	Excluded Employees
Schedule 5.2	Capital Structure of the Company and the Subsidiaries
Schedule 5.5	No Conflict
Schedule 5.6	Financial Statements; Absence of Undisclosed Liabilities
Schedule 5.7(c)	Operations Since September 30, 2012
Schedule 5.8(d)	Taxes
Schedule 5.10	Real Property
Schedule 5.11	Personal Property Leases
Schedule 5.12	Intellectual Property
Schedule 5.13	Title to Tangible Property; Sufficiency of Assets
Schedule 5.14	Compliance with Laws; Litigation or Regulatory Action
Schedule 5.15	Investment Services
Schedule 5.16	Contracts
Schedule 5.18	Employee Benefit Matters
Schedule 5.20	Labor Matters
Schedule 5.21	Insurance
Schedule 5.22	Relationship with Seller
Schedule 5.23	No Brokers
Schedule 7.4	Operations Prior to the Closing Date
Schedule 7.5(b)	Intercompany Matters
Schedule 8.2	Employee Matters
Schedule 8.5(a)	Seller Intellectual Property: Trade Names and Trademarks
Schedule 10.2(a)(iii)	Indemnification by Seller

Buyer Disclosure Schedule

Schedule 6.3	No Conflict

* The Exhibits and Schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the Exhibits or the Schedules to the Securities and Exchange Commission upon request.

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 27, 2013, by and among Genworth Financial, Inc., a Delaware corporation (“Seller”), AqGen Liberty Holdings LLC, a Delaware limited liability company (“Parent”), AqGen Liberty Management I, Inc., a Delaware corporation (“Borrower 1”), AqGen Liberty Management II, Inc. (“Borrower 2”, and together with Borrower 1, “Borrowers”) and AqGen Liberty Acquisition, Inc., a Delaware corporation (“Buyer”).

RECITALS:

WHEREAS, Seller is the owner of all the outstanding shares of capital stock (the “Shares”) of AssetMark Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, (i) the Company is the owner of all the issued and outstanding capital stock of each of Altegris Holdings Inc. (“A Holdings”), a Delaware corporation, and Centurion Capital Group Inc. (“C Capital”), an Arizona corporation; (ii) A Holdings is the owner of all the issued and outstanding capital stock or other ownership interests of each of A Advisors, L.L.C. (“A Advisors”), a Delaware limited liability company, Altegris Services, L.L.C., a Delaware limited liability company, Altegris Futures, L.L.C. (“A Futures”), a Delaware limited liability company, Altegris Portfolio Management, Inc. (“APM”), an Arkansas corporation, Altegris Investments, Inc. (“A Investments”), an Arkansas corporation, and Altegris Clearing Solutions, L.L.C. (“A Solutions”), a Delaware limited liability company (each entity listed in this clause (ii), including A Holdings, an “A Subsidiary” and, collectively, the “A Subsidiaries”); (iii) C Capital is the owner of all the issued and outstanding capital stock of Genworth Financial Wealth Management, Inc. (“GFWM”), a California corporation, Genworth Financial Trust Company (“GFTC”), an Arizona trust company, and Centurion Financial Advisers Inc. (“C Financial Advisers”), a Delaware corporation; (iv) GFWM is the owner of all the issued and outstanding capital stock of Quantuvis Consulting Inc. (“Q Consulting”), a California corporation; and (v) C Financial Advisers is the owner of all the issued and outstanding capital stock of Centurion-Hesse Investment Management Corp. (“C—H Investment”), a Delaware corporation (each entity listed in clauses (iii), (iv) and (v), including C Capital, a “G Subsidiary,” collectively the “G Subsidiaries” and, together with the A Subsidiaries, the “Subsidiaries”);

WHEREAS, each of Borrower 1 and Borrower 2 is a direct, wholly owned subsidiary of Parent;

WHEREAS, Borrowers collectively own all of the issued and outstanding capital stock of Buyer; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all the issued and outstanding capital stock of the Company, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Seller, Parent, Borrowers and Buyer as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Action” means any claim, action, suit, arbitration or any proceeding or investigation by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided, however, that for the purposes of this Agreement (x) Seller shall not be deemed an Affiliate of Parent, Borrowers or Buyer nor, after the Closing, of the Company or the Subsidiaries, (y) after the Closing, Parent, Borrowers and Buyer shall each be deemed to be an Affiliate of the Company and the Subsidiaries and (z) limited partners in, or portfolio companies of, the investment funds managed by stockholders of Parent shall not be deemed an Affiliate of Parent, Borrowers or Buyer.

“Agreement” means this Stock Purchase Agreement, including the Exhibits and Schedules referred to herein.

“Budgeted 2013 CapEx Differential” means the result of (i) $33,699 multiplied by the number of days that have elapsed from January 1, 2013 through the date immediately prior to the Closing Date minus (ii) the aggregate dollar amount spent by the Company and the Subsidiaries, consistent with the 2013 Capital Expenditures Budget attached hereto as Exhibit A, prior to the Closing Date with respect to capital expenditures and capitalized software development in calendar year 2013; provided, that if clause (ii) above is greater than clause (i) above and the above calculation results in a negative number the absolute value of which is greater than the product of $33,699 and the number of days in the period commencing on the Closing Date and ending on December 31, 2013, then the Budgeted 2013 CapEx Differential shall be deemed to be a negative number with an absolute value equal to the product of $33,699 and the number of days in the period commencing on the Closing Date and ending on December 31, 2013.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Requirements of Law or executive order to close.

“Capital” means, as of a particular date and with respect to GFTC, the amount calculated by subtracting the liabilities of GFTC from the assets of GFTC, as such amounts are calculated in accordance with GAAP as consistently applied by GFTC prior to the date of this Agreement, and set forth on a balance sheet, an example of which as of December 31, 2012 is attached as Exhibit B; provided, that assets shall not include current or deferred Tax assets relating to income Taxes and liabilities shall not include current or deferred Tax liabilities relating to income Taxes; provided further, that if the Budgeted 2013 CapEx Differential with respect to GFTC is a positive number, then the amount of liabilities for purposes of the calculation of Capital shall be increased by the amount of the Budgeted 2013 CapEx Differential allocable to GFTC, and if the Budgeted 2013 CapEx Differential with respect to GFTC is a negative number, then the amount of liabilities for purposes of the calculation of Capital shall be decreased by the amount of the Budgeted 2013 CapEx Differential allocable to GFTC; and provided further, that, for the avoidance of doubt, Seed Capital shall be excluded from the calculation of Capital. For the avoidance of doubt, liabilities and assets shall be calculated in a manner consistent with past practice to the extent not inconsistent with GAAP.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Closing” means the closing of the transfer of the Shares from Seller to Buyer in exchange for the Purchase Price.

“Code” means the Internal Revenue Code of 1986.

“Company Employee” means any employee of Seller or any of its Affiliates (including the Company and the Subsidiaries) who provides services primarily to the Company and the Subsidiaries, other than the Excluded Employees.

“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of the Subsidiaries.

“Confidentiality Agreements” means (i) the letter agreement dated September 11, 2012 between Aquiline Capital Partners LLC and Seller and (ii) the letter agreement dated October 17, 2012 between Genstar Capital Partners LLC and Seller, in each case as amended by the letter agreement dated October 18, 2012 between Aquiline Capital Partners LLC, Genstar Capital Partners LLC and Seller.

“Constituent Documents” means the charter and bylaws of a corporation, the limited partnership agreement of a limited partnership, the operating agreement of a limited liability company and the comparable documents of other entities.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Covered Assets” means, as of any date, aggregate assets under management, which shall be deemed to be equal to (i) the sum of (A) the aggregate assets under management, including Notional Funds if applicable, as of the close of business on the day before such date, without duplication, less (B) the aggregate amount of assets, including Notional Funds if applicable, for which a written notice of withdrawal has been given to any Subsidiary but which have not been withdrawn from management by the relevant Subsidiary, less (ii) any assets, including Notional Funds if applicable, for which the applicable Subsidiary fee schedules are waived or not charged for any reason.

“Debt Financing Sources” means any lender, arranger or agent under any Debt Financing Commitment and any other Person that has committed to provide, or has otherwise entered into agreements (including any joinder agreements, security agreements and credit agreements) to provide, debt financing in connection with the transactions contemplated hereby, together with their respective former, current or future general or limited partners, direct or indirect stockholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns and any former, current or future general or limited partner, direct or indirect stockholder, manager, member, Affiliate, officer, director, employee, agent, representative, successor or assign of any of the foregoing; it being understood that neither Buyer nor Seller shall be a Debt Financing Source.

“Encumbrance” means any lien, adverse claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations and ordinances concerning pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Client” means any client of the Company or the Subsidiaries to which the Company or the Subsidiaries render Investment Services that is a “benefit plan investor,” within the meaning of 29 C.F.R. § 2510.3 101(f)(2) or Section 3(42) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Employees” means the employees set forth on Seller Schedule 1.1 (as may be updated by mutual agreement of Parent and Seller prior to the Closing Date) who will remain employed by Seller or one of its Affiliates (excluding the Company and the Subsidiaries) following the Closing Date.

“Final Seed Capital Amount” means the Seed Capital Amount: (i) if no Notice of Disagreement is timely delivered by Seller to Parent pursuant to Section 4.5(d), as shown in the Closing Seed Capital Statement delivered by Parent to Seller pursuant to Section 4.5(b); or (ii) if a Notice of Disagreement is so delivered, as determined pursuant to Section 4.5(d).

“FINRA” means the Financial Industry Regulatory Authority.

“Funds” means the Sponsored Funds and the A Funds.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GFTC Closing Capital” means the Capital of GFTC, excluding GFTC intangible assets, capitalized software and fixed assets from the calculation of Capital, as of the close of business on the Closing Date, after giving effect to the transactions contemplated by Section 7.5 and Section 7.6.

“GFTC Final Capital” means the GFTC Closing Capital: (i) if no Notice of Disagreement is timely delivered by Seller to Parent pursuant to Section 4.4(c), as shown in the Closing Working Capital Statement delivered by Parent to Seller pursuant to
Section 4.4(b); or (ii) if a Notice of Disagreement is so delivered, as determined pursuant to Section 4.4(c).

“GFTC Target Capital” means the greater of (i) $20,000,000 and (ii) such other dollar amount that equals the result of (a) the dollar amount as to which GFTC may be required to maintain as Capital pursuant to Requirements of Law (including any changes required by Governmental Authorities as a result of the transactions contemplated by this Agreement, but not as a result of any of Parent’s or Buyer’s proposed changes to the business of GFTC) minus (b) the dollar amount of GFTC intangible assets, capitalized software and fixed assets that are recorded in accordance with GAAP as of the close of business on the Closing Date.

“Governmental Authority” means any United States federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission or any court, tribunal, or judicial or arbitral body, including any applicable department of insurance.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any waste, pollutant, contaminant, toxic substance, special waste or hazardous substance regulated as such pursuant to any Environmental Law, including, for purposes of this Agreement, petroleum or petroleum wastes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all the following rights, title, or interest in or arising under the laws of the United States, any state, any other country, or international treaty regime, whether or not filed, perfected, registered, or recorded, including all renewals thereof: (i) certificates of invention and other indicia of invention ownership, statutory invention registrations, patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries, (ii) rights associated with works of authorship and literary property rights, including copyrightable works (including software), copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (iii) confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information, in each case to the extent protectable as trade secrets under applicable Requirements of Law (collectively, “Trade Secrets”) and (iv) any other domestic, state and foreign intellectual property or proprietary rights to the extent entitled to legal protection as such.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Seller or any of its Affiliates (other than the Company or any Subsidiary) to the Company or any Subsidiary.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by Seller or any of its Affiliates (other than the Company or any Subsidiary) from the Company or any Subsidiary.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Services” means any investment advisory, investment management, investment and fund administration, and other related services, including (i) the management of an investment account or fund, (ii) the giving of advice with respect to the investment or reinvestment of assets or funds, (iii) services related to the delivery of an investment platform for Advisors and (iv) services relating to managed account and practice solutions, including, for the avoidance of doubt, on a sub-advisory basis.

“Knowledge of Parent” means, as to a particular matter, the current actual knowledge after reasonable inquiry of the following persons: Richard Rosenbaum, Tony Salewski, Eli Weiss and David Winokur.

“Knowledge of Seller” means, as to a particular matter, the current actual knowledge after reasonable inquiry of the following persons: Joe Pehota, Charles Taben, Ward Bobitz, Vidal Torres, Carrie Hansen, Ryan Halverson, Ken McGuire, Jon Sundt, Dave Mathews, Pete Galligan, Laura Pyle, Gurinder Ahluwalia, Ted Angus and Gary Zyla.

“Liabilities” means any debt, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description and including all costs and expenses related thereto.

“Marketing Period” means the first period of twenty (20) consecutive Business Days beginning on the first day on which (i) the Parent shall have received the Required Information and (ii) the conditions set forth in Section 9.1 have been satisfied and nothing has occurred and no condition exists that would be reasonably expected to cause any of the other conditions set forth in Section 9.1 and 9.3 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 20 consecutive Business Day period; provided, however, that (a) the Marketing Period shall exclude the days from and including July 3, 2013 through and including July 7, 2013 (the “Black Out Period”) (it being understood that any day that occurs in the Black Out Period after the commencement of the Marketing Period shall be disregarded for purposes of calculating the consecutive Business Days constituting the Marketing Period); (b) if the Marketing Period has begun but is not completed as of August 23, 2013, the Marketing Period must, subject to the satisfaction of the conditions precedent thereto, restart on or after September 3, 2013 (it being understood that, in such case, no Business Day that occurred prior to August 23, 2013 will be counted for purposes of calculating the consecutive Business Days constituting the Marketing Period); and (c) the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any Alternative Financing as set forth in Section 7.9 is obtained; and provided, further, that if Seller shall in good faith reasonably believe it has delivered the Required Information, it may deliver to Parent written notice to that effect (stating when it believes that it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date such notice is received by Parent unless Parent in good faith reasonably believes Seller has not completed delivery of the Required Information and, within three Business Days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect (stating with reasonable specificity which Required Information Parent reasonably believes Seller has not delivered).

“Material Adverse Effect” means any effect, circumstance, fact, event, condition, occurrence, development or change that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the assets, liabilities, results of operations, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, other than any such effect, circumstance, fact, event, condition, occurrence, development or change that arises out of, results from or is attributable to, in whole or in part, the following: (i) general economic or political conditions or any conditions generally affecting any segment of the industries in which the Company or the Subsidiaries operate; (ii) any change in Requirements of Law, GAAP, or any interpretation of any of the foregoing; (iii) the execution of this Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby (including compliance with the terms of this Agreement) (provided that this clause (iii) shall be deemed to be not included in the definition of “Material Adverse Effect” for purposes of Section 5.5); (iv) any change in currency exchange rates, interest rates or the financial, securities, commodities, derivatives or other capital markets generally; (v) any act or omission at the written request of or with the written consent of Parent or any of its Affiliates; (vi) adverse changes resulting from, or having the same effect as, plans of Parent or its Affiliates that have been disclosed to the public by Parent, Borrowers or Buyer with respect to restructuring or integrating the Company and the Subsidiaries following the Closing; (vii) any material hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism, or military actions; (viii) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); and (ix) any effect that is cured by Seller prior to the Closing; provided that in the case of clauses (i), (ii), (iv) and (vii) above, if such effect, circumstance, fact, event, condition, occurrence, development or change disproportionately affects the business of the Company and its Subsidiaries as compared to the similar businesses of other Persons that operate in the industries in which the Company and its Subsidiaries operate, then such effect, circumstance, fact, event, condition, occurrence, development or change may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Non-GFTC Closing Working Capital” means the combined, consolidated Working Capital of Non-GFTC Subsidiaries as of the close of business on the Closing Date, after giving effect to the transactions contemplated by Section 7.5 and Section 7.6.

“Non-GFTC Final Working Capital” means the combined, consolidated Non-GFTC Closing Working Capital: (i) if no Notice of Disagreement is timely delivered by Seller to Parent pursuant to Section 4.4(c), as shown in the Closing Working Capital Statement delivered by Parent to Seller pursuant to Section 4.4(b); or (ii) if a Notice of Disagreement is so delivered, as determined pursuant to Section 4.4(c).

“Non-GFTC Subsidiaries” means the Company, the A Subsidiaries and the G Subsidiaries, other than GFTC.

“Notional Funds” means amounts allocated by an A Managed Account Client for trading purposes on which fees are earned, without double counting of such fees, as reflected from time to time in a written instruction from the account to the Managed Account’s advisor even though such amounts are not deposited with the Managed Account’s broker.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments which are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established (if required pursuant to GAAP), (ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established (if required pursuant to GAAP), (iii) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection, (iv) Encumbrances imposed by the Securities Act or any applicable state securities law, (v) Encumbrances that are set forth in the Financial Statements and (vi) all deposits that have been made in the ordinary course of business with any Governmental Authorities in connection with a governmental authorization, registration, filing, license, permit or approval.

“Person” means any natural person, corporation, general or limited partnership, company, limited liability company, joint venture, association, joint-stock company, limited liability partnership, firm, trust, estate, unincorporated organization, Governmental Authority or other legal entity.

“Registered IP” means Company Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment.

“Required Information” means (A) the Financial Statements and (B) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each fiscal quarter subsequent to September 30, 2012 ended 45 days prior to the Closing Date.

“Requirements of Law” means any order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by, any Governmental Authority, as may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seed Capital” means any investment held by GFWM or any other G Subsidiary in any Sponsored Fund advised by A Advisors (including the Altegris Equity Long Short Fund, the Altegris Fixed Income Long Short Fund or the Altegris Multi-Strategy Alternatives Fund).

“Seed Capital Amount” means the aggregate fair market value of any Seed Capital as determined by reference to the net asset value(s) of the relevant Sponsored Fund(s) as reported by the Sponsored Fund(s) as of the close of business on the last Business Day before (and excluding) the Closing Date on which such net asset value(s) were reported, an example of which as of March 15, 2013 is attached as Exhibit C.

“Self-Regulatory Organization” means any commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of member securities brokers or dealers, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

“Seller Financing Agreement” means the Seller Financing Agreement that may be entered into between Seller or an Affiliate of Seller and Borrowers based on the terms set forth on the Seller Financing Term Sheet attached as Exhibit D and with such other reasonable and customary terms for a senior secured loan facility with such terms (“Seller Financing Term Sheet”) and any financing documents that may be delivered in connection therewith.

“Seller Financing Amount” means the actual amount, if any, of financing provided by Seller to Parent (or one or more of their respective Affiliates) under the Seller Financing Agreement less any fees and expenses set forth in the Seller Financing Term Sheet; provided that in no event shall the Seller Financing Amount exceed $115,500,000 plus actual out-of-pocket related expenses up to a maximum of $9,500,000.

“Seller Group Member” means (i) Seller and its Affiliates, (ii) the directors, officers and employees of Seller and its Affiliates and (iii) the successors and assigns of the foregoing.

“Significant Subsidiary” has the meaning specified in Rule 1-02 of SEC Regulation S-X.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, service, utility, property, capital stock, license, excise, franchise, employment, unemployment, disability, payroll, withholding, social security (or similar), workers’ compensation, environmental, natural resources, production, occupation, premium, windfall profits, alternative or add-on minimum, ad valorem, value added, estimated, gains, registration, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority, whether or not disputed.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Transaction Documents” means the Transitional Trademark License Agreement and the Transition Services Agreements.

“Transition Services Agreements” means the Transition Services Agreement, by and among Seller, Parent and Buyer, and the Transition Services Agreement by and between Capital Brokerage Corporation and GFWM, each substantially in the form attached hereto as Exhibit E-1 and Exhibit E-2.

“Transitional Trademark License Agreement” means the Transitional Trademark License Agreement, by and between Seller, the Company, Parent and Buyer, substantially in the form attached hereto as Exhibit F.

“Working Capital” means, as of a particular date and with respect to the Non-GFTC Subsidiaries, the amount calculated, on a combined, consolidated basis, by subtracting the combined, consolidated current liabilities of the Non-GFTC Subsidiaries from the combined, consolidated current assets of the Non-GFTC Subsidiaries, as such amounts are calculated in accordance with GAAP, as consistently applied by the Non-GFTC Subsidiaries prior to the date of this Agreement, and set forth on a balance sheet, an example of which with respect to December 31, 2012 is attached as Exhibit G; provided, that current assets shall not include current or deferred Tax assets relating to income Taxes and current liabilities shall not include current or deferred Tax liabilities relating to income Taxes; provided further, that if the Budgeted 2013 CapEx Differential with respect to the Non-GFTC Subsidiaries is a positive number, then the calculation of current liabilities for purposes of the calculation of Working Capital shall be increased by the amount of the Budgeted 2013 CapEx Differential allocable to the Non-GFTC Subsidiaries, and if the Budgeted 2013 CapEx Differential is a negative number with respect to the Non-GFTC Subsidiaries, then the calculation of current liabilities for purposes of the calculation of Working Capital shall be decreased by the amount of the Budgeted 2013 CapEx Differential allocable to the Non-GFTC Subsidiaries; provided further, that, for the avoidance of doubt, Seed Capital shall be excluded from the calculation of Working Capital. For the avoidance of doubt, current liabilities and current assets shall be calculated in a manner consistent with past practice to the extent not inconsistent with GAAP and shall not include (i) in current liabilities, any amounts paid by Seller or its Affiliates, pursuant to Section 8.2(h), at or prior to Closing to Continuing Employees in respect of earned but unused paid time-off or (ii) in current assets, any cash or other assets used by Seller or its Affiliates to pay any amounts referenced in clause (i) above.

1.2 Additional Definitions. In this Agreement, the following terms have the meanings specified in the Section or other portion of this Agreement set forth opposite such term and shall be equally applicable to both the singular and plural forms:

Term	Section
12b-1 Plan	5.15(a)(x)
A Advisors	Recitals
A Feeder Funds	5.15(c)(i)
A Fund Financial Statements	5.15(c)(v)
A Funds	5.15(c)(ii)
A Futures	Recitals
A Futures Funds	5.15(c)(ii)
A Holdings	Recitals
A Investments	Recitals
A Managed Account Clients	5.15(c)(vi)
A Solutions	Recitals
A Subsidiary	Recitals
Accounting Firm	4.4(c)
Advisor	5.15(b)(i)
Affirmative Objection	7.7(c)
After-Tax Basis	10.6(a)
Alternate Benefits Effective Date	8.2(p)
Alternative Financing	7.9(d)
APM	Recitals
Assumptions	6.10
Bankruptcy and Equity Exceptions	5.4
Base Purchase Price	3.1
Black Out Period	1.1
Benefit Plan	5.18(a)
Benefits Effective Date	8.2(p)
Borrower 1	Preamble
Borrower 2	Preamble
Brokerage Charge	5.15(c)(vi)
Buyer	Preamble
Buyer Benefit Plan	8.2(e)
Buyer Welfare Benefit Plan	8.2(d)
Buyer Disclosure Schedule	Article VI
Buyer Group Member	8.1(a)(i)
Buyer’s FSA	8.2(g)
C Capital	Recitals
C Financial Advisers	Recitals

Term	Section
C—H Investment	Recitals
Cap	10.2(a)(y)
CEA	5.9(f)
Closing Date	4.1
Closing Seed Capital Finalization Date	4.5(e)
Closing Seed Capital Statement	4.5(b)
Closing Working Capital Statement	4.4(b)
Closing Working Capital Finalization Date	4.4(d)
COBRA	8.2(m)
Company	Recitals
Company Benefit Plans	5.18(a)
Company Employee List	8.2(q)
Confidential Information	8.9(a)
Continuing Employees	8.2(b)
Covered Courts	12.9
Covered Build-Out Expenditures	7.10
De Minimis Claim	10.2(a)(w)
De Minimis Claim Threshold	10.2(a)(w)
Debt Financing	6.5(a)
Debt Financing Commitments	6.5(a)
Deductible	10.2(a)(x)
Equity Financing	6.5(a)
Equity Financing Sources	6.5(a)
Excluded Taxes	8.1(a)(i)
FCM	5.15(c)(vi)
Fee Sharing CTA	5.15(c)(vi)
Final Seed Capital Adjustment Amount	4.5(a)
Final Seed Capital Excess Amount	4.5(b)
Financial Statements	5.6(a)
Financing	6.5(a)
Financing Commitments	6.5(a)
Fund Board	5.15(a)(ix)
Fund Financial Statements	5.15(a)(vi)
Fund Reports	5.15(a)(viii)
G Sponsored Trust	5.15(a)(i)
G Subsidiary	Recitals
GFTC	Recitals
GFTC Final Capital Adjustment Amount	4.4(a)(ii)
GFTC Final Capital Excess Amount	4.4(a)(ii)

Term	Section
GFTC Final Capital Payable Excess Amount	4.4(a)(ii)
GFWM	Recitals
GFWM Direct Client	5.15(b)(ii)
Governmental Permits	5.9(a)
IB	5.15(c)(vi)
Indemnified Party	10.4
Indemnitor	10.4
Insurance Retention Payments	8.3(a)
Interim Investors Agreement	6.5(a)
IRS	5.18(b)
Leased Real Property	5.10
Legacy Purchase Agreement	8.12
Losses	10.2(a)
Managed Accounts	5.15(c)(vi)
Material Contracts	5.17
Non-GFTC Target Working Capital	4.4(a)(i)
Non-GFTC Final Working Capital Adjustment Amount	4.4(a)(i)
Non-Party Affiliates	12.12
Northern Lights Fund Trust	5.15(a)(i)
Notice of Disagreement	4.4(c)
Parent	Preamble
Proprietary Software	5.12(i)
Purchase Price	3.1
Q Consulting	Recitals
Real Property Leases	5.10
Reports	5.14(b)(ii)
Required Sponsored Fund Consent	7.7(a)
Seller	Preamble
Seller Disclosure Schedule	Article V
Seller Financing Term Sheet	1.1
Seller Names and Marks	8.5(a)
Seller’s FSA	8.2(g)
Shares	Recitals
Sponsored Fund Investment Advisory Contract	5.15(a)(iii)
Sponsored Funds	5.15(a)(i)
Straddle Period	8.1(a)(i)
Subsidiaries	Recitals

Term	Section
Tax Benefit	8.1(a)(iv)
Tax Cost	8.1(a)(v)
Tax Package	8.1(b)(iii)
Termination Date	11.1(e)
Third Party Claim	10.5(a)
Third Party CTAs	5.15(c)(vi)
Third Party Funds	5.15(c)(vii)
Trade Secrets	1.1
WARN Act	8.2(n)
Wrap Fee Clients	5.15(c)(vi)

1.3 Interpretation and Construction. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement; (iv) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto; and (v) references to a “party” or the “parties” are to the parties hereto, unless the context otherwise requires. Unless the context otherwise requires, references herein: (w) to Articles, Sections, Recitals, Exhibits, Schedules, Buyer Schedule and Seller Schedule mean, respectively, the Articles, Sections and Recitals of, and the Exhibits, Schedules (including the Buyer Disclosure Schedule and Seller Disclosure Schedule), Buyer Disclosure Schedule and Seller Disclosure Schedule attached to, this Agreement; (x) to an agreement, instrument or other document mean, respectively, such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement or any Transaction Document; (y) to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules and regulations promulgated thereunder, in each case through the date of this Agreement; and (z) to any Governmental Authority include any successor to that Governmental Authority. The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Shares.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Shares shall be equal to $412,500,000 (the “Base Purchase Price”), plus (or, if a negative amount, minus the absolute value of) the Non-GFTC Final Working Capital Adjustment Amount, minus the GFTC Final Capital Adjustment Amount, if any, plus the GFTC Final Capital Payable Excess Amount, if any (the Base Purchase Price, as adjusted by Section 4.2, Section 4.4 and Section 4.5, the “Purchase Price”). The Purchase Price shall be paid pursuant to Article IV.

ARTICLE IV

THE CLOSING

4.1 Closing Date.

(a) Subject to the provisions in Section 7.9(e) relating to the timing of the Closing, the Closing shall occur on the first Business Day of the month following the month in which the conditions set forth in Article IX have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that if the date on which such conditions are satisfied or waived is less than two (2) Business Days prior to the first Business Day of such month, the Closing shall occur on the first Business Day of the next succeeding calendar month; provided further that notwithstanding the satisfaction or waiver of such conditions, none of Parent, Borrowers, Buyer or Seller shall be required to effect the Closing until the earlier of (i) the first Business Day of the month following the month in which the Marketing Period has been completed and (ii) the first Business Day of a month prior to the completion of the Marketing Period if specified by Parent on no less than two (2) Business Days’ written notice to the Seller (subject, in the case of clauses (i) and (ii), to the satisfaction or waiver of all such conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)); provided further that the Closing shall not occur prior to the earliest of (x) the Benefits Effective Date, (y) the Alternate Benefits Effective Date and (z) the date that is eight (8) months after the date of the Agreement. Notwithstanding anything in this Agreement to the contrary, the Closing shall occur on such other date or at such other time and place as shall be agreed upon by Parent and Seller.

(b) Seller may (in its sole discretion) waive the requirements in Section 4.1(a), 7.9(e) and 8.2(p) that the Closing must occur on the first Business Day of a month, but only by moving the Closing to the fifteenth (15th) day of the month, in which case the Closing shall occur on the fifteenth (15th) day of the month; provided that Seller shall only be permitted to move the Closing to the fifteenth (15th) day of the month if the fifteenth (15th) day of the month is at least two (2) Business Days after Seller has provided Parent written notice of such waiver (subject to completion of the Marketing Period or waiver of completion of the Marketing Period by Parent and the satisfaction or waiver of all such conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)).

(c) The Closing shall occur at 10:00am New York City time at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, or at such other time and place as shall be agreed upon by Parent and Seller. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

4.2 Payment on the Closing Date. At the Closing, Buyer shall pay to Seller an amount equal to the Base Purchase Price less the Seller Financing Amount, if any, by wire transfer of immediately available funds to the bank account or accounts specified by Seller not less than three (3) Business Days prior to the Closing Date. The part of the Purchase Price that is constituted by the Seller Financing Amount, if any, will be satisfied by execution, delivery and performance of the Seller Financing Agreement.

4.3 Closing Date Deliveries. At the Closing: (a) Seller shall deliver to Buyer, free and clear of any Encumbrances (other than Encumbrances created by Parent, Borrowers or Buyer and restrictions on transfer imposed by the Securities Act or any applicable state securities law), one or more certificates representing all the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer; (b) Seller and Parent shall deliver the certificates referred to in Sections 9.2(a), 9.2(b), 9.3(a) and 9.3(b), respectively; (c) Seller and Parent (or one or more of their respective Affiliates, as applicable) shall enter into the Transaction Documents; (d) Seller shall deliver to Parent a certificate, signed by Seller under penalties of perjury, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2) and confirms that such Seller is not a “foreign person” as defined in Section 1445 of the Code; and (e) if applicable, Seller or an Affiliate of Seller and Borrowers shall enter into the Seller Financing Agreement.

4.4 Working Capital and Capital Adjustments.

(a)

(i)	(A) If Non-GFTC Final Working Capital is less than $30,000,000 (“Non-GFTC Target Working Capital”), Seller shall be required to pay to Parent an amount equal to such deficiency within five (5) Business Days following the Closing Working Capital Finalization Date, and (B) if Non-GFTC Final Working Capital is greater than Non-GFTC Target Working Capital, Parent shall pay to Seller an amount equal to such excess within five (5) Business Days following the Closing Working Capital Finalization Date (such deficiency or excess, the “Non-GFTC Final Working Capital Adjustment Amount”). Any payment required to be made pursuant to this Section 4.4(a)(i) shall be made by wire transfer of immediately available funds to an account designated by the receiving party, shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the extent permitted by Requirements of Law, and shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the U.S. prime rate in effect on the Closing Date as reported in The Wall Street Journal.

(ii)	(A) If GFTC Final Capital is less than GFTC Target Capital, Seller shall be required to pay to Parent an amount equal to such deficiency within five (5) Business Days following the Closing Working Capital Finalization Date (such deficiency, the “GFTC Final Capital Adjustment Amount”). Any payment required to be made pursuant to this Section 4.4(a)(ii)(A) shall be made by wire transfer of immediately available funds to an account designated by Parent, shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the extent permitted by Requirements of Law, and shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the U.S. prime rate in effect on the Closing Date as reported in The Wall Street Journal.

(B) If GFTC Final Capital is greater than GFTC Target Capital (such excess amount, the “GFTC Final Capital Excess Amount”), Parent shall be obligated to use commercially reasonable efforts to cause the distribution of the maximum amount of the GFTC Final Capital Excess Amount as is permitted (subject to compliance with Requirements of Law) to Parent within twelve (12) months following the Closing Date in the form of a special dividend (which shall be separate, apart and unrelated to any dividends or distributions that GFTC may make in respect of its earnings or otherwise). Such portion of the GFTC Final Capital Excess Amount permitted to be so distributed on or prior to the date that is twelve (12) months following the Closing Date (the “GFTC Final Capital Payable Excess Amount”) shall be paid to Seller within five (5) Business Days following the distribution of such amount to Parent, which shall be done as soon as practicable in compliance with Requirements of Law. Any payment required to be made pursuant to this Section 4.4(a)(ii)(B) shall be made by wire transfer of immediately available funds to an account designated by the receiving Party and shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the extent permitted by Requirements of Law.

(b) As promptly as practicable, but in any event on or before seventy-five (75) days following the Closing Date, Parent shall prepare and deliver to Seller a detailed statement (the “Closing Working Capital Statement”) setting forth Parent’s computation of Non-GFTC Closing Working Capital and GFTC Closing Capital and shall include supporting schedules, working papers and all other relevant details to enable a review by Seller thereof. Seller shall reasonably assist Parent in the preparation of the Closing Working Capital Statement and shall provide Parent with reasonable access at all reasonable times to the personnel of Seller, if any, responsible for and knowledgeable about the Financial Statements, and to those portions of the work papers of Seller’s accountants applicable to the calculation of Non-GFTC Closing Working Capital and/or GFTC Closing Capital (subject to execution by Parent and/or its representatives, as applicable, of a customary hold-harmless agreement in form and substance reasonably acceptable to such accountants), it being understood and agreed that Seller may redact any information not applicable to the calculation of Non-GFTC Closing Working Capital or GFTC Closing Capital.

(c) After delivery of the Closing Working Capital Statement to Seller, Seller and/or its representatives shall be entitled to reasonable access during normal business hours to the relevant records and working papers of Parent, its Affiliates and their respective accountants (subject to execution by Seller and/or its representatives, as applicable, of a customary hold-harmless agreement in form and substance reasonably acceptable to such accountants) to aid in their review of the Closing Working Capital Statement. The Closing Working Capital Statement will be deemed to be accepted by and shall be conclusive for purposes of determining Closing Working Capital except to the extent, if any, that Seller shall have delivered, within thirty (30) days after the date on which the Closing Working Capital Statement is delivered to Seller, a written notice (a “Notice of Disagreement”) to Parent stating each line item to which Seller takes exception, specifying in reasonable detail the nature and extent of any such exception. If a change proposed by Seller in a Notice of Disagreement is disputed by Parent, then Parent and Seller shall negotiate in good faith to resolve such dispute. Any line item contained in the Closing Working Capital Statement that is not contained in a Notice of Disagreement or that is agreed to by the parties during a twenty (20) day consultation period following the date on which Seller delivers a Notice of Disagreement shall be deemed final and binding on the parties for purposes of this Section 4.4(c). If, after such twenty (20) day consultation period, any line item contained in a Notice of Disagreement remains in dispute, any such disputed line items shall be submitted by Seller and Parent to (i) an independent firm of public accountants of nationally recognized standing mutually selected by Parent and Seller (the “Accounting Firm”) or (ii) if Seller and Parent are unable to agree upon such a firm within ten (10) days after such twenty (20) day consultation period after a party chooses to submit such dispute to an independent accounting firm, then within an additional ten (10) Business Days, Seller and Parent shall each select one such firm and those two firms shall select a third such firm, in which event “Accounting Firm” shall mean such third firm; provided that in each case such firm has agreed to follow the dispute resolution process set forth in this Section 4.4(c). In any such submission, the amount proposed by Parent with respect to any disputed line item shall not be more favorable to Parent than the amount proposed by Parent in the Closing Working Capital Statement, and the amount proposed by Seller shall not be more favorable to Seller than the amount proposed by Seller in the Notice of Disagreement, in each case, other than as may be necessary to correct manifest arithmetic errors. Within thirty (30) days after submission to the Accounting Firm, the Accounting Firm, acting as an expert and not as an arbitrator, shall evaluate the line items that remain in dispute as set forth in the Notice of Disagreement and shall make a final determination in writing of the appropriate amount with respect to each such disputed line item with respect to the Closing Working Capital Statement, which shall in no event be for an amount that is outside the range of the position submitted by Seller or the position submitted by Parent pursuant to this Section 4.4(c). The decision of the Accounting Firm, in the absence of manifest error, shall be final and binding and shall be in accordance with the provisions of this Section 4.4. Each of Parent and Seller shall use its reasonable best efforts to furnish the Accounting Firm with such work papers and other documents and information pertaining to the disputed line items as the Accounting Firm may reasonably request. All the fees and expenses of the Accounting Firm shall be borne by Seller and Parent in the same proportion that the aggregate amount of the disputed line items submitted to the Accounting Firm that are resolved against Seller and Parent, respectively (as finally determined by the Accounting Firm), bears to the total amount of line items submitted to the Accounting Firm. For the purpose of this final determination, no change shall be made with respect to the accounting records of the Company or the Subsidiaries on which the Non-GFTC Final Working Capital and GFTC Final Capital is to be based that would prevent, obstruct or otherwise affect the procedures set forth in this Section 4.4.

(d) For purposes of this Section 4.4, “Closing Working Capital Finalization Date” means the date which is thirty (30) days after the date on which the Closing Working Capital Statement is delivered by Parent to Seller; provided, however, that if Seller delivers a Notice of Disagreement within such 30-day period, and if any change to the Closing Working Capital Statement is agreed to by Seller and Parent in accordance with this Section 4.4, then the date on which Seller and Parent agree in writing to all outstanding disputed line items set forth in the Notice of Disagreement shall be the Closing Working Capital Finalization Date; provided, further, that if Seller and Parent cannot agree upon any line item contained in the Notice of Disagreement, including the Non-GFTC Final Working Capital Adjustment Amount and the GFTC Final Capital Adjustment Amount, then the date on which the Accounting Firm delivers its decision with respect to such dispute in accordance with this Section 4.4 shall be the Closing Working Capital Statement Finalization Date.

4.5 Seed Capital Adjustment.

(a) If the Final Seed Capital Amount is less than $10,000,000 (such deficiency, the “Final Seed Capital Adjustment Amount”), Seller shall be required to pay to Parent an amount equal to Final Seed Capital Adjustment Amount within five (5) Business Days following the Closing Seed Capital Finalization Date. Any payment required to be made pursuant to this Section 4.5(a) shall be made by wire transfer of immediately available funds to an account designated by Parent, shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the extent permitted by Requirements of Law, and shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the U.S. prime rate in effect on the Closing Date as reported in The Wall Street Journal.

(b) If the Final Seed Capital Amount is greater than $10,000,000 (such excess amount, the “Final Seed Capital Excess Amount”), Parent shall be required to pay to Seller an amount equal to the Final Seed Capital Excess Amount as soon as practicable following the Closing Seed Capital Finalization Date. Any payment required to be made pursuant to this
Section 4.5(b) shall be made by wire transfer of immediately available funds to an account designated by the receiving Party and shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the extent permitted by Requirements of Law.

(c) As promptly as practicable, but in any event on or before seventy-five (75) days following the Closing Date, Parent shall prepare and deliver to Seller a detailed statement (the “Closing Seed Capital Statement”) setting forth Parent’s computation of Seed Capital Amount and shall include supporting schedules, working papers and all other relevant details to enable a review by Seller thereof. Seller shall reasonably assist Parent in the preparation of the Closing Seed Capital Statement and shall provide Parent with reasonable access at all reasonable times to the personnel of Seller, if any, responsible for and knowledgeable about the Seed Capital, and to those portions of the work papers of Seller’s accountants applicable to the calculation of Seed Capital Amount (subject to execution by Parent and/or its representatives, as applicable, of a customary hold-harmless agreement in form and substance reasonably acceptable to such accountants), it being understood and agreed that Seller may redact any information not applicable to the calculation of Seed Capital Amount.

(d) After delivery of the Closing Seed Capital Statement to Seller, Seller and/or its representatives shall be entitled to reasonable access during normal business hours to the relevant records and working papers of Parent, its Affiliates and their respective accountants (subject to execution by Seller and/or its representatives, as applicable, of a customary hold-harmless agreement in form and substance reasonably acceptable to such accountants) to aid in their review of the Closing Seed Capital Statement. The Closing Seed Capital Statement will be deemed to be accepted by and shall be conclusive for purposes of determining Seed Capital Amount except to the extent, if any, that Seller shall have delivered, within thirty (30) days after the date on which the Closing Seed Capital Statement is delivered to Seller, a Notice of Disagreement to Parent stating each line item to which Seller takes exception, specifying in reasonable detail the nature and extent of any such exception. If a change proposed by Seller in a Notice of Disagreement is disputed by Parent, then Parent and Seller shall negotiate in good faith to resolve such dispute. Any line item contained in the Closing Seed Capital Statement that is not contained in a Notice of Disagreement or that is agreed to by the parties during a twenty (20) day consultation period following the date on which Seller delivers a Notice of Disagreement shall be deemed final and binding on the parties for purposes of this Section 4.5(d). If, after such twenty (20) day consultation period, any line item contained in a Notice of Disagreement remains in dispute, any such disputed line items shall be submitted by Seller and Parent to (i) the Accounting Firm or (ii) if Seller and Parent are unable to agree upon such a firm within ten (10) days after such twenty (20) day consultation period after a party chooses to submit such dispute to an independent accounting firm, then within an additional ten (10) Business Days, Seller and Parent shall each select one such firm and those two firms shall select a third such firm, in which event “Accounting Firm” shall mean such third firm; provided that in each case such firm has agreed to follow the dispute resolution process set forth in this Section 4.5(d). In any such submission, the amount proposed by Parent with respect to any disputed line item shall not be more favorable to Parent than the amount proposed by Parent in the Closing Seed Capital Statement, and the amount proposed by Seller shall not be more favorable to Seller than the amount proposed by Seller in the Notice of Disagreement, in each case, other than as may be necessary to correct manifest arithmetic errors. Within thirty (30) days after submission to the Accounting Firm, the Accounting Firm, acting as an expert and not as an arbitrator, shall evaluate the line items that remain in dispute as set forth in the Notice of Disagreement and shall make a final determination in writing of the appropriate amount with respect to each such disputed line item with respect to the Closing Seed Capital Statement, which shall in no event be for an amount that is outside the range of the position submitted by Seller or the position submitted by Parent pursuant to this Section 4.5(d). The decision of the Accounting Firm, in the absence of manifest error, shall be final and binding and shall be in accordance with the provisions of this Section 4.5. Each of Parent and Seller shall use its reasonable best efforts to furnish the Accounting Firm with such work papers and other documents and information pertaining to the disputed line items as the Accounting Firm may reasonably request. All the fees and expenses of the Accounting Firm shall be borne by Seller and Parent in the same proportion that the aggregate amount of the disputed line items submitted to the Accounting Firm that are resolved against Seller and Parent, respectively (as finally determined by the Accounting Firm), bears to the total amount of line items submitted to the Accounting Firm. For the purpose of this final determination, no change shall be made with respect to the accounting records of the Company or the Subsidiaries on which the Final Seed Capital Amount is to be based that would prevent, obstruct or otherwise affect the procedures set forth in this Section 4.5.

(e) For purposes of this Section 4.5, “Closing Seed Capital Finalization Date” means the date which is thirty (30) days after the date on which the Closing Seed Capital Statement is delivered by Parent to Seller; provided, however, that if Seller delivers a Notice of Disagreement within such 30-day period, and if any change to the Closing Seed Capital Statement is agreed to by Seller and Parent in accordance with this Section 4.5, then the date on which Seller and Parent agree in writing to all outstanding disputed line items set forth in the Notice of Disagreement shall be the Closing Seed Capital Finalization Date; provided, further, that if Seller and Parent cannot agree upon any line item contained in the Notice of Disagreement, including the Final Seed Capital Adjustment Amount or the Final Seed Capital Excess Amount, then the date on which the Accounting Firm delivers its decision with respect to such dispute in accordance with this Section 4.5 shall be the Closing Seed Capital Statement Finalization Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Contemporaneously with the execution of this Agreement, Seller has delivered to Parent a schedule (the “Seller Disclosure Schedule”) setting forth, in correspondingly numbered sections, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations and warranties contained in this Article V or to one or more of the covenants contained in this Agreement. Information disclosed in any single section of the Seller Disclosure Schedule shall be deemed to be included in any other section where such disclosure would reasonably appear on its face to be an applicable disclosure or qualification thereunder, whether or not repeated or cross-referenced under such section. The mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation and warranty or covenant shall not be deemed an admission by Seller that such item has had, or would have, a Material Adverse Effect or that such item is material. Subject to the foregoing, Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that by their terms speak only as of the date of this Agreement or some other date):

5.1 Organization; Standing. Seller, the Company and each of the Subsidiaries have been duly formed and are validly existing and in good standing under the laws of the respective jurisdictions of their incorporation or formation. Seller, the Company and each of the Subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller, the Company and each of the Subsidiaries have full corporate (or other organizational) power and authority to own or lease and operate their respective assets and to carry on their respective businesses in the manner in which they were conducted immediately prior to the date of this Agreement.

5.2 Capital Structure of the Company and the Subsidiaries. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding. The authorized and issued capital stock or membership interests, as the case may be, of each of the Subsidiaries is as set forth in Seller Schedule 5.2. All the outstanding shares of capital stock or other ownership interests of the Company and each of the Subsidiaries are validly issued, fully paid and nonassessable (if applicable) and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. All shares of capital stock or ownership interests: (a) of the Company are owned by Seller; (b) of A Holdings and C Capital are owned by the Company; (c) of the A Subsidiaries other than A Holdings are owned by A Holdings; (d) of the G Subsidiaries other than C Capital, Q Consulting and C—H Investment are owned by C Capital; (e) of Q Consulting are owned by GFWM; (f) of C—H Investment are owned by C Financial Advisers; and (g) of A Investments are owned by A Holdings, in each case, free and clear of all Encumbrances (other than restrictions on transfer imposed by the Securities Act or any applicable state securities law). Except for this Agreement, there are no agreements, arrangements, options, warrants, rights or commitments of any character relating to the issuance, sale, purchase, registration or redemption of any shares of capital stock of, or other ownership interests in, the Company or any of the Subsidiaries. Seller owns, beneficially and of record, the Shares, free and clear of any Encumbrance (other than restrictions on transfer imposed by the Securities Act or any applicable state securities law). Upon delivery and payment for such Shares so owned by Seller at the Closing, Buyer will acquire good and valid title to all of such Shares, free and clear of any Encumbrance (other than Encumbrances created by Parent, Borrowers or Buyer and restrictions on transfer imposed by the Securities Act or any applicable state securities law).

5.3 Subsidiaries and Investments. Neither the Company nor any Subsidiary owns, directly or indirectly, or has the right to acquire, any capital stock of, or other ownership interest in, any entity or enterprise other than the Subsidiaries, except for investment assets owned or held in the ordinary course of business.

5.4 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby. Seller has taken all corporate and other action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement and each Transaction Document to which it is a party, and no further corporate, shareholder or other action or proceeding on the part of Seller is necessary to authorize this Agreement and each Transaction Document to which it is a party or consummate the transactions contemplated hereby or thereby. This Agreement and each Transaction Document to which Seller is a party has been (or, when executed and delivered, will be) duly executed and delivered by Seller and is (or, when executed and delivered, will constitute) a valid and legally binding agreement and obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Requirements of Law of general application relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

5.5 No Conflict. Neither the execution and delivery by Seller of this Agreement or of any of the Transaction Documents, nor the consummation by Seller of any of the transactions contemplated hereby or thereby, nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will:

(a) assuming that all necessary consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained, all filings and notifications described in Seller Schedule 5.5 have been made and any applicable waiting period under the HSR Act has expired or been terminated, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon Seller, any of the Shares or any of the assets of Seller, the Company or any Subsidiary, under (i) the Constituent Documents of Seller, the Company or any Subsidiary, (ii) any of the Material Contracts, (iii) any note, instrument, mortgage, lease, franchise or other financial obligation to which Seller is a party or by which Seller is bound, (iv) any Governmental Order to which Seller, the Company or any Subsidiary is a party or by which Seller, the Company or any Subsidiary is bound or (v) any Requirements of Law affecting Seller, the Company or any Subsidiary, other than, in the case of clauses (ii), (iii), (iv) and (v) above, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to prevent the consummation of any of the transactions contemplated hereby; or

(b) require the approval, consent, authorization or act of, or the making by Seller, any of its Affiliates party to a Transaction Document, the Company or any Subsidiary of any declaration, filing or registration with, any Governmental Authority except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) as set forth in Seller Schedule 5.5, (iii) such filings as may be required in connection with the Taxes described in Section 8.1(a)(vii) and (iv) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to prevent the consummation of any of the transactions contemplated hereby.

5.6 Financial Statements; Absence of Undisclosed Liabilities.

(a) Attached hereto as Seller Schedule 5.6 are complete and correct copies of (i) the audited (to the extent, and subject to the assumptions, described therein) combined, consolidated financial statements of the Company and A Investments for the nine (9) months ended September 30, 2012 and the fiscal year ended December 31, 2011, (ii) the audited (to the extent described therein) financial statements of A Investments, A Futures, A Solutions and GFTC for the fiscal year ended December 31, 2010 and 2011 and (iii) the unaudited combined, consolidated financial statements of the Company and A Investments for the three months ended December 31, 2012 (together with clauses (i) and (ii), the “Financial Statements”).

(b) The Financial Statements have been prepared on the basis of information derived from the books and records of the applicable Subsidiaries which are maintained in the ordinary course of business and which are reliable, complete and accurate. Each of the balance sheets or statements of financial condition included in the Financial Statements fairly presents in all material respects the financial position of the relevant Company or Subsidiary as of its date to the extent set forth therein, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements included in the Financial Statements fairly presents in all material respects the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the relevant Company or Subsidiary for the periods set forth therein to the extent set forth therein, in each case in all material respects in conformity with GAAP consistently applied throughout the period indicated, except in the case of unaudited Financial Statements, for the absence of footnotes; provided, however, that no representation is made with respect to the allocation of indirect expenses to the Company and the Subsidiaries other than the representation and warranty of Seller that such allocation has been made in good faith. The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurances that all transactions are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP. Neither the Company nor any Subsidiary nor, to the Knowledge of Seller, any auditor, accountant or representative thereof has received any unresolved material written complaint, allegation or assertion of a problem or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective accounting controls.

(c) Except (i) as set forth in the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012 (none of which is a Liability or obligation for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability), and (iii) for Liabilities otherwise disclosed pursuant to this Agreement, neither the Company nor any Subsidiary has any Liabilities, other than Liabilities for Taxes, which are of a nature that would be required to be disclosed or reflected in consolidated financial statements of the Company and the Subsidiaries prepared under GAAP.

5.7 Operations Since September 30, 2012. From September 30, 2012:

(a) to the date of this Agreement, the Company and the Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice;

(b) there has not been any event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) to the date of this Agreement, the Company and the Subsidiaries have not taken any action that, if taken during the period from the date hereof through the Closing, would constitute a breach of Section 7.4(b).

5.8 Taxes. (a) The Company and each Subsidiary have filed or have had filed on their behalf all income and other material Tax Returns required to have been filed on or before the date of this Agreement and all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (b) all Taxes that were due and payable by the Company and each Subsidiary have been timely paid; (c) neither the Company nor any Subsidiary has waived any statute of limitations in respect of income Taxes of the Company or such Subsidiary which waiver is currently in effect; (d) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; (e) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full or otherwise resolved; (f) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens constituting Permitted Encumbrances; (g) all Taxes which the Company or any Subsidiary is required by any Requirements of Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority or have been accrued, reserved against and entered on the books of the Company or Subsidiary; (h) no claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of Seller is any such assertion threatened; (i) (i) other than extensions applied for in the ordinary course of business, there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, (ii) neither the Company nor any Subsidiary is a party to any agreement that will be in effect after the Closing, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters and (iii) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any Subsidiary; (j) neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (k) the Company and each Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (l) neither the Company nor any Subsidiary has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b); (m) neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code or (vi) prepaid amount received on or prior to the Closing Date; (n) no power of attorney has been granted by or with respect to the Company or any Subsidiary with respect to any matter relating to Taxes that will be effective after the Closing Date; and (o) neither an entity classification election nor any change in entity classification has been made with respect to the Company or any Subsidiary for U.S. federal income Tax purposes under Treasury Regulations Section 301.7701-3. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.8 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 8.1(a)(i)(D). Other than Sections 5.15(e), 5.15(f) and 5.18, the representations and warranties set forth in this Section 5.8 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

5.9 Governmental Permits; Registrations.

(a) The Company and the Subsidiaries own, hold or possess all licenses, approvals, registrations and other authorizations from a Governmental Authority that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct their business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess them would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Subsidiaries have complied in all material respects with all terms and conditions of the Governmental Permits. All Governmental Permits are in full force and effect and, to the Knowledge of Seller, no suspension or cancellation of any of them is threatened.

(b) Each of the Company and its Subsidiaries and, to the Knowledge of Seller, each of their respective officers and employees who are required to be registered, licensed, qualified or listed, as applicable, as an investment adviser, broker or dealer, introducing broker, futures commission merchant, commodity trading adviser, commodity pool operator, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person or sales person (or in a similar capacity) with the SEC, CFTC or any Self-Regulatory Organization are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Requirements of Law, except in each case for any failures to be so registered, licensed or qualified that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries and, to the Knowledge of Seller, each of their respective officers and employees who are required to be registered, licensed or qualified as an investment adviser, broker or dealer, introducing broker, commodity trading adviser, commodity pool operator, transfer agent, registered representative, registered principal, or sales person (or in a similar capacity) with the SEC, CFTC or any Self-Regulatory Organization are in compliance in all material respects with all applicable Requirements of Law requiring any such registration, licensing or qualification.

(c) None of A Advisors, APM, GFWM, any officer, directors or employee thereof, or, to the Knowledge of Seller, any “affiliated person” (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and none of A Advisors, APM and GFWM, nor, to the Knowledge of Seller, any person “associated” (as defined in the Investment Advisers Act) therewith who is required to be qualified, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; in each case, except for any such disqualification (x) that would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, or (y) with respect to which Seller or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Authority; nor is there any proceeding or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Authority or Self-Regulatory Organization that would result in any such disqualification, except for any such disqualifications that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(d) A Investments is not, and, to the Knowledge of Seller, no “person associated with” A Investments (as defined in the Exchange Act) or “associated person” of A Investments (as defined in the FINRA By-Laws) is, (i) ineligible to serve as a broker-dealer or associated person of a broker-dealer under Section 15(b) or 15(c) of the Exchange Act, (ii) subject to “statutory disqualification” (as defined in the Exchange Act) or (iii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of A Investments as a broker-dealer, nor is there any proceeding or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Authority, which would become the basis for any such ineligibility or disqualification.

(e) A Investments (i) is, and since January 1, 2009 has been, duly registered as a broker-dealer with the SEC and admitted to membership in FINRA, (ii) is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof, and (iii) is a member in good standing with FINRA and in compliance in all material respects with all applicable rules and regulations of FINRA.

(f) None of GFWM, APM, A Solutions, A Futures, and A Advisors, nor to the Knowledge of Seller, any “associated person” (as defined in the Commodity Exchange Act (“CEA”) and CFTC rules) thereof who is required to be registered with the CFTC, is disqualified from registration pursuant to either Section 8a(2) or 8a(3) of the CEA, in each case, except for any such disqualification (i) that would not reasonably be expected to be material to such entity or (ii) with respect to which Seller or another relevant Person has received a waiver, exemption or other relief from the CFTC, a relevant Self-Regulatory Organization or another relevant Governmental Authority; nor is there any proceeding or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Authority or Self-Regulatory Organization that would result in any such disqualification, except for any such disqualifications that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

5.10 Real Property. Neither the Company nor any Subsidiary owns any parcel of real property or any option to acquire any real property. Seller Schedule 5.10 contains a true, correct and complete list of each lease, sublease, license for space or similar occupancy agreement, together with any amendments thereto (the “Real Property Leases”), under which the Company or any of the Subsidiaries is lessee, sublessee, licensee of, or holds, occupies or operates, any real property owned by any Person (the “Leased Real Property”). Each of the Real Property Leases constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, or except as would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Material Adverse Effect. As of the date hereof, (i) each of the Real Property Leases is in full force and effect, (ii) the Company or one of the Subsidiaries holds a valid leasehold interest in the subject Leased Real Property and (iii) there is no violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or any of its Subsidiaries or, to the Knowledge of Seller, by any counterparty to a Real Property Lease, under any of the Real Property Leases except for such violations or defaults that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

5.11 Personal Property Leases. Seller Schedule 5.11 contains, as of the date of this Agreement, a list of each lease or other agreement or right under which the Company or any of the Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by any third Person, except those which are terminable by the Company or such Subsidiary without penalty on 90 days’ or less notice or which provide for annual rental payments of less than $100,000.

5.12 Intellectual Property.

(a) The Company or one of its Subsidiaries owns all material Company Intellectual Property.

(b) To the Knowledge of Seller, neither the Company Intellectual Property nor the operation of the businesses of the Company or any Subsidiary as conducted on the date of this Agreement infringes upon, misappropriates or otherwise violates the Intellectual Property of any third Person.

(c) To the Knowledge of Seller, no third Person is infringing, misappropriating or otherwise violating in any material respect upon any Company Intellectual Property.

(d) Neither the Company nor the Subsidiaries has received any written claim or notice that remains unresolved from any third Person within the two (2) years ending on the date of this Agreement, and, as of the date of this Agreement, there are no infringement suits, actions or proceedings pending or, to the Knowledge of Seller, threatened against the Company or the Subsidiaries, alleging that the operation of the Company’s or the Subsidiaries’ respective businesses infringes upon, misappropriates or otherwise violates any Intellectual Property of any third Person or challenging the Company’s or any Subsidiary’s ownership of any Company Intellectual Property, or the validity or enforceability of any Registered IP.

(e) Seller Schedule 5.12(e) sets forth a true and complete list of all Registered IP as of the date of this Agreement. All Registered IP is subsisting and, to the Knowledge of Seller, valid and enforceable.

(f) The Company has taken commercially reasonable measures to protect the confidentiality of the Trade Secrets included within the Company Intellectual Property. The Company and the Subsidiaries maintain reasonable and appropriate security and data privacy procedures intended to safeguard such Trade Secrets.

(g) Seller Schedule 5.12(g) sets forth a true and complete list of all material license agreements under which the Company and its Subsidiaries license Intellectual Property from any third Person, other than license agreements (i) for commercially available, non-custom software or (ii) appurtenant to the purchase or lease to tangible property or the provision of services.

(h) Seller Schedule 5.12(h) sets forth a true and complete list of all material license agreements under which the Company or any of its Subsidiaries licenses Intellectual Property to any third Person, other than (i) non-exclusive licenses entered in the ordinary course of business consistent with past practice and (ii) agreements listed under any of Seller Schedules 5.16, 5.20, or 5.22.

(i) Seller Schedule 5.12(i) sets forth all material computer software programs owned or purported to be owned by the Company or any of its Subsidiaries (“Proprietary Software”). To the Knowledge of Seller, none of the Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that requires or conditions the distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software.

(j) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made by Seller in this Section 5.12, Section 5.17 and the last two sentences of Section 5.13 are the sole and exclusive representations and warranties made regarding Intellectual Property or Company Intellectual Property.

5.13 Title to Tangible Property; Sufficiency of Assets. Other than with respect to real property, which is the subject of Section 5.10, and Intellectual Property, which is the subject of Section 5.12: (a) the Company and the Subsidiaries have good and marketable title to their respective properties and material assets and have good title to all their respective leasehold interests, in each case free and clear of any Encumbrances, except for Permitted Encumbrances, and such assets and properties are in such operating condition and repair as is suitable for their current respective uses, except (i) for ordinary wear and tear, and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; and (b) with respect to the property and assets they lease, the Company and the Subsidiaries are in compliance in all material respects with such leases and hold a valid leasehold interest, except for those failures to comply that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole. The properties, assets, interests in properties and rights owned, leased, licensed or otherwise held by the Company or a Subsidiary, along with the services and rights provided under the Transition Services Agreement and the Transitional Trademark License Agreement, constitute all the properties, assets, interests in properties and rights necessary to permit the Company and the Subsidiaries to carry on their respective businesses as of immediately after the Closing in all material respects as carried on as of immediately prior to the Closing. For the avoidance of doubt, nothing in the foregoing sentence shall be construed as or deemed to be a representation or warranty regarding the non-infringement, misappropriation or other violation of the Intellectual Property of any third Person.

5.14 Compliance with Laws; Litigation or Regulatory Action.

(a) The Company and the Subsidiaries have complied in all material respects and are in material compliance with all applicable Requirements of Law and Governmental Orders.

(b) Each of the Subsidiaries:

(i)	to the Knowledge of Seller, is not subject to any pending investigation or investigation threatened in writing, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against it or any of its equity holders, officers, directors or employees; and

(ii)	since January 1, 2010, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Requirements of Law, regulation or rule, with any applicable Governmental Authority or Self-Regulatory Organization (the “Reports”) and, as of their respective dates, the Reports complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority or Self-Regulatory Organization with which they were filed.

(c) As of the date of this Agreement, there are no, and during the past three (3) years there have been no, actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Knowledge of Seller, threatened against or instituted by the Company or any of the Subsidiaries.

(d) As of the Closing Date, there are no material actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Knowledge of Seller, threatened against or instituted by the Company or any of the Subsidiaries.

(e) There is no action, suit, proceeding, order, judgment, decree or investigation pending or, to the Knowledge of Seller, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Transaction Documents.

None of the representations and warranties contained in Section 5.14(a), Section 5.14(b) or Section 5.14(c) shall be deemed to relate to Tax matters (which are governed by Section 5.8), Employee Benefits Matters (which are governed by Section 5.18) or environmental matters (which are governed by Section 5.19) and Labor Matters (which are governed by Section 5.20).

5.15 Investment Services.

(a) Sponsored Funds.

(i)

The only issuers registered under the Investment Company Act that have series to which GFWM or A Advisors serves as investment adviser (disregarding any sub-adviser) are: (A) GPS Funds I, a Delaware statutory trust; (B) GPS Funds II, a Delaware statutory trust; (C) G Financial Asset Management Funds, a Delaware statutory trust (each issuer listed in clauses (A), (B) and (C) collectively, the “G Sponsored Trusts”); and (D) the Northern Lights Fund Trust, a Delaware statutory trust (the “Northern Lights Fund Trust”). The only series of each of the

G Sponsored Trusts and the Northern Lights Fund Trust to which GFWM or A Advisors serves as investment adviser (disregarding any sub-adviser) are those set forth on Seller Schedule 5.15(a)(i) (collectively, the “Sponsored Funds”).

(ii)	The correspondingly labeled subsections of Seller Schedule 5.15(a)(ii) contain correct and complete listings, in all material respects, as of February 28, 2013 or March 1, 2013, as applicable, of (A) each Sponsored Fund, (B) the amount of Covered Assets of each Sponsored Fund and (C) a schedule of investment management fees or other revenue attributable to each Sponsored Fund.

(iii)	Each of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, is duly organized and existing in good standing under applicable Requirements of Law of the jurisdiction under which it is organized and has the requisite corporate, trust or partnership power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect with respect to the Sponsored Funds. Except as set forth on
Seller Schedule 5.15(a)(iii), no Sponsored Fund has any subsidiaries. Seller has provided to Buyer true and complete copies of all the Constituent Documents of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, and each contract pursuant to which GFWM or A Advisors renders investment advisory, management, administration or any other services to a Sponsored Fund (a “Sponsored Fund Investment Advisory Contract”), and all such documents are in full force and effect.

(iv)	Each of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, is in material compliance with all applicable Requirements of Law.

(v)	Each Sponsored Fund has been operated in all material respects in compliance with its respective objectives, policies and restrictions, including those set forth in the applicable prospectus and registration statement, if any, for such Sponsored Fund.

(vi)

Seller has provided to Parent true and complete copies of the most recent audited financial statements for each Sponsored Fund (as of the date of this Agreement) and any interim unaudited financial statements for each Sponsored Fund for any period thereafter (the “Fund Financial Statements”). Each of the statements of net assets contained in the Fund Financial Statements (including the related notes and schedules thereto, as applicable) fairly presents in all material respects the financial position of each of the Sponsored Funds as of such statement’s date, and each of the statements of results of operations and changes in net assets contained therein (including any related notes and schedules thereto, as applicable) fairly presents in all material respects the results of operations and changes in net assets, as the case may be, of each of the Sponsored Funds for the periods to which they relate, in each case in accordance with GAAP, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(vii)	Each of the G Sponsored Trusts and, to the Knowledge of Seller, each of the Sponsored Funds that are series of the Northern Lights Fund Trust, has issued its shares or interests pursuant to an effective registration statement under the Securities Act. The offering and sale of interests in the Sponsored Funds that are series of the G Sponsored Trusts and, to the Knowledge of Seller, the Sponsored Funds that are series of the Northern Lights Fund Trust, complied with all applicable Requirements of Law, and each of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, is duly registered under the Investment Company Act.

(viii)	Each of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, has timely filed all prospectuses, statements of additional information, registration statements, proxy statements, financial statements and any other material forms, reports, advertisements and documents required to be filed under applicable Requirements of Law with any applicable Governmental Authority or any Self-Regulatory Organization (the “Fund Reports”). As of their respective dates, the Fund Reports of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, and any supplemental advertising and marketing materials relating to a Sponsored Fund prepared by the Company or the Subsidiaries (A) had been prepared in all material respects in accordance with all applicable Requirements of Law, and (B) did not, at the time they were filed (if required to be filed) and during the time of their effectiveness, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading, and were, in the event of any subsequent material misstatements or omissions, promptly amended or supplemented to correct any such misstatement or omission.

(ix)

Each of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act, and all such policies and procedures comply in all material respects with applicable Requirements of Law. Since January 1, 2010, there have been no Material Compliance Matters, as such term is defined in
Rule 38a-1(e)(2)

under the Investment Company Act in respect of a Sponsored Fund, other than such violations (i) as have been duly reported to the board of trustees of the applicable Sponsored Fund (each, a “Fund Board”) and satisfactorily resolved or are in the process of being remedied or (ii) that would not be material.

(x)	All payments made with respect to any Sponsored Fund that is a series of a G Sponsored Trust and, to the Knowledge of Seller, any Sponsored Fund that is a series of the Northern Lights Fund Trust, relating to the distribution of their shares (other than payments that are not required by applicable Requirements of Law to be paid pursuant to a distribution plan adopted by a Sponsored Fund in accordance with Rule 12b-1 under the Investment Company Act (“12b-1 Plan”)) have been made in compliance in all material respects with any related 12b-1 Plan adopted by such Sponsored Funds, and such payments and the operation of each such 12b-1 Plan complies in all material respects with Rule 12b-1 under the Investment Company Act and other applicable Requirements of Law.

(xi)	Each existing Sponsored Fund Investment Advisory Contract has been duly approved and, if applicable, continued and is in compliance in all material respects with the Investment Company Act. Each Sponsored Fund Investment Advisory Contract is in compliance with the Investment Advisers Act and applicable Requirements of Law, and since January 1, 2010 (or its inception, if later), has been performed by GFWM or A Advisors, as applicable, in accordance with its terms and applicable Requirements of Law, in each case, in all material respects.

(xii)	Each Fund Board of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, has been established and operated in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies the fund governance standards defined in Rule 0-1 under the Investment Company Act, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xiii)	Each of the G Sponsored Trusts and, to the Knowledge of Seller, the Northern Lights Fund Trust, has in full force and effect in all material respects such insurance as required by the Investment Company Act and has in full force and effect in all material respects directors’ and officers’ and errors and omissions insurance policies. All premiums that are due and payable under such policies have been paid.

(b) Businesses of the G Subsidiaries.

(i)

The correspondingly labeled subsections of Seller Schedule 5.15(b)(i) contain (A) a correct and complete listing of each investment adviser or broker-dealer to which a G Subsidiary provides Investment Services related to managed account or practice management solutions pursuant to a written agreement, which in turn provides Investment Services to its respective clients (an “Advisor”), as of the date of this Agreement, (B) a correct and complete listing, in all material respects, of the amount of Covered Assets of each such Advisor as of February 28, 2013 and (C) a correct and complete schedule of fees paid to a G Subsidiary by each such Advisor from February 28, 2012 through February 28, 2013. As of the date of this Agreement, no material Advisor has given written notice to a G Subsidiary of its intention to terminate or materially reduce its relationship with the G Subsidiary or to adjust the fee schedule with respect to any arrangement relating to the provision of Investment Services by the G Subsidiary to the Advisor in a manner that would reduce the fee payable under such arrangement in any material respect.

(ii)	The correspondingly labeled subsections of Seller Schedule 5.15(b)(ii) contain (A) a correct and complete listing of each client, other than a Sponsored Fund or an Advisor, to which a G Subsidiary provides Investment Services (including managed account or related services) pursuant to a written agreement between the G Subsidiary and such client (a “GFWM Direct Client”) as of the date of this Agreement, (B) a correct and complete listing, in all material respects, of the amount of Covered Assets of each such GFWM Direct Client as of February 28, 2013 and (C) a correct and complete schedule of investment management fees paid to a G Subsidiary by each such GFWM Direct Client from February 28, 2012 through February 28, 2013. As of the date of this Agreement, no material GFWM Direct Client has given written notice to a G Subsidiary of its intention to terminate or materially reduce its relationship with the G Subsidiary or to adjust the fee schedule with respect to any arrangement relating to the provision of Investment Services by the G Subsidiary to the GFWM Direct Client in a manner that would reduce the fee payable under such arrangement in any material respect.

(c) Businesses of the A Subsidiaries.

(i)	The correspondingly labeled subsections of Seller Schedule 5.15(c)(i) identify: (A) each of the feeder funds for which an A Subsidiary serves as general partner, managing member or sponsor (the “A Feeder Funds”); (B) each of the master funds in which each of the A Feeder Funds invests; (C) the fee or allocation arrangements for each of the A Feeder Funds; and (D) the total estimated net Covered Assets for each of the A Feeder Funds as of March 1, 2013.

(ii)	The correspondingly labeled subsections of Seller Schedule 5.15(c)(ii) identify: (A) any funds other than the A Feeder Funds for which an A Subsidiary is the general partner, managing member or sponsor (the “A Futures Funds” and, together with the A Feeder Funds, the “A Funds”); (B) the fee or allocation arrangements for each of the A Futures Funds; and (C) the total estimated net Covered Assets for each of the A Futures Funds as of March 1, 2013.

(iii)	Seller Schedule 5.15(c)(iii) sets out each side letter or similar arrangement with any investor in an A Fund, and since January 1, 2010, each side letter or similar arrangement has been performed by the applicable A Subsidiary in accordance with its terms and applicable Requirements of Law, in each case, in all material respects.

(iv)	None of the offering memoranda used in connection with an offering of shares, units or interests of any A Fund, including any supplemental advertising and marketing materials prepared by the Company or an A Subsidiary related thereto, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading, and were, in the event of any subsequent materials misstatements or omissions, promptly amended or supplemented to correct any such misstatement or omission.

(v)	Seller has provided to Parent true and complete copies of the most recent audited financial statements for each A Fund (the “A Fund Financial Statements”). Each of the statements of net assets contained in the A Fund Financial Statements (including the related notes and schedules thereto, as applicable) fairly presents in all material respects the financial position of each of the A Funds as of such statement’s date, and each of the statements of results of operations and changes in net assets contained therein (including any related notes and schedules thereto, as applicable) fairly presents in all material respects the results of operations and changes in net assets, as the case may be, of each of the A Funds for the periods to which they relate, in each case in accordance with GAAP, except in each case as may be noted therein.

(vi)

The correspondingly labeled subsections of Seller Schedule 5.15(c)(vi) identify: (A) the holders (the “A Managed Account Clients”) of managed futures accounts (the “Managed Accounts”) held at each futures commission merchant (“FCM”) which were introduced to the FCM by A Solutions in its capacity as an introducing broker (“IB”); (B) the Managed Accounts of each A Managed Account Client that is an A Futures Fund and subject to a brokerage charge (the “Brokerage Charge”) payable directly to A Futures as described in each such A Futures Fund’s offering memorandum; (C) the third party commodity trading advisors (“Third Party CTAs”) that A Solutions has approved as being eligible for recommendation by A Solutions to its A Managed Account Clients each of which is registered with the CFTC as a commodity trading advisor or is properly exempt from registration as such; (D) the Third Party CTAs and/or IBs with which A Solutions has entered into a fee sharing arrangement (each, a “Fee Sharing CTA”) in relation to fees or other income earned by the Fee Sharing CTA that are attributable to A Managed Account Clients recommended or referred by A Solutions to the Fee Sharing CTA; (E) the A Managed Account Clients with which A Solutions has entered into “wrap fee” arrangements (“Wrap Fee Clients”) whereby A Solutions provides consulting and other services and receives a “wrap fee” charged to the Managed Account of the A Managed Account Client; (F) the total estimated net Covered Assets for each of the Managed Accounts, aggregated by each FCM as of March 1, 2013; (G) the estimated net Covered Assets for each of the Managed Accounts stated in (F) above attributable to A Solutions, as further separated, in each case, as to Covered Assets for which A Solutions receives (1) commission and interest income from an FCM in respect of the Managed Account, (2) fees attributable to Fee Sharing CTAs and (3) “wrap fees” charged to Wrap Fee Clients; (H) the average blended basis point payments on Covered Assets for the fees types referred to in (G)(2) and (G)(3); and (I) the estimated net Covered Assets for each of the Managed Accounts stated in (F) above attributable to A Futures, as further separated, in each case, as to Covered Assets for which A Futures receives (1) commission and interest income from an FCM in respect of the Managed Account and (2) the Brokerage Charge.

(vii)	The correspondingly labeled subsections of Seller Schedule 5.15(c)(vii) identify: (A) the third-party funds and pools for which A Investments is a selling agent (the “Third Party Funds”); (B) the fee or allocation arrangements for each of the Third Party Funds and the Covered Assets associated with each; and (C) the total estimated net Covered Assets for the sale of shares of the Third Party Funds as of March 1, 2013.

(d) Each of the following, and any subsequent renewal thereof, has been duly authorized, executed and delivered by the relevant Subsidiary in compliance with any applicable Requirements of Law and (assuming the valid authorization, execution and delivery by counterparties thereto) is a valid and binding agreement of the Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy and Equity Exceptions):

(i)	each Sponsored Fund Investment Advisory Contract;

(ii)	each written agreement pursuant to which a G Subsidiary renders Investment Services to an Advisor or GFWM Direct Client;

(iii)

(A) each limited partnership agreement, limited liability company agreement, or articles and memorandum of association, as applicable, and all respective amendments thereto, for each of the A Funds, (B) each limited partnership agreement, limited liability company agreement, or articles and memoranda of association, as applicable, and all respective amendments thereto, by which each of the A Feeder Funds invests in the master funds, (C) any other agreements (including any “side letter” agreements) between the A Feeder Funds and the master funds or counterparties of the master funds, (D) any selling agreements and arrangements for the distribution of interests or shares of the A Funds, (E) each advisory contract between the A Futures Funds and any commodities trading advisors or any other advisors to the A Futures Funds, (F) each custody agreement, transfer agent agreement, accounting services agreement and similar agreement by which any of the A Funds is bound or pursuant to which any such A Fund receives services, (G) each administrative service and similar agreement by which any of the A Funds is bound or pursuant to which any A Fund receives services and (H) any other agreements, contracts and commitments that are material to the business or operations of any of the A Funds (excluding any of the foregoing agreements, contracts, commitments, documents and other similar arrangements that relate to the purchase of specific portfolio investments by or for any A Futures Fund);

(iv)	(A) each introducing broker agreement between A Solutions and an FCM for which it introduces Managed Accounts in its capacity as an IB; (B) each agreement entered into between A Solutions and its Wrap Fee Clients in which the Wrap Fee Client authorizes payment by the FCM of the “wrap fee” from its Managed Account to A Solutions; and (C) each fee sharing arrangement between A Solutions and the Fee Sharing CTAs; (D) each introducing broker agreement between A Futures and an FCM for which it introduces Managed Accounts in its capacity as an IB; and (E) any other material agreements, contracts and commitments between A Solutions, Third Party CTAs and the A Managed Account Clients; and

(v)	(A) each selling agreement between A Investments and a Third Party Fund and (B) any other material agreements, contracts and commitments between A Investments and the Third Party Funds (excluding any of the foregoing agreements, contracts, commitments, documents and other similar arrangements that relate to the purchase of specific portfolio investments by or for any A Fund).

(e) To the extent the Company, any of the Subsidiaries, or any of their respective employees or directors (in their capacity as such) acts as a “fiduciary” with respect to “plan assets” of any “employee benefit plan” subject to Title I of ERISA or Section 4975 of the Code (other than plans maintained for employees of the Company and the Subsidiaries), each of the Company, the Subsidiaries, and their respective employees and directors (in their capacity as such) has complied, and currently complies, in all material respects with the requirements of Title I of ERISA and Section 4975 of the Code with respect to such plan assets, and has not itself engaged in, or caused an ERISA Client to engage in, any non-exempt prohibited transaction within the meaning of Title I of ERISA or Section 4975 of the Code.

(f)	To the Knowledge of Seller (but, with respect to the Sponsored Funds that are series of the Northern Lights Fund Trust, without inquiry):

(i)	Each Fund has filed or had filed on its behalf all income and other material Tax Returns required to have been filed on or before the date of this Agreement and all such Tax Returns were true, correct and complete in all material respects as of the time of such filing;

(ii)	All Taxes that were due and payable by each Fund have been timely paid;

(iii)	No Fund has waived any statute of limitations in respect of income Taxes, which waiver is currently in effect; and

(iv)	All Taxes that each Fund is required by any Requirements of Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority or have been accrued, reserved against and entered on the books of such Fund.

(v)	Each Sponsored Fund has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

5.16 Contracts. Except as set forth on Seller Schedule 5.16(a), as of the date of this Agreement, neither the Company nor any of the Subsidiaries is a party to, bound by any contract, agreement, commitment, arrangement or plan:

(a) for the purchase by the Company or such Subsidiary of goods, products or services, including Investment Services, from suppliers which the Company or such Subsidiary reasonably anticipates will involve the annual payment of more than $250,000 after the date of this Agreement;

(b) for the sale by the Company or such Subsidiary of any services, including Investment Services, or products of their business which involved payments to the Company or such Subsidiary in fiscal 2012 of more than $250,000;

(c) relating to the acquisition or disposition of any business or operations (whether by merger, sale of shares, sale of assets or otherwise) for which there are any outstanding obligations that are material to the Company and the Subsidiaries, taken as a whole;

(d) relating to the borrowing of money by the Company or any Subsidiary or the guarantee by the Company or any Subsidiary of any such obligation that is material to the Company and the Subsidiaries, taken as a whole (other than contracts pertaining to fully secured repurchase agreements, trade payables, deposits and other retail products and contracts relating to borrowings or guarantees made in the ordinary course of business);

(e) relating to any partnership, joint venture or other similar agreement or arrangement with any entity other than the Company or one of the Subsidiaries;

(f) (i) containing covenants that limit in a material manner the ability of the Company or any Subsidiary to compete in any line of business or with any Person, or that involve any restriction with respect to the geographic area in which, or the method by which, the Company or any Subsidiary may carry on its business (other than as may be required by Requirements of Law or any Governmental Authority), (ii) that requires Company or any Subsidiary to deal exclusively or on a “sole source” basis with another Person or (iii) that requires referrals of business or requires the Company or any Subsidiary to make available investment opportunities to any Person on a priority, equal or exclusive basis or contains most favored nations obligations or restrictions binding on the Company or its Subsidiaries;

(g) any contract with a Governmental Authority (other than routine or customary contracts with a Self-Regulatory Organization); or

(h) any other contract, agreement, commitment, arrangement or plan that is (i) not made in the ordinary course of business and (ii) material to the Company and its Subsidiaries, taken as a whole.

5.17 Status of Contracts. Each of the leases, contracts, licenses and other agreements listed in Seller Schedules 5.10, 5.11, 5.12, 5.16, 5.20 and 5.22 (collectively, the “Material Contracts”) is a valid and binding agreement of the Company or the Subsidiaries, as the case may be, and is in full force and effect. Neither the Company nor any of the Subsidiaries nor, to the Knowledge of Seller, any other party thereto, is in, or alleged to be in, breach or default under any of the Material Contracts, nor has any Person provided or received any written notice of any intention to terminate any Material Contract. To the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. Seller has made available to Parent a true and correct copy of each Material Contract (including all modifications and amendments thereto and waivers thereunder).

5.18 Employee Benefits Matters

(a) Seller has delivered or made available to Parent complete and correct copies of all: (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, and (ii) other compensation and benefits plans, policies, programs, arrangements and payroll practices, including each multiemployer plan within the meaning of Section 3(37) of ERISA, and each bonus, incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, vacation or other leave, change in control, retention, severance, collective bargaining, consulting, employee loan, fringe benefit, deferred compensation and other benefit plans, policies, programs, arrangements and payroll practices, in each case established or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates sponsors, maintains, contributes or is obligated to contribute, for the benefit of any Company Employee or under which the Company or any of the Subsidiaries has any current or potential Liability (such plans, collectively, the “Benefit Plans”). Seller Schedule 5.18(a) sets forth each Benefit Plan and separately designates each Benefit Plan that is sponsored, maintained, contributed to or is required to be contributed to, by the Company or any of the Subsidiaries (the “Company Benefit Plans”). Each Benefit Plan that is not a Company Benefit Plan is hereinafter referred to as a “Seller Benefit Plan.”

(b) With respect to each Company Benefit Plan and each material Seller Benefit Plan, the Seller has provided Parent or its counsel with a true and complete copy, to the extent applicable, of: (i) the most recent Annual Report (Form 5500 Series) and accompanying schedule; (ii) the current summary plan description and any material modifications thereto (in each case, whether or not required to be furnished under ERISA); (iii) with respect to each Company Benefit Plan, the most recent annual financial and actuarial reports; (iv) the most recent determination letter received by the Seller or any of its Affiliates from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Benefit Plan; and (v) with respect to each Company Benefit Plan, the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.

(c) Each Company Benefit Plan has been operated and administered in all material respects in compliance with its terms and with applicable Requirements of Law, including ERISA and the Code, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company or any of the Subsidiaries. None of Buyer, the Company nor any of the Subsidiaries will have any Liabilities in respect of any Seller Benefit Plan or any other employee benefit plan maintained, sponsored or contributed to by the Seller and its Affiliates (other than a Company Benefit Plan) from and after the Closing, except to the extent provided in Section 8.2. There is not now, nor, to the Knowledge of Seller, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any lien on the assets of the Company or any of the Subsidiaries under ERISA or the Code. All material premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been properly reflected on the Financial Statements.

(d) No circumstances exist which would reasonably be expected to result in a Liability to the Company or any of the Subsidiaries under Title IV of ERISA (other than the payment of premiums). No Company Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any of the Subsidiaries have, or have ever had, any obligation to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and none of the Seller, or any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Seller or any of its Affiliates, or that is, or was at the relevant time, a member of the same “controlled group” as the Seller or any of its Affiliates pursuant to Section 4001(a)(14) of ERISA has incurred any withdrawal liability which remains unsatisfied.

(e) With respect to each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code,(i) the IRS has issued a favorable determination letter that has not been revoked, (ii) nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such favorable determination, and (iii) to the Knowledge of Seller, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f) There is no material pending or, to the Knowledge of Seller, threatened claim or litigation relating to the Company Benefit Plans (other than routine claims for benefits in accordance with such Company Benefit Plan’s claims procedures and that have not resulted in any pending or threatened litigation). There are no audits, inquiries or examinations pending or, to the Knowledge of Seller, threatened by the IRS, the U.S. Department of Labor or any other Governmental Authority with respect to any Company Benefit Plan that would result in any material Liability of the Company or any of the Subsidiaries.

(g) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any Company Employee to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or otherwise; (ii) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Neither the Company nor any of the Subsidiaries has any obligations for retiree welfare benefits other than coverage mandated by applicable Requirements of Law.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been administered in all material respects (i) in good faith compliance with Section 409A of the Code for the period beginning October 1, 2004 through December 31, 2008, and (ii) in compliance (including documentary compliance) with Section 409A of the Code since January 1, 2009.

(j) No Company Benefit Plan covers any employees outside the United States.

5.19 Environmental Matters. To the Knowledge of Seller:

(a) the Leased Real Property and the operation of the Company and the Subsidiaries thereon are in compliance in all material respects with applicable Environmental Laws;

(b) the Company and the Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under Environmental Laws for the operation of the business as presently conducted; and

(c) neither the Company nor any of the Subsidiaries has received any written notice or claim to the effect that it is or may be liable to any Person (including any Governmental Authority) as a result of the Release of a Hazardous Material or noncompliance with any applicable Environmental Law.

The representations and warranties set forth in this Section 5.19 are Seller’s sole and exclusive representations regarding environmental matters.

5.20 Labor Matters.

(a) Seller Schedule 5.20(a) contains a true and complete listing, as of the date of this Agreement, of the Company Employees whose annual base compensation equals or exceeded $250,000 as of January 1, 2013, along with their base compensation as of such date. To the Knowledge of Seller, the services (i) provided by the Company Employees and the independent contractors of the Company and its Subsidiaries as of the date hereof, and (ii) expected to be provided pursuant to the Transition Services Agreement as of the Closing Date, together constitute all of the services reasonably required to conduct and operate the business of the Company and the Subsidiaries in the same manner as of the Closing, in all material respects, as conducted by Seller as of the date hereof.

(b) With respect to the Company Employees, there is not in existence, nor has there been within the two (2) years prior to the date of this Agreement, any pending or, to the Knowledge of Seller, threatened: (i) strike, slowdown, stoppage, picketing, interruption of work, lockout or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; (ii) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; and (iii) arbitration, claim of unfair labor practice, workers’ compensation claim, claim of wrongful discharge, claim of employment discrimination or retaliation, claim of sexual harassment, or other employment dispute, against the Company or any of the Subsidiaries.

(c) Neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract with any labor union or similar organization; and none of the Company Employees are subject to or covered by any collective bargaining agreement or are represented by any labor organization.

(d) The Company and the Subsidiaries have been in compliance in all material respects with all applicable federal, state, local and foreign Requirements of Law which relate to employment of labor, including all applicable Requirements of Law relating to wages, hours, collective bargaining, leaves, disability, employment discrimination, pay equity, safety and health, workers’ compensation, classification of employees and independent contractors, collection and payment of withholding and/or social security Taxes, immigration, secondment and plant closings and layoffs (including the WARN Act and comparable state, local or other Requirements of Law). There is no material pending or, to the Knowledge of Seller, threatened unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against the Company or any of the Subsidiaries. Each of the Company and the Subsidiaries has met in all material respects all Requirements of Law relating to the employment of foreign citizens, and none of the Company or the Subsidiaries currently knowingly employs, or has ever knowingly employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(e) To the Knowledge of Seller, as of the date hereof, no Company Employee is bound by any material noncompetition or similar restrictive covenant with a former employer that would materially interfere with such Company Employee’s right to be employed by the Company or any of its Subsidiaries based on the business of the Company and its Subsidiaries as currently conducted nor, to the Knowledge of Seller, as of the date hereof, is any Company Employee subject to any judgment, decree or order of any Governmental Authority that would materially conflict with the business of the Company and its Subsidiaries as currently conducted.

5.21 Insurance. The Company and each of the Subsidiaries are insured against such risks and in such amounts as required by applicable Requirements of Law or as Seller has reasonably determined to be necessary and prudent in light of the Company and the Subsidiaries’ business. Seller Schedule 5.21 lists each insurance policy under which the Company and the Subsidiaries are insured and specifies, with respect to each policy, the insurer, amount of coverage, type of insurance and expiration date relating thereto. Neither the Company nor any of the Subsidiaries is in default under any applicable insurance policy nor have they been denied insurance coverage, and each such insurance policy is in full force and effect. To the Knowledge of Seller, all claims thereunder have been filed in due and timely fashion and in the manner or detail required by such insurance policy. No written notice of cancellation or nonrenewal with respect to or material increase in any premium of any such insurance policy has been received by Seller, the Company or the Subsidiaries nor has there been any notice to Seller, the Company or the Subsidiaries that coverage listed on Seller Schedule 5.21, to the extent that such policies were procured by the Company or any of the Subsidiaries and not by Seller or any other subsidiary of Seller, may not be available in the future on substantially the same terms as currently in effect.

5.22 Relationships with Seller. Seller Schedule 5.22 lists all material services (including license rights with respect to third-party software or other technology) provided to or received by, and all material agreements between, the Company or any of the Subsidiaries, on the one hand, and Seller or an employee, officer, director, manager, equityholder, member or Affiliate of Seller (other than the Company or one of the Subsidiaries), on the other hand.

5.23 No Brokers. None of the Company, any Subsidiary or any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.24 No Earn-Out Obligation. As of the Closing Date, neither the Company nor any of the Subsidiaries will have any continuing liability or outstanding obligation with respect to any earn-out or other payments to any Persons arising from, or relating to, the Legacy Purchase Agreement. A true and complete copy of the Agreement with Respect to Legacy Earnout and Other Matters, dated as of the date of this Agreement, providing for the settlement of certain earn-out payments under the Legacy Purchase Agreement, has been provided to Parent.

5.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of Seller, the Company, any Subsidiary or any other Person makes or shall be deemed to make any other express or implied representation or warranty (orally or in writing) on behalf of Seller, the Company, any Subsidiary or otherwise in respect of the business of the Company and its Subsidiaries or the Shares. Without limiting the foregoing, Seller makes no express or implied representations or warranties to Parent or any of its Affiliates or any representatives of Parent or any of its Affiliates regarding the probable success or profitability or value of the Company, the Subsidiaries or their respective businesses or the Shares.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT, BORROWERS AND BUYER

Contemporaneously with the execution of this Agreement, Parent has delivered to Seller a schedule (the “Buyer Disclosure Schedule”) setting forth, in correspondingly numbered sections, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations and warranties contained in this Article VI or to one or more of the covenants contained in this Agreement. Information disclosed in any single section of the Buyer Disclosure Schedule shall be deemed to be included in any other section where such disclosure would reasonably appear on its face to be an applicable disclosure or qualification thereunder, whether or not repeated or cross-referenced under such section. The mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation and warranty or covenant shall not be deemed an admission by Parent that such item is material. Subject to the foregoing, Parent hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that by their terms speak only as of the date of this Agreement or some other date):

6.1 Organization of Parent, Borrowers, Buyer and Significant Subsidiaries. Parent, Borrowers, Buyer and each of their Significant Subsidiaries, if any, have been duly formed and are validly existing and in good standing under the laws of the respective jurisdictions of their incorporation or formation. Parent, Borrowers, Buyer and each of their Significant Subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified or in good standing would be immaterial to Parent, Borrowers, Buyer and each of their Significant Subsidiaries. Parent, Borrowers, Buyer and each of their Significant Subsidiaries have full corporate (or other organizational) power and authority to own or lease and operate their respective assets and to carry on their respective businesses in the manner in which they were conducted immediately prior to the date of this Agreement.

6.2 Authority of Parent, Borrowers and Buyer. Parent, Borrowers and Buyer each have full corporate power and authority to enter into this Agreement and each Transaction Document to which they are a party, to perform their obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby. Parent, Borrowers and Buyer have taken all corporate and other action necessary to be taken by them to authorize the execution, delivery, and performance of this Agreement and each Transaction Document to which they are a party, and no further corporate, shareholder or other action or proceeding on the part of Parent, Borrowers or Buyer is necessary to authorize this Agreement and each Transaction Document to which they are a party or consummate the transactions contemplated hereby or thereby. This Agreement and each Transaction Document to which Parent, Borrowers and Buyer are a party has been (or, when executed and delivered, will be) duly executed and delivered by Parent, Borrowers and Buyer and is (or, when executed and delivered, will constitute) a valid and legally binding agreement and obligation of Buyer, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

6.3 No Conflict. Neither the execution and delivery by Parent, Borrowers and Buyer of this Agreement or of any of the Transaction Documents, nor the consummation by Parent, Borrowers and Buyer of any of the transactions contemplated hereby or thereby, nor compliance by Parent, Borrowers and Buyer with or fulfillment by Parent, Borrowers and Buyer of the terms, conditions and provisions hereof or thereof will:

(a) assuming that all necessary consents, approvals, authorizations and other actions described in Section 6.3(b) have been obtained, all filings and notifications described in Buyer Schedule 6.3 have been made and any applicable waiting period has expired or been terminated, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the certificate of incorporation or bylaws of Parent, Borrowers, Buyer or any of their Affiliates, (ii) any note, instrument, mortgage, lease, franchise or financial obligation to which Parent, Borrowers or Buyer is a party or any of its properties is subject or by which Parent, Borrowers, Buyer or any of their Affiliates is bound, (iii) any Governmental Order to or by which Parent, Borrowers, Buyer or any of their Affiliates is bound, or (iv) any Requirements of Law affecting Parent, Borrowers, Buyer or any of their Affiliates, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights or loss of rights that would not reasonably be expected to materially impair the ability of Parent, Borrowers or Buyer to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(b) require the approval, consent, authorization or act of, or the making by Parent, Borrowers, Buyer or any of their Affiliates of any declaration, filing or registration with, any Governmental Authority, except for (i) in connection, or in compliance, with the provisions of the HSR Act or similar competition Requirements of Law in foreign jurisdictions, (ii) as set forth on Buyer Schedule 6.3, (iii) such filings as may be required in connection with the Taxes described in Section 8.1(a)(vii) and (iv) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to materially impair the ability of Parent, Borrowers or Buyer to perform their obligations hereunder or reasonably be expected to prevent the consummation of any of the transactions contemplated hereby.

6.4 Absence of Restraints; No Violation, Litigation or Regulatory Action.

(a) To the Knowledge of Parent, there exist no facts or circumstances that would reasonably be expected to impair or delay the ability of Parent, Borrowers or Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or any Transaction Document to which it is a party.

(b) (i) Parent, Borrowers, Buyer and their Affiliates have complied with all applicable Requirements of Law and Governmental Orders, (ii) Parent, Borrowers, Buyer and their Affiliates have all Governmental Permits that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct their business substantially as conducted immediately prior to the date of this Agreement, and (iii) Parent,

Borrowers, Buyer and their Affiliates and, to the Knowledge of Parent, each of their respective officers and employees who are required to be registered, licensed or qualified with a Governmental Authority or Self-Regulatory Organization are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Requirements of Law, except, in each of clauses (i)-(iii) above, for any instances of noncompliance or failure to hold a Governmental Permit or other registration, license or qualification which would not reasonably be expected to materially impair the ability of Parent, Borrowers or Buyer to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(c) As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent, Borrowers, Buyer or any of their Affiliates which would reasonably be expected to materially impair the ability of Parent, Borrowers or Buyer to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(d) As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Parent, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Transaction Documents.

(e) Neither Parent, Borrowers, Buyer, Aquiline Financial Services Fund II, L.P., Genstar Capital Partners VI, L.P. nor, to the Knowledge of Parent, any “affiliated person” (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9 of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and neither Parent, Borrowers, Buyer, Aquiline Financial Services Fund II, L.P., Genstar Capital Partners VI, L.P. nor, to the Knowledge of Parent, any person “associated” (as defined in the Investment Advisers Act) therewith, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; in each case, except for any such disqualification (x) that would not reasonably be expected to be material to Parent, Borrowers or Buyer or (y) with respect to which Parent, Borrowers, Buyer, Aquiline Financial Services Fund II, L.P., Genstar Capital Partners or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Authority; nor is there any proceeding or investigation pending or, to the Knowledge of Parent, threatened by any Governmental Authority that would result in any such disqualification, except for any such disqualifications that would not, individually or in the aggregate, reasonably be expected to be material to Parent or Buyer.

(f) Neither Parent, Borrowers, Buyer, Aquiline Financial Services Fund II, L.P., Genstar Capital Partners VI, L.P. nor, to the Knowledge of Parent, any “person associated with” Parent, Borrowers or Buyer (as defined in the Exchange Act) or “associated person” of Buyer (as defined in the FINRA By-Laws) is, (i) ineligible to serve as a broker-dealer or associated person of a broker-dealer under Section 15(b) or 15(c) of the Exchange Act, (ii) subject to “statutory disqualification” (as defined in the Exchange Act) or (iii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of a broker-dealer, nor is there any proceeding or investigation pending or, to the Knowledge of Parent, threatened by any Governmental Authority, which would become the basis for any such ineligibility or disqualification.

6.5 Financing.

(a) Concurrently with the execution of this Agreement, Parent has delivered to Seller true and complete copies of (i) the executed commitment letters substantially in the form previously reviewed by Seller, each dated as of the date of this Agreement, from the financial institutions identified therein pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein (the “Debt Financing Commitments”), to lend the debt amounts set forth therein (the “Debt Financing”) and (ii) the Interim Investors Agreement substantially in the form previously reviewed by Seller, dated as of the date of this Agreement (the “Interim Investors Agreement”), from each of Aquiline Financial Services Fund II, L.P. and Genstar Capital Partners VI, L.P. (the “Equity Financing Sources”), pursuant to which they have committed, subject to the terms and conditions set forth therein (together with the Debt Financing Commitments, the “Financing Commitments”), to invest, through Borrowers, in Buyer the cash amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) Each of the Financing Commitments is (i) a legal, valid and binding obligation of Borrowers and, to the Knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with its terms against Borrowers, and, to the Knowledge of Parent, each of the other parties thereto, in each case, subject to Bankruptcy and Equity Exceptions. None of the Financing Commitments has been amended or modified and no such amendment or modification is contemplated as of the date of this Agreement, except as consistent with Section 7.9(e), and as of the date of this Agreement the respective obligations and commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date of this Agreement, each of the Financing Commitments is in full force and effect.

(c) There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. As of the date of this Agreement, no event has occurred or circumstance exists which, with notice or lapse of time or both, would or would reasonably be expected to (x) constitute a default or breach on the part of Borrowers or, to the Knowledge of Parent, any other parties thereto, under any of the Financing Commitments or (y) constitute or result in a failure to satisfy any condition precedent set forth in any of the Financing Commitments assuming satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.3.

(d) Except for a fee letter relating to fees with respect to the Debt Financing (complete and correct copies of which have been provided to Seller, with only fee amounts and fee percentages and certain economic terms of the market flex (none of which would adversely affect the amount or availability of the Debt Financing) redacted), there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in any of the Financing Commitments and delivered to Seller prior to the date of this

Agreement. As of the date of this Agreement, Borrowers have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date of this Agreement with respect to the Financing Commitments. As of the date of this Agreement, assuming satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.3, neither Parent, Borrowers, Buyer nor any of their Affiliates have any reason to believe that any of the conditions to the Financing contemplated by any of the Financing Commitments will not be satisfied or that the Financing will not be made available to Borrowers on or prior to the Closing Date.

(e) Without limitation of Section 6.7, assuming the funding of the Financing in accordance with the Financing Commitments or, if applicable, the Seller Financing Agreement, the proceeds from the Financing or, if applicable, the Seller Financing Amount, together with Buyer’ cash on hand, are sufficient as of the date of this Agreement for Buyer to (i) pay the Purchase Price, (ii) pay any and all fees and expenses in connection with the transactions contemplated by this agreement, the Transaction Documents, the Financing and, if applicable, the Seller Financing Agreement and (iii) satisfy all of their other obligations and liabilities now existing or hereafter incurred or arising under this Agreement, the Transaction Documents, the Financing and, if applicable, the Seller Financing Agreement.

6.6 Securities Matters. The Shares are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act, or any securities laws of any state or other jurisdiction (domestic or foreign), and understands and agrees that it may not sell or dispose of any of the Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities laws of any state or other jurisdiction (domestic or foreign).

6.7 Financial Ability. Buyer will have at the Closing sufficient immediately available funds and the financial ability to pay the Base Purchase Price and to pay any expenses incurred by Buyer in connection therewith and will have at the Closing the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement and the Transaction Documents and to pay any expenses incurred by Buyer in connection therewith. Buyer has not incurred any obligation, commitment, restriction or other Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other Liability of any kind, in either case which would impair or adversely affect such resources, funds or capabilities.

6.8 Operations. Parent, Borrowers and Buyer were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities and have conducted and will conduct their operations prior to the Closing Date only as contemplated by this Agreement.

6.9 No Brokers. Except for the services of Deutsche Bank Securities Inc., neither Parent, Borrowers, Buyer nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Parent, Borrowers and Buyer are solely responsible for any payment, fee or commission that may be due to Deutsche Bank Securities Inc. in connection with the transactions contemplated hereby.

6.10 Solvency after Closing. Immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, including the Financing (and assuming the Assumptions are correct), Parent, Borrowers, Buyer and each of their Affiliates, including the Company and the Subsidiaries: (a) will be solvent; (b) will not become insolvent as a result of the transactions contemplated by this Agreement and the Transaction Documents; (c) will have sufficient capital with which to operate their respective businesses consistent with their respective historical standards; and (d) will not in any case have incurred debts beyond their ability to pay such debts as they mature such that the payment of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Requirements of Law or otherwise subject to claims of any creditors of Parent, Borrowers, Buyer or any of their Affiliates, including the Company and the Subsidiaries, or its trustees in bankruptcy proceedings. For purposes of this Section 6.10, the “Assumptions” shall mean (i) that the representations and warranties of Seller contained in this Agreement are true and correct in all respects, at and immediately after the Closing and (ii) the satisfaction of the conditions to Parent’s, Borrowers’ and Buyer’s obligation to consummate the transactions set forth herein.

6.11 Investigation. Parent, Borrowers and Buyer acknowledge and agree that (a) Parent, Borrowers and Buyer have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, Seller, the Shares, the Company and the Subsidiaries and their respective businesses and the transactions contemplated by this Agreement, (b) Parent, Borrowers and Buyer have been furnished with, or given adequate access to, such information about the Shares, the Company and the Subsidiaries and their respective businesses as they have requested, (c) the only representations, warranties, covenants and agreements made by Seller are those made in this Agreement and the Transaction Documents, (d) Parent, Borrowers and Buyer have not relied upon any other representations, warranties, projections or forecasts made or supplied by or on behalf of Seller or by any Affiliate or representative of Seller and Parent, Borrowers and Buyer will not have any right or remedy arising out of any such representation, warranty, projection or forecast not made in this Agreement or the Transaction Documents and (e) any claims Parent, Borrowers or Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V.

6.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither Parent, Borrowers, Buyer nor or any other Person makes or shall be deemed to make any other express or implied representation or warranty (orally or in writing) on behalf of Parent, Borrowers or Buyer to Seller.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date of this Agreement and the Closing Date:

7.1 Access to Information. Seller shall and shall cause the Company and the Subsidiaries to afford to the officers, employees and authorized representatives of Parent (including legal counsel, accountants, investment advisers, lenders and investment bankers) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records of the Company and the Subsidiaries to the extent Parent shall reasonably deem necessary in order to be able to operate the Company and the Subsidiaries after the Closing and shall furnish or cause to be furnished to Parent or its authorized representatives such additional information concerning the Company and the Subsidiaries as shall be reasonably requested; provided, however, that: (a) Seller, the Company and the Subsidiaries shall not be required to violate any Requirements of Law, Governmental Order or obligation of confidentiality to which Seller, the Company or any Subsidiary is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1; and (b) Parent shall not, without the prior written consent of Seller, contact or communicate with any vendor, client, customer, employee, independent contractor or other business partner of the Company and the Subsidiaries with respect to or in connection with the transactions contemplated by this Agreement. Parent agrees that: (x) any access to information pursuant to this Section 7.1 shall be conducted so as not to interfere unreasonably with the operations of Seller, the Company and the Subsidiaries; (y) all requests by Parent for access or availability pursuant to this Section 7.1 shall be submitted or directed exclusively to any individual designated by Seller; and (z) Seller, the Company and the Subsidiaries shall not be required to provide any books and records or reports based thereon that they do not maintain or prepare in the ordinary course of their business. If in the course of any investigation pursuant to this Section 7.1, Parent’s officers, employees or authorized representatives discover any breach of any representation or warranty contained in this Agreement, or any circumstance or condition that upon Closing would constitute such a breach (or would have a significant possibility of constituting such a breach), Parent covenants that it will promptly so inform Seller. Notwithstanding anything to the contrary contained herein, no investigation or access to information or Knowledge of Parent, including pursuant to this Section 7.1 shall qualify or limit any representation, warranty or covenant set forth herein, the conditions to Closing set forth herein or the rights to indemnification set forth herein.

7.2 Notification. Each of Parent and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or any Transaction Document. Each of Parent and Seller shall promptly notify the other of any development or combination of developments that, individually or in the aggregate, would be reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

7.3 Reasonable Best Efforts; Consents of Third Parties; Governmental Approvals.

(a) Subject to this Section 7.3 and except as otherwise expressly provided in this Agreement, during the period prior to the Closing Date (or earlier termination of this Agreement pursuant to Article XI), Seller and Parent shall, and Parent shall cause its

Affiliates to, use their respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Requirements of Law, so as to permit consummation of the Closing as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and the Transaction Documents, including the execution of documents, instruments or conveyances of any kind that may be reasonably necessary to carry out any of the transactions contemplated by this Agreement or the Transaction Documents, and shall cooperate fully with the other party hereto to that end.

(b) Seller and Parent shall act diligently and reasonably in attempting to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than a Governmental Authority, Self-Regulatory Organization, Sponsored Fund or counterparty to an agreement under which the Company or one or more Subsidiaries provide Investment Services) to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Parent, Borrowers, Buyer, Seller, the Company, any Subsidiary or any of their respective Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. For the avoidance of doubt, no representation, warranty or covenant of Seller contained in this Agreement or any Transaction Document shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (i) the failure to obtain any third-party consents or (ii) any claim, action, suit arbitration or proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such third-party consents. Furthermore, if requested by Parent, Seller shall provide written notice to counterparties under agreements that require such notice to be given for the services under the agreements to continue after the Closing.

(c) During the period prior to the Closing Date (or earlier termination of this Agreement pursuant to Article XI), Seller and Parent shall, and Parent shall cause its Affiliates to, act diligently and reasonably and use its respective reasonable best efforts to secure any consents and approvals of any Governmental Authority or Self-Regulatory Organization required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement in the most expeditious manner practicable, including approvals and consents from FINRA, the Arizona Department of Financial Institutions and other applicable Governmental Authorities or Self-Regulatory Organizations having or asserting jurisdiction over any of the Company or the Subsidiaries, or to otherwise satisfy the conditions set forth in Section 9.1(a). In connection therewith, Parent and Seller shall make all filings necessary to secure the foregoing consents and approvals of Governmental Authorities or Self-Regulatory Organizations no later than twenty (20) Business Days after the date of this Agreement. Prior to filing any materials or documents with any Governmental Authority or Self-Regulatory Organization, each party shall afford the other a reasonable opportunity (no less than three (3) Business Days) to review and comment on such materials or documents. Each party agrees to promptly file any additional information requested by such Governmental Authorities or Self-Regulatory Organizations, including FINRA and the Arizona Department of Financial Institutions, to promptly make available to the other party such information as each of them may reasonably request to file such additional information and to take all other actions necessary to secure any required consents and approvals and to cause the expiration or termination of the applicable waiting periods under applicable Requirements of Law as soon as practicable after the date of this Agreement.

(d) Seller and Parent shall, and Parent shall cause its Affiliates to, file not more than twenty (20) Business Days after the date of this Agreement with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in substantial compliance with the requirements of the HSR Act. Each party agrees to promptly file any additional information requested by such Governmental Authorities under the HSR Act, to promptly make available to the other party such information as each of them may reasonably request to file such additional information and use reasonable best efforts to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable after the date of this Agreement; provided that the parties hereto understand and agree that reasonable best efforts of any party shall not be deemed to include: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby other than (A) ordinary course regulatory requests principally directed to supervisory concerns and (B) those that would not impose a significant burden on any party, (ii) litigating or initiating any claim against a Governmental Authority or (iii) divesting or otherwise holding separate, or otherwise selling, operating in a specific manner, discontinuing or limiting any of its or their respective Affiliates’ other businesses, assets or properties.

(e) Subject to applicable Requirements of Law, each of Parent and Seller shall (i) permit the other to review in advance any proposed communication by such party to any Governmental Authority relating to the subject matter of this Agreement, (ii) promptly notify the other party of any communication (whether written or oral) that it or any of its Affiliates receives from any Governmental Authority relating to such matters and (iii) provide to the other copies of all correspondence, filings or communications between it (or its advisors) and any such Governmental Authority relating to this Agreement or any of the matters described in this Section 7.3(e); provided that such correspondence does not contain or reveal confidential or privileged information of Parent, Seller, the Company, any Subsidiary or any of their respective Affiliates. None of Parent, Borrowers, Seller nor Buyer shall agree to participate in any meeting with any Governmental Authority (including via video conference, telephone or conference call) in respect of any filings, investigation or other inquiry unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other and the other’s counsel the opportunity to attend and participate at such meeting.

(f) In furtherance and not in limitation of the foregoing, Parent and Seller shall each use their respective reasonable best efforts and cooperate to the extent reasonable to take any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Requirements of Law or by any Governmental Authority so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable.

(g) Notwithstanding any other provision of this Agreement, Seller shall be responsible for all costs and expenses incurred with respect to the preparation and provision of the complete and correct copies of the audited combined, consolidated financial statements of the Company and A Investments for the fiscal year ended December 31, 2012.

7.4 Operations Prior to the Closing Date.

(a) Except as required by Requirements of Law, as set forth in Seller Schedule 7.4, as otherwise required to effectuate this Agreement and the transactions contemplated hereby, or with the written approval of Parent, Seller shall cause the Company and the Subsidiaries to operate and carry on their business in the ordinary course. Consistent with the foregoing, Seller shall cause the Company and the Subsidiaries to use their commercially reasonable efforts to preserve the goodwill of the clients, employees, customers and others having business relations with the Company and the Subsidiaries. Seller shall not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares or any of the other capital stock or other ownership interests of the Company or any of the Subsidiaries other than as contemplated by this Agreement. Seller shall not permit GFTC, on the one hand, and the Non-GFTC Subsidiaries, on the other hand, to enter into intercompany transactions with each other outside of the ordinary course of business.

(b) Notwithstanding Section 7.4(a), except as set forth in Seller Schedule 7.4, as otherwise required to effectuate this Agreement and the transactions contemplated hereby or with the written approval of Parent (which Parent agrees shall not be unreasonably withheld, conditioned or delayed), Seller shall not permit the Company and the Subsidiaries to:

(i)	make any material change in their business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;

(ii)	make any capital expenditure or enter into any contract or commitment therefor, other than in the ordinary course of business, in excess of $250,000;

(iii)	terminate, accelerate, renew or amend, or exercise or waive any rights under, any Material Contract or enter into any lease, contract, license or other agreement that would have been required to be listed as a Material Contract if it had been in effect on the date of this Agreement;

(iv)	enter into any contract for the purchase of real property;

(v)	cancel any debts owed to or claims held by them (including the settlement of any claims or litigation) other than in the ordinary course of business or in accordance with Section 7.5;

(vi)	sell, lease (as lessor), transfer or otherwise dispose of (other than any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of their assets, other than with respect to investment assets in the ordinary course of business and other than Permitted Encumbrances;

(vii)	create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) other than in the ordinary course of business and other than any indebtedness that is subject to Section 7.5;

(viii)	except pursuant to Section 7.6, declare, pay, make, or agree to make, or otherwise effectuate any dividends or distributions, redemptions, equity repurchases, or other similar transactions involving its equity securities, or make any other disposition of assets to Seller or any of its Affiliates;

(ix)	other than as required by Requirements of Law or under any Benefit Plan, (A) institute any increase in any benefit provided under any Company Benefit Plan, other than (1) any change generally applicable to Seller employees or (2) in the ordinary course of business consistent with past compensation practices; (B) make any change in the compensation of any Company Employee, other than (1) routine increases in base compensation in the ordinary course of business consistent with past compensation practices or (2) any change generally applicable to Seller employees; (C) make any loan to, or enter into any other transaction with, any present or former director, officer, employee, Affiliate, individual consultant or independent contractor of the Company or any of the Subsidiaries, other than routine travel and other expense advances consistent with past compensation practices; (D) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than (1) routine administrative amendments that do not materially increase the costs of maintaining such arrangements or (2) any change generally applicable to Seller employees; (E) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company or any of the Subsidiaries; (F) terminate without “cause” any Company Employee listed on Seller Schedule 5.20(a); (G) except for the hiring or engagement of non-officer employees or individual independent contractors in the ordinary course of business who have aggregate annual base compensation that is not in excess of $250,000, hire or engage any employee or individual independent contractor of the Company or any of the Subsidiaries; and (H) transfer the employment of any person who is a Company Employee to the Seller or any of its Affiliates (other than the Company and the Subsidiaries) or accept the transfer of any employee of the Seller or any of its Affiliates (other than the Company and the Subsidiaries) who is not a Company Employee;

(x)	make any material change in the accounting policies applied in the preparation of the Financial Statements, make or change any material Tax election, file any amended income Tax Return or other material amended Tax Return, enter into any closing agreement, settle any income or other material Tax claim or assessment, surrender any right to claim a refund of any income or other material Taxes or consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment, in each case, as it relates solely to the Company or any Subsidiary and unless such change is required by GAAP or applicable Requirements of Law;

(xi)	settle, compromise or waive any material right in respect of any material litigation;

(xii)	sell, assign or exclusively license any material Company Intellectual Property or otherwise dispose of any material Intellectual Property, other than in the ordinary course of business consistent with past practice or abandon any Registered IP;

(xiii)	accelerate the collection of accounts receivable, delay the purchase of supplies, delay normal capital expenditures, repairs or maintenance, or delay payment of accounts payable or accrued expenses;

(xiv)	make any change in their Constituent Documents or issue, sell, pledge, encumber, dispose or deliver any capital stock (or securities exchangeable, convertible or exercisable for capital stock) or other ownership interests of the Company or the Subsidiaries;

(xv)	withdraw any Seed Capital from a Sponsored Fund if such withdrawal would be reasonably likely to reduce the Seed Capital Amount to less than $10,000,000 (but this restriction shall not apply to any tax distributions or other incidental distributions generally applicable to investors in the relevant Sponsored Fund(s));

(xvi)	transfer any Seed Capital from its current investment as of the date of this Agreement to an investment that may not be redeemed on at least a quarterly basis;

(xvii)	take any action that (A) would prevent any Sponsored Fund from qualifying as a “regulated investment company” under Section 851 of the Code, (B) would be materially inconsistent with the prospectus and other offering, advertising and marketing materials, as amended or supplemented, of any Sponsored Fund then engaging in a public offering of its shares, or (C) would result in the merger, consolidation or other reorganization of any Sponsored Fund;

(xviii)	agree to reduce, waive, cap or subject to rebate the compensation paid by any Sponsored Fund, Advisor, GFWM Direct Client, A Fund, A Managed Account Client, Wrap Fee Client or any other Person to which the Company or one of its Subsidiaries provides Investment Services other than in the ordinary course of business consistent with past practice; or

(xix)	enter into a legally binding commitment with respect to the foregoing.

7.5 Intercompany Matters.

(a) At or prior to the Closing, Seller shall take or cause to be taken all such actions so that the Intercompany Receivables and Intercompany Payables shall be settled or paid in full at the Closing or as soon as practicable thereafter.

(b) Except for the Transitional Trademark License Agreement, the Transition Services Agreement or as set forth in Seller Schedule 7.5, Parent acknowledges and agrees that the Company, Subsidiaries and Seller (and any of its applicable Affiliates) will enter into one or more mutual termination and release agreements pursuant to which all contracts, agreements, commitments and arrangements between the Company or any of the Subsidiaries, on the one hand, and Seller or an Affiliate of Seller (other than the Company or one of the Subsidiaries), on the other hand, whether relating to products, services or support provided to or by the Companies or otherwise, shall be terminated as of the Closing Date, and the Company or Subsidiaries shall not be entitled to receive any products, services or support covered by such contracts, agreements, commitments or arrangements following the Closing Date.

7.6 Special Dividend or Distribution. Prior to the Closing, Seller shall be entitled to cause the Company to declare and pay a special dividend or distribution to Seller, and Seller may also cause the Company to cause any of the Subsidiaries to declare and pay a special dividend or distribution to the Company or any of the Subsidiaries for payment to Seller, consisting of cash; provided that any such dividends or distributions declared and paid by the Company and/or one or more of the Subsidiaries shall not in Seller’s good faith estimate cause (i) Non-GFTC Closing Working Capital to be less than Non-GFTC Target Working Capital, (ii) GFTC Closing Capital to be less than GFTC Target Capital, (iii) GFTC’s capital, liquid capital or net capital amounts to be less than amounts required to be maintained pursuant to Requirements of Law or amounts as to which GFTC has received guidance should be maintained based on discussions with Governmental Authorities or (iv) A Investments’, A Futures’, or A Solutions’ net capital amounts to be less than amounts required to be maintained pursuant to Requirements of Law or amounts as to which A Investments, A Futures and A Solutions have received guidance should be maintained based on discussions with Governmental Authorities. Parent agrees that it will cooperate and provide Seller with commercially reasonable assistance to obtain any approvals required from any Governmental Authority in connection with the declaration and payment of any such dividends or distributions.

7.7 Client Consents.

(a) Subject to their fiduciary duties under the applicable Requirements of Law, Seller shall cause each of GFWM and A Advisors to use reasonable best efforts to solicit the Fund Board of each Sponsored Fund to which it is an investment adviser (i) to approve new Sponsored Fund Investment Advisory Contracts for each of the Sponsored Funds and (ii) to solicit the shareholders of the Sponsored Funds to approve the foregoing, each in accordance with the provisions of the Investment Company Act, to be effective on the Closing and such new Sponsored Fund Investment Advisory Contracts shall be on substantially the same terms and conditions as in effect on the date of this Agreement (the “Required Sponsored Fund Consent”). Seller and Buyer shall equally bear responsibility for expenses related to such solicitations pursuant to this Section 7.7(a), including the preparation, printing and mailing of proxy statements, and other actions related to obtaining the solicitations.

(b) Subject to their fiduciary duties under the applicable Requirements of Law, Seller shall cause each of GFWM and A Advisors to use reasonable best efforts to ensure, at the Closing Date, that the composition of the board of directors or trustees, as the case may be, of each of the Sponsored Funds is in compliance at the time with Section 15(f)(1)(A) of the Investment Company Act. Parent agrees for a period of three (3) years following the Closing Date to use its reasonable best efforts to ensure compliance with the conditions of Section 15(f) of the Investment Company Act as it applies to the Sponsored Funds and the transactions contemplated by this Agreement.

(c) Seller and Parent have agreed to:

(i)	forms of notice set forth in Exhibits H-1, H-2 and H-3 hereto that GFWM will send, substantially in those respective forms, to each Advisor, each GFWM Direct Client and each client with a written agreement pursuant to which an Advisor provides Investment Services to such client, respectively; and

(ii)	forms of notice set forth in Exhibits H-4, H-5 and H-6 hereto that the relevant A Subsidiary will send, substantially in those respective forms, to each A Managed Account Client or Wrap Fee Client, each investor in an A Feeder Fund that is a limited partnership formed under Delaware law and each investor in an A Futures Fund or A Feeder Fund that is an exempted company formed under Cayman Islands law, respectively;

in each case, as soon as practicable after the date of this Agreement. Seller and Parent agree that the consent by the recipient of a notice described in clause (i) or (ii) above to the assignment or deemed assignment resulting from the transactions contemplated hereby shall be deemed given for any and all purposes under this Agreement and the transactions contemplated hereby and the relevant agreement under which Investment Services are provided, as a result of the applicable notice described in clause (i) or (ii) above unless the recipient, prior to three (3) Business Days prior to the Closing Date, has affirmatively stated in writing to the relevant Subsidiary that such recipient does not so consent (but then only to the extent that such recipient has a contractual right to withhold its consent) or shall have otherwise provided a notice of termination of the relevant agreement under which

Investment Services are provided that provides for the termination to be effective as of the Closing Date or as of the Business Day immediately prior to the Closing Date, but contingent upon the Closing (an “Affirmative Objection”), provided that the notice to such recipient under this Section 7.7(c) is duly given in a manner specified in the relevant agreement or governing documents and at least forty-five (45) days shall have elapsed from the date of such notice until the Closing Date. Notwithstanding the foregoing, the parties agree that (a) with respect to an A Feeder Fund that is a limited partnership formed under Delaware law, an Affirmative Objection shall be deemed to have been given by the A Feeder Fund unless the consent of limited partners holding over 50% of the interests in the A Feeder Fund shall have been obtained (with consent of each limited partner to be obtained in accordance with the preceding sentence), and (b) with respect to an A Feeder Fund that is an exempted company formed under Cayman Islands law, an Affirmative Objection shall be deemed to have been given by the A Feeder Fund unless the board of directors of the A Feeder Fund provides written approval of consent to the assignment or deemed assignment resulting from the transactions contemplated hereby. Parent agrees that the consent process set forth in this Section 7.7(c) shall be the only consent required from any counterparty to an agreement under which the Company or one or more Subsidiaries provide Investment Services in connection with this Agreement and the transactions contemplated hereby for any and all purposes under this Agreement and the transactions contemplated hereby (including the adequacy thereof).

7.8 Sponsored Fund Proxy Statements; Sponsored Fund Registration Statements.

(a) As promptly as practicable following approval of the Fund Boards described in Section 7.7(a), Seller will (in coordination with the applicable Sponsored Fund and under the general direction of the applicable Fund Board) prepare and file proxy materials for the Sponsored Fund shareholder meeting to approve the new Sponsored Fund Investment Advisory Contract as contemplated by Section 7.7(a). Seller shall provide Parent with drafts of the proxy materials (and any SEC comments thereto) on a timely basis and Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Sponsored Fund and to (i) approve on a timely basis information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials, and (ii) provide comments on a timely basis on such proxy materials which Seller (in coordination with the applicable Sponsored Fund and under the general direction of the applicable Fund Board) will use commercially reasonable efforts to include any such comments therein to the extent Seller deems appropriate.

(b) As promptly as practicable following the date hereof, Seller shall use its commercially reasonable efforts to cause each Sponsored Fund then engaged in a public offering of its shares to (i) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the transactions contemplated hereby to the extent required by applicable Requirements of Law, and (ii) make any other filing necessary under any applicable Requirements of Law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Sponsored Fund. Parent shall have the right to provide comments on such materials to the same extent as provided in Section 7.8(a).

7.9 Financing.

(a) Seller agrees to use its reasonable best efforts to provide, and cause the Company and the Subsidiaries and their respective senior management, agents and representatives to use their respective reasonable best efforts to provide, at Parent’s sole expense (but solely to the extent of the reasonable and documented out-of-pocket costs and expenses (including attorney’s fees) so incurred by Seller), such assistance with the Debt Financing as is reasonably requested by Parent. Such assistance shall include (i) providing to Parent and its Debt Financing Sources from time to time information regarding the Company and the Subsidiaries reasonably requested by Parent, to the extent such information is reasonably available to Seller, the Company or the Subsidiaries and reasonably necessary or advisable in order to consummate the arrangement and the borrowings of loans contemplated by the Debt Financing, (ii) participating in a reasonable number of meetings, lender presentations, drafting sessions, due diligence sessions with prospective lenders and sessions with rating agencies in connection with the Debt Financing, including direct contact between senior management and representatives (including accounting) of the Company and the Subsidiaries, on the one hand, and the Debt Financing Sources and investors for the Debt Financing, on the other hand, (iii) assisting with the preparation of materials for rating agency presentations, offering and syndication documents (including information memoranda and lender presentations), business projections and all documentation and other information required by any Debt Financing Sources for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, at least five (5) Business Days prior to Closing, (iv) furnishing Parent and its Debt Financing Sources with the Required Information, and executing customary authorization and management representation letters, (v) permitting the Debt Financing Sources to conduct a reasonable due diligence review of the Company and the Subsidiaries, (vi) issuing customary representation letters to auditors and using reasonable best efforts to obtain (A) accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and the Subsidiaries and (B) corporate, credit and facility ratings from rating agencies, (vii) causing the execution and delivery by the Company and the Subsidiaries of, effective as of the Closing, any guarantees, pledge and security documents, other definitive financing documents, or other certificates or documents contemplated by any Debt Financing Commitment and hedging agreements as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Debt Financing and a solvency certificate in the form attached to the Debt Financing Commitment) and otherwise reasonably facilitating the pledging of collateral, (viii) using reasonable best efforts to obtain such consents, approvals, authorizations and instruments which may reasonably be requested by Parent to permit the consummation of the Debt Financing and collateral arrangements, including obtaining payoff letters, releases, terminations, waivers, consents, estoppels and approvals as may be reasonably required in connection therewith, and (ix) taking all corporate actions of the Company and the Subsidiaries reasonably necessary to authorize the consummation of the Debt Financing and to permit the proceeds thereof to be made available at the Closing. Seller hereby consents to the use of the logos of the Company and the Subsidiaries in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of the Subsidiaries. Notwithstanding anything to the contrary contained in this Section 7.9, (i) nothing in this Section 7.9 shall require any such cooperation to the extent that it would (A) require Seller, the Company or any of the Subsidiaries or representatives, as applicable, to waive or amend any terms of this Agreement, the Transaction Documents or the guarantee executed by the Equity Financing Sources for the benefit of Seller, agree to pay any commitment or other fees or reimburse any expenses prior to the Closing Date, or incur any liability or give any indemnities or otherwise commit to take any similar action, in each case that is not contingent upon the occurrence of, or is otherwise effective prior to, the Closing Date, (B) unreasonably interfere with the ongoing business or operations of Seller, the Company and the Subsidiaries, (C) require Seller, the Company or any of the Subsidiaries to take any action that will conflict with or violate Seller’s, the Company’s or the Subsidiaries’ organizational documents or any laws or result in a violation or breach of, or default under, any contract or agreement which the Company or any of the Subsidiaries are a party, (D) result in any officer or director of Seller, the Company or any of the Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing or (E) require Seller, the Company or any of the Subsidiaries to enter into any financing or purchase agreement for the Debt Financing that would be effective prior to the Closing Date, and (ii) no liability or obligation of the Company or any of the Subsidiaries or any of their respective representatives under any agreement entered into in connection with the Debt Financing shall be effective until the Closing Date.

(b) Except as otherwise set forth in this Agreement, at the Closing or, if this Agreement is terminated pursuant to
Article XI, upon termination, Parent shall reimburse Seller, the Company and the Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees) incurred by Seller, the Company and the Subsidiaries in connection with the cooperation contemplated by this Section 7.9 and shall indemnify and hold harmless Seller, the Company and the Subsidiaries and their respective representatives from and against any and all Losses suffered or incurred by them in connection with the cooperation contemplated by this Section 7.9 in arranging the Debt Financing or alternative or replacement financing (other than to the extent such Losses arise from intentional breach of Seller, the Company or the Subsidiaries or their respective representatives) and any information utilized in connection therewith.

(c) Parent, Borrowers and Buyer shall use their reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments and, if applicable, any definitive agreement relating to the Financing as promptly as reasonably practicable, including using its reasonable best efforts to (i) maintain in effect the Financing Commitments on the terms and conditions (including the flex provisions) contained therein, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by any of the Financing Commitments or on other terms that would not (x) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) by more than $50,000,000 or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing in a manner that would reasonably be expected to (1) delay or prevent the Closing Date, (2) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (3) adversely impact the ability of Parent,

Borrower or Buyer to enforce its rights against the other parties to any of the Financing Commitments or the definitive agreements with respect thereto, the ability of Parent, Borrowers or Buyer to consummate the transactions contemplated by this Agreement or the likelihood of consummation of the transactions contemplated by this Agreement, (iii) satisfy (or obtain the waiver of) on a timely basis all conditions applicable to Parent, Borrowers or Buyer in such definitive agreements that are within its control, and (iv) comply with (or obtain the waiver thereof) its obligations under any of the Financing Commitment and the definitive agreements with respect thereto. Parent, Borrowers and Buyer shall use their reasonable best efforts to cause the lenders and the other persons providing such Financing to fund the Financing required to consummate the transactions contemplated by this Agreement on the Closing Date, which efforts shall include, in the event that all conditions in the Financing Commitment have been satisfied or, upon funding, will be satisfied, litigation or other enforcement action by Parent, Borrowers and Buyer to cause such lenders and other persons to provide such Financing.

(d) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex portions) contemplated in any of the Debt Financing Commitments or the definitive agreements with respect thereto, Parent shall promptly notify Seller and, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to obtain alternative or replacement financing (“Alternative Financing”) from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as possible. For the avoidance of doubt, the parties agree that Seller shall cooperate with Parent, Borrowers and Buyer to obtain any alternative or replacement financing in the manner set forth in Section 7.9(a).

(e) Upon the request of Seller or Parent, Seller and Parent shall negotiate in good faith the Seller Financing Agreement. If Parent is unable to obtain Alternative Financing within two (2) Business Days prior to the date on which Closing would have otherwise occurred if the Debt Financing had been obtained, Seller or an Affiliate of Seller and Borrowers shall enter into the Seller Financing Agreement and consummate the transactions contemplated by this Agreement (subject to the satisfaction or waiver the conditions set forth in Article IX). Upon Parent’s request, Seller may, in its sole discretion, extend the time period in which Parent must seek Alternative Financing, in which case the Closing shall occur on the first Business Day of the month following the month in which the Alternative Financing is obtained or, if not obtained, on the date specified in writing by Seller to Parent.

(f) Parent, Borrowers and Buyer shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under any of the Financing Commitments (other than in accordance with the flex portions thereof) or the definitive agreements with respect thereto without the consent of Seller if such amendments, modifications or waivers would (x) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing in a manner that would reasonably be expected to (1) delay or prevent the Closing Date, (2) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (3) adversely impact the ability of Parent, Borrowers or Buyer to enforce its rights against the other parties to any of the Financing Commitment or the definitive agreements with respect thereto, the ability of Parent, Borrowers and Buyer to consummate the transactions contemplated by this Agreement or the likelihood of consummation of the transactions contemplated by this Agreement. Promptly after entering into any such amendment, Parent shall provide Seller with a copy of such executed amendment.

(g) Parent shall keep Seller informed on a timely basis and in reasonable detail of the status of its endeavors to arrange the Financing and shall provide to Seller copies of all executed final definitive documents related to the Financing (other than fee letters). Without limiting the generality of the foregoing, Parent shall give Seller prompt notice: (i) if Parent, Borrowers or Buyer becomes aware of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any of the Financing Commitments or any definitive document related to the Financing; (ii) of the receipt by it of any notice or other written communication from any person with respect to any: (A) actual or alleged breach, default, termination or repudiation by any party to any of the Financing Commitments or any definitive document related to the Financing or any provisions of any of the Financing Commitments or any definitive document related to the Financing or (B) dispute or disagreement between or among any parties to any of the Financing Commitment or any definitive document related to the Financing; and (iii) if Parent, Borrowers or Buyer becomes aware of any event or circumstance that would reasonably be expected to cause Borrowers to be unable to obtain all or any portion of the Financing on the terms (including the flex portions thereof), in the manner or from the sources contemplated by the Financing Commitments or any definitive documents related to the Financing.

(h) Parent, Borrowers and Buyer acknowledge that neither of the following are conditions to the Closing: (i) obtaining the Financing or any Alternative Financing or (ii) entering into the Seller Financing Agreement. For the avoidance of doubt, clause (ii) means that, so long as Seller has complied with its obligations in the first sentence of Section 7.9(e), Parent, Borrowers and Buyer shall be required to effect the Closing (subject to the satisfaction or waiver the conditions set forth in Article IX) whether or not Seller and Borrowers have entered into the Seller Financing Agreement.

7.10 Build-Out Cost Reimbursement. Parent shall be responsible for contracting and paying for any expenditures relating to the preparation of the Company and the Subsidiaries to operate independently from Seller following the Closing, including any expenses incurred in connection with satisfying the obligations of Parent, Borrowers and Buyers under Section 8.2 but excluding any costs and expenses expressly required to be borne by Seller pursuant to this Agreement (the “Covered Build-Out Expenditures”), which shall not include any items listed on Exhibit A. If this Agreement is terminated by Parent pursuant to Article XI or either Party pursuant to Section 11.1(e) and none of Parent and its Affiliates shall have been in willful or fraudulent breach of this Agreement as of such termination, Seller shall reimburse Parent for 50% of all Covered Build-Out Expenditures incurred by Parent or its Affiliates from the date of this Agreement through the date of such termination in an amount not to exceed $375,000. Notwithstanding the foregoing, Seller shall be required to reimburse Parent and its Affiliates for all Covered Build-Out Expenditures in an amount not to exceed $750,000 if this Agreement is terminated by Parent as a result of Seller’s willful or fraudulent breach of this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Tax Matters.

(a) Liability for Taxes.

(i)

Seller shall be liable for and pay, except to the extent reflected in the calculation of GFTC Closing Working Capital and Non-GFTC Closing Working Capital, and subject to the procedures and limitations set forth in Sections 10.4–10.8 shall indemnify and hold harmless each of (1) Parent, Borrowers, Buyer and their Affiliates, (2) their respective directors, officers and employees and (3) the successors and assigns of the foregoing (each, a “Buyer Group Member”) from and against, without duplication, any and all Losses attributable to any and all (A) Taxes imposed on the Company or any Subsidiary (or any direct or indirect predecessor of the Company or any Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 or similar provision of state or local Requirements of Law as a result of the Company or any Subsidiary having been a member of the “affiliated group” (as defined in Section 1504(a) of the Code) for federal income tax purposes of which Seller is the common parent (or similar group for state or local tax purposes) at any time on or before the Closing Date, (B) Taxes imposed on the Company or any Subsidiary for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date (a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date; (C) Taxes resulting by reason of the Company or any Subsidiary ceasing to be a member of the affiliated group that includes Seller; (D) Taxes directly attributable to any misrepresentation or breach of warranty made by Seller in Section 5.8 (m), (n) and (o) of this Agreement; (E) Taxes directly attributable to any failure to comply with any of the covenants or agreements of Seller or the Company under this Agreement; or (F) Taxes of any other Person pursuant to any Tax Sharing Arrangement or Tax indemnity agreement entered into by the Seller, the Company or any Subsidiary on or before the Closing Date; provided, however, that Seller shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against (x) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign Requirements of Law as a result of the purchase of the Shares or the deemed purchase of shares of any of the Subsidiaries or that result from Parent, Borrowers, Buyer, any Affiliate of Parent, Borrowers or Buyer, the Company or any Subsidiary engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company or any Subsidiary for federal, state or local Tax purposes, (y) any Taxes imposed on the Company or any Subsidiary or for which the Company or any Subsidiary may otherwise be liable as a result of transactions undertaken by Parent, Buyer. any Affiliate of Parent or Buyer, the Company or any Subsidiary occurring on the Closing Date after the Closing outside the ordinary course of business and (z) any Taxes resulting from the sale of the Company or any Subsidiary by Parent or Buyer (the Taxes described in this proviso being referred to as “Excluded Taxes”). Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(ii)	Parent shall be liable for and pay, and subject to the procedures and limitations set forth in
Sections 10.4–10.8 shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on the Company or any Subsidiary for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date and (B) Excluded Taxes. Parent shall be entitled to any refund of (or credit for) Taxes described in clauses (A) and (B).

(iii)

For purposes of Sections 8.1(a)(i) and 8.1(a)(ii), whenever it is necessary to determine the liability for Taxes of the Company or a Subsidiary for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one (1) which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date; provided, however, that (x) transactions undertaken by Parent, Borrowers, Buyer, any Affiliate of Parent, Borrowers or Buyer, the Company or any Subsidiary occurring on the Closing Date after the Closing outside the ordinary course of business shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (y) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two (2) taxable years or periods on a daily basis.

(iv)	If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to
Section 8.1(a)(i), and such change is reasonably expected to result in a decrease in the Tax liability of the Company, any Subsidiary, Parent, Borrowers, Buyer or any Affiliate or successor thereof in the taxable year or period in which the change occurs or any subsequent taxable year or period (such decrease, a “Tax Benefit”), Seller’s liability under Section 8.1(a)(i) with respect to such increase shall be decreased to the extent of such Tax Benefit. If such increase in the Tax liability of the Company or its Subsidiary is required to be included by Seller (including, for the avoidance of doubt, a decrease in the net operating loss of the Seller group as a result of such increase) on a consolidated federal income, combined or unitary state income tax basis, then Parent shall pay to Seller an amount equal to the Tax Benefit at the time such increase is required to be included by Seller; provided, however, that in no event shall Parent be required to pay to Seller an amount in excess of the amount for which Seller is liable pursuant to Section 8.1(a)(i) with respect to such matter.

(v)	If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in a decrease in a Tax liability for which Seller would otherwise be liable pursuant to Section 8.1(a)(i), and such change is reasonably expected to result in an increase in the Tax liability of the Company, any Subsidiary, Parent, Borrowers, Buyer or any Affiliate or successor thereof in the taxable year or period in which the change occurs or any subsequent taxable year or period (such increase, a “Tax Cost”), Seller shall be liable under Section 8.1(a)(i) to the extent of such Tax Cost.

(vi)	For purposes of computing the Tax Benefit or Tax Cost under Sections 8.1(a)(iv) and 8.1(a)(v), it shall be assumed that the Buyer Group Member can fully utilize such Tax Benefit and is taxed at an invariant income tax rate equal to thirty-seven (37%), and using present value concepts (using a discount rate equal to the “Federal Short-Term Rate,” as defined in Section 1274(d) of the Code, plus 7.0%).

(vii)	Notwithstanding anything herein to the contrary, Parent shall be liable for and pay fifty percent (50%), and Seller shall be liable for and pay fifty percent (50%), of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(b) Tax Returns.

(i)	Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (A) all Tax Returns required to be filed with respect to the Company or any Subsidiary on a combined, consolidated or unitary basis with Seller or any Affiliate thereof (other than the Company or any Subsidiary), (B) all income Tax Returns required to be filed with respect to the Company or any Subsidiary for taxable years or periods ending on or prior to the Closing Date and (C) all other Tax Returns required to be filed with respect to the Company or any Subsidiary on or prior to the Closing Date, and Seller shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. Parent shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company and the Subsidiaries, and Parent shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Parent pursuant to the preceding sentence that relate to any taxable year or period ending on or before the Closing Date or any Straddle Period (x) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Parent is liable), except as required by Requirements of Law, and (y) such Tax Returns shall be submitted to Seller not later than thirty (30) days prior to the due date for filing such Tax Returns or as otherwise agreed in writing between the parties (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller, which approval shall not be unreasonably withheld, conditioned or delayed. Seller or Parent shall pay the other party for the Taxes for which Seller or Parent, respectively, is liable pursuant to Section 8.1(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 8.1(b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Parent, as the case may be, but in no event later than ten (10) Business Days prior to the due date for paying such Taxes, without regard to the aggregate indemnification limitations set forth in Sections 10.2(a) and 10.3(a).

(ii)	None of Parent, Borrowers, Buyer or any Affiliate of Parent, Borrowers or Buyer shall (or shall cause or permit the Company or any Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company or any Subsidiary with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller.

(iii)	Parent shall promptly cause the Company and each Subsidiary to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the “Tax Package”), required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 8.1(b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company and the Subsidiaries. Parent shall cause the Tax Package to be delivered to Seller within seventy-five (75) days after the Closing Date.

(c) Contest Provisions.

(i)	Parent shall promptly notify Seller in writing upon receipt by Parent, any of its Affiliates, the Company or the Subsidiaries of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to taxable periods ending on or before the Closing Date or which might otherwise affect the Tax liabilities for which Seller may be liable pursuant to this Section 8.1.

(ii)	Seller shall have the sole right to represent the Company’s and the Subsidiaries’ interests in any Tax audit or administrative or court proceeding relating to Taxes for periods ending on or before the Closing Date that are not Straddle Periods and to employ counsel of its choice at its expense. In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Parent, and at Seller’s sole expense, may assume the entire control of such audit or proceeding. None of Parent, any of its Affiliates, the Company or the Subsidiaries may settle any Tax claim for any Taxes for which Seller may be liable pursuant to
Section 8.1(a).

(d) Assistance and Cooperation. After the Closing Date, Seller and Parent shall (and shall cause their respective Affiliates to):

(i)	assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b), including timely signing any such Tax Returns upon the request of such other party;

(ii)	cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and the Subsidiaries;

(iii)	make available to the others and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and the Subsidiaries;

(iv)	provide timely notice to the others in writing of any pending or threatened Tax audits or assessments of the Company and the Subsidiaries for taxable periods for which the other may have a liability under this Section 8.1;

(v)	furnish the others with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi)	timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(vii) (relating to sales, transfer and similar Taxes); and

(vii)	timely provide to the others powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.

(e) Termination of Tax Allocation Arrangements. Any Tax Sharing Arrangement entered into by Seller or any Affiliate of Seller, on the one hand, and the Company or any Subsidiary, on the other hand, shall be terminated as to the Company and each Subsidiary on or prior to the Closing, and after the Closing neither the Company nor any Subsidiary shall have any liability thereunder.

8.2 Employee Matters.

(a) Seller and Parent agree that any obligations of the Company and the Subsidiaries with respect to any of the Seller Benefit Plans shall cease at the Closing Date and no Company Employee shall have any claim against Parent, Borrowers, Buyer, the Company, or any of the Subsidiaries arising out of such plans, or be entitled to accrue any benefits under such plans with respect to services rendered or compensation paid, after the Closing Date. Parent, Borrowers and Buyer (and each of the Company and the Subsidiaries) after the Closing Date shall have no liability, duties or obligations with respect to any Seller Benefit Plan or to any Company Employee, former employee or beneficiary, dependent or other party enforcing the same or having or claiming an interest thereunder, including any governmental agencies. For the avoidance of doubt, in no event shall any Continuing Employee (as defined below) be entitled to accrue any benefits under any of the Seller Benefit Plans with respect to services rendered or compensation paid on or after the later of (i) the Closing Date, and (ii) the date on which such Continuing Employee commences employment with Buyer or an Affiliate of Buyer.

(b) Effective as of the Closing Date, Seller shall, and shall cause each of its Affiliates to, take all necessary actions to terminate the employment with Seller and each of its Affiliates of each Company Employee who is actively employed as of the Closing Date. Prior to the Closing Date, Parent shall, or shall cause an Affiliate of Parent to, offer employment, effective on the Closing Date, to each of the Company Employees who is actively employed as of the Closing Date. With respect to each Company Employee who as of the Closing Date is on a disability leave of absence and who returns to work within one (1) year following the Closing Date, Seller shall, and shall cause each of its Affiliates to, take all necessary actions to terminate the employment of, and Parent shall, or shall cause an Affiliate of Parent to, offer employment to, each such Company Employee effective as of the date such Company Employee returns to active employment. Each Company Employee who accepts an offer of employment pursuant to this Section 8.2(b) shall, from and after the first date on or following the Closing Date on which such Company Employee commences employment with Buyer or an Affiliate of Buyer, hereinafter be referred to as a “Continuing Employee.”

(c) Except as may otherwise be agreed to by Parent or an Affiliate of Parent, and a Continuing Employee, (i) for the period commencing on the Closing Date (or such later date as the applicable Continuing Employee commences employment with Parent or an Affiliate of Parent) and ending on December 31, 2013 (or such earlier date as the applicable Continuing Employee ceases to be an employee of Parent or an Affiliate of Parent), Parent, shall (or shall cause an Affiliate of Parent to) provide such Continuing Employee with (A) base compensation at a rate not less than such Continuing Employee’s base compensation as in effect immediately prior to the Closing Date, (B) total annual commission and annual incentive compensation opportunities (excluding the value of any annual equity-based incentive compensation opportunities) that are comparable in the aggregate to the total annual commission and annual incentive compensation opportunities (excluding the value of any annual equity-based incentive compensation opportunities) provided to such Continuing Employee by Seller or its Affiliates immediately prior to the Closing Date, and (C) benefits under a 401(k) plan that are comparable in the aggregate to the benefits under the 401(k) plan provided to such Continuing Employee by Seller or its Affiliates immediately prior to the Closing Date, and (ii) for the period commencing on the Closing Date (or such later date as the applicable Continuing Employee commences employment with Parent or an Affiliate of Parent) and ending on the first anniversary of the Closing Date (or such earlier date as the applicable Continuing Employee ceases to be an employee of Parent or an Affiliate of Parent), Parent, shall (or shall cause an Affiliate of Parent to) provide such Continuing Employee with health and welfare benefits (excluding any retiree medical benefits and any health and welfare benefits not generally available to all employees of the Seller or its Affiliates) that are comparable in the aggregate to the health and welfare benefits (excluding retiree medical benefits and any health and welfare benefits not generally available to all employees of the Seller or its Affiliates) provided to such Continuing Employee by Seller or its Affiliates immediately prior to the Closing Date. For the avoidance of doubt, nothing herein shall require Parent or any Affiliate of Parent to provide or maintain any retiree medical, defined benefit pension, defined contribution pension (other than a 401(k) plan), deferred compensation, or similar plan, policy or arrangement for the benefit of any Continuing Employee (except as explicitly set forth herein).

(d) Parent shall use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, and waiting periods under any welfare benefit plan maintained by Parent or any Affiliate of Parent (each being, a “Buyer Welfare Benefit Plan”) in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date. Parent shall use reasonable best efforts to recognize and credit, or cause to be recognized and credited, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under the Benefit Plans during 2013 for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Buyer Welfare Benefit Plans in which they will be eligible to participate from and after the Closing Date.

(e) With respect to each employee benefit or compensation plan, policy, arrangement or agreement maintained by Parent or any Affiliate of Parent (each being, a “Buyer Benefit Plan”), for purposes of eligibility, vesting, level of benefits and benefit accrual under such Buyer Benefit Plan, Parent shall (or shall cause an Affiliate of Parent to) use reasonable best efforts to give each Continuing Employee full credit for such Continuing Employee’s service with Seller or its Affiliates (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized by the Benefit Plans immediately prior to the Closing Date) to the same extent recognized by Seller or its Affiliates immediately prior to the Closing Date, except to the extent that such credit would result in duplication of benefits and except that benefit accrual will not be provided under any defined benefit pension plan.

(f) Except as may otherwise be agreed to by Parent or an Affiliate of Parent and a Continuing Employee, following the Closing, Parent shall assume, honor, fulfill and discharge Seller’s and its Affiliates’ obligations under each Benefit Plan set forth on Seller Schedule 8.2(f).

(g) Parent shall, or shall cause an Affiliate of Parent to, make available to the Continuing Employees a flex spending account plan for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (the “Buyer’s FSA”), effective as of the Closing Date. As of the Closing Date, Parent, or an Affiliate of Parent, shall credit the applicable account under Buyer’s FSA of each Continuing Employee participating in the Seller Benefit Plan maintained pursuant to Section 125 and Section 129 of the Code (the “Seller’s FSA”) with an amount equal to the balance of such Continuing Employee’s account under the Seller’s FSA immediately prior to the Closing Date. If the aggregate amount withheld from Continuing Employees’ compensation under the Seller’s FSA for 2013 exceeds the aggregate amount of reimbursements paid to Continuing Employees prior to the Closing Date under the Seller’s FSA for such plan year, Seller shall transfer (or cause to be transferred) to Parent within 30 days after the Closing Date a cash payment equal to such excess, if any. If the aggregate amount of reimbursements paid to Continuing Employees under the Seller’s FSA prior to the Closing Date for 2013 occurs exceeds the aggregate amount withheld prior to the Closing Date from Continuing Employees’ compensation under the Seller’s FSA for such plan year, Parent shall transfer to Seller within 30 days after the Closing Date a cash payment equal to such excess, if any. In each case, Parent shall assume and be solely responsible for all claims for reimbursement by Continuing Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of Buyer’s FSA, and Parent shall indemnify and hold harmless Seller and its Affiliates (excluding the Company and the Subsidiaries) from any and all claims by or with respect to Continuing Employees for reimbursement under the Seller’s FSA that have not been paid in full as of the Closing Date. Parent agrees to cause Buyer’s FSA to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Continuing Employee under the Seller’s FSA in respect of the flexible spending reimbursement accounts under Buyer’s FSA that are in effect immediately prior to the Closing Date. For the avoidance of doubt, except as provided herein, in no event shall Seller have any liability or obligation under Buyer’s FSA.

(h) Seller shall (or shall cause an Affiliate of Seller to) make a payment in full satisfaction of earned but unused paid time-off as of the Closing Date (which payment will be determined in accordance with Seller’s Choice Time Off policy as in effect on such date) for each Continuing Employee. Parent agrees to consider in good faith (or cause an Affiliate of Parent to consider in good faith) requests from the Continuing Employees for unpaid time-off until such time as such employees accrue sufficient paid-time off under the Buyer Welfare Benefit Plans to address their vacation plans. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, calculations of Working Capital hereunder shall not include (i) in current liabilities, any amounts paid, pursuant to this Section 8.2(h), at or prior to Closing to Continuing Employees in respect of earned but unused paid time-off or (ii) in current assets, any cash or other assets used to pay any amounts referenced in clause (i) above.

(i) To the extent allowable by Requirements of Law, Parent shall use reasonable best efforts to cause the trustee of a defined contribution plan of Parent or an Affiliate of Parent, if requested to do so by a Continuing Employee, to accept a direct “rollover” of all or a portion of such Continuing Employee’s distribution from Seller’s defined contribution plan (excluding securities, but including plan loans).

(j) From and after the Closing Date, Parent shall assume any and all obligations for and shall pay any unpaid annual incentive bonuses that have been accrued as of the Closing Date by the Company or any of the Subsidiaries, whether the obligation therefor arises before, after or as a result of the Closing Date, payable to any Continuing Employee pursuant to the terms of any Benefit Plans that are bonus plans or arrangements in effect on or prior to the Closing Date.

(k) Except as may otherwise be agreed to by Parent or an Affiliate of Parent and a Continuing Employee, with respect to any Continuing Employee whose employment is terminated by Parent or an Affiliate of Parent without “cause” on or prior to the first anniversary of the Closing Date, subject to such Continuing Employee’s timely execution and non-revocation of a general release of claims in favor of Parent and each Affiliate of Parent in a form reasonably satisfactory to Parent, Parent shall provide, or shall cause its Affiliates to provide, severance benefits to such Continuing Employee, which shall be determined and payable in accordance with the terms and subject to the conditions set forth on Seller Schedule 8.2(k), taking into account all service with Seller, Parent and their respective Affiliates in determining eligibility for severance benefits and the amount of severance benefits payable. In addition, for the avoidance of doubt, with respect to each Continuing Employee, Seller’s termination of his or her employment with Seller or any of its Affiliates to effect the provisions of Section 8.2(b) shall not constitute an event entitling such Continuing Employee to severance payments or benefits from Seller, Parent or any of their respective Affiliates. Parent and its Affiliates shall be solely responsible for (and shall indemnify Seller and its Affiliates against) all severance benefits and related costs associated with a Company Employee’s termination of employment arising out of or related to Buyer’s or its Affiliates’ failure to fulfill their obligation to make an offer of employment to any Company Employee pursuant to Section 8.2(b); provided, that Seller and its Affiliates fully satisfy their respective obligations pursuant to Section 8.2(p).

(l) With respect to each Continuing Employee (including any beneficiary or the dependent thereof), Seller shall retain all liabilities and obligations for any medical, dental, health, accident or disability claim to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date and Parent and its Affiliates shall be liable for any such claim incurred on or following the Closing Date. For purposes of this Section 8.2, a claim shall be deemed to be incurred when (i) with respect to medical, dental or other health related claims, the medical, dental or health related services giving rise to such claim are performed, (ii) with respect to life insurance, when the death occurs, and (iii) with respect to disability or workers’ compensation claims, when the injury or condition giving rise to the claim occurs.

(m) Effective as of the Closing Date, Seller shall be responsible for providing coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to any Company Employee (and his or her qualified beneficiaries) as to whom a “qualifying event” (as defined in Section 4890B of the Code) has occurred prior to the Closing Date and each Company Employee who does not become a Continuing Employee. Parent shall be responsible for providing coverage under COBRA to any Continuing Employee (and his or her qualified beneficiaries) whose “qualifying event” occurs on or after the Closing Date.

(n) Parent shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq., or the regulations promulgated thereunder (the “WARN Act”) (including comparable state, local or other Requirements of Law) and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided, with respect to any obligations under the WARN Act (including comparable state, local or other Requirements of Law) arising out of or resulting from any termination of employment of any Continuing Employees by Parent on or after the Closing Date.

(o) Seller and Parent shall use reasonable best efforts to adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, Parent, as successor employer, shall use reasonable best efforts to provide, as applicable, all required Forms W-2 to all Continuing Employees reflecting all wages paid and Taxes withheld by Seller as the predecessor and Parent as the successor employer for the entire year in which the Closing Date occurs. In addition, Seller and Parent shall use reasonable best efforts to adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).

(p) Parent shall use reasonable best efforts, and Seller and its Affiliates shall provide reasonable cooperation in connection therewith, to cause Parent or an Affiliate of Parent to implement the employee benefit plans, programs, policies, arrangements and agreements necessary to comply with its obligations pursuant to this Section 8.2 effective on or prior to the date that is six (6) months from the date of this Agreement (the date on which Parent or an Affiliate of Parent has developed the capacity to implement such plans, programs, policies, arrangements and agreements, the “Benefits Effective Date”). Parent shall keep Seller reasonably apprised of the status of such implementation. If the Benefits Effective Date has not occurred by the date that is five (5) months from the date of this Agreement, Seller may deliver written notice (a “Lease Notice”) to Parent informing Parent of Seller’s commitment to provide such alternative plans, programs, policies, arrangements and agreements (including by means of an employee lease by Seller or its Affiliates or alternative third-party employee leasing or similar arrangements) for a period of three (3) months following the Closing Date at a cost to Parent and its Affiliates not to exceed Seller’s costs in providing such services (and not any costs of any third-party leasing arrangements incurred by Seller). In such event, Seller and Parent shall negotiate in good faith an agreement providing for the foregoing services and such other terms as are reasonable and customary for such an arrangement and enter into such an agreement as soon as practicable but in no event later than thirty (30) days after the date of Seller’s notice (the date that is thirty (30) days after the date of the Lease Notice is the “Alternate Benefits Effective Date”); Parent shall not be required to implement Seller’s alternative plans, programs, policies, arrangements and agreements in the event that Parent has implemented the employee benefit plans, programs, policies, arrangements and agreements necessary to comply with its obligations pursuant to this Section 8.2 on or prior to the date that is six (6) months after the date of this Agreement.

(q) Promptly following the date hereof (and in no event more than thirty (30) days following the date hereof), Seller shall, or shall cause an Affiliate of Seller to, provide Parent with a list (the “Company Employee List”) of each Company Employee, together with an accurate description of each such Company Employee’s date of hire, credited years of service, location, title, position, reporting responsibilities (supervisor), status (active verses inactive), base salary and/or hourly wage rate, total annual commission and annual incentive compensation opportunities, heath and welfare benefits, level of participation in each Benefit Plan, perquisites, accrued vacation, and severance accrual. Seller shall, or shall cause an Affiliate of Seller to, provide Parent or its counsel with an updated Company Employee List not less than thirty (30) Business Days prior to the Closing Date and will regularly thereafter provide Parent with updates of any changes to the Company Employee List that occur thereafter and prior to the Closing Date (other than any changes that occur solely on account of the passage of time). From and after the date hereof until the Closing Date, upon reasonable advance written notice, Seller or its Affiliates shall take all commercially reasonable actions necessary to (i) provide Parent and its authorized representatives with reasonable access to all Company Employees during normal business hours, (ii) make reasonable efforts to accommodate Parent’s requests to make available to the authorized representatives of Parent each employee of the Seller or its Subsidiaries whose assistance and expertise is reasonably necessary to assist Parent in connection with

Parent’s preparation to transition the Company and the Subsidiaries and assets and the personnel related thereto into Parent’s organization following the Closing, (iii) promptly provide Parent and its authorized representatives will all reasonable information concerning the Company Employees as may be requested by Parent or any of its authorized representatives from time to time (to the extent permitted by applicable law), and (iv) cause its employees and request that its outside vendors responsible for the Seller’s and its Affiliates’ human resources, payroll, and benefits functions to cooperate in good faith with Parent and its authorized representatives for the purpose of facilitating the smooth transition for Continuing Employees from the Seller’s Benefit Plans onto the Buyer Benefit Plans effective as of the Closing Date; provided, that, in each case, any such access or cooperation shall be conducted under the supervision of Seller’s personnel and in such manner as not to materially interfere with the normal business operations of Seller, the Company or their Affiliates, with any costs and expenses incurred by Parent or any Affiliates of Parent to be borne solely by Parent and its Affiliates. Promptly following any reasonable request of Parent, an Affiliate of Parent or any authorized representative of Parent or an Affiliate of Parent, in cooperation with Parent and its Affiliates, Seller shall, or shall cause an Affiliate of Seller to, take all commercially reasonable actions reasonably necessary to disseminate any written or oral communications on behalf of Parent or an Affiliate of Parent to all or any of the Company Employees pertaining to compensation, benefits or other employment transition matters that are affected by the transactions contemplated by this Agreement, including, without limitation, the dissemination of any and all offer letters required pursuant to Section 8.2(b) above.

(r) This Section 8.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement; nothing in this Section 8.2, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatever; and no provision of this Section 8.2 will create any third-party beneficiary rights in any current or former employee, officer, director or individual independent contractor of Seller, the Company or the Subsidiaries (including, without limitation, any Company Employee) in respect of continued employment (or resumed employment) or service or any other matter. This Section 8.2 shall not be considered, or deemed to be, an amendment to any Benefit Plan or any compensation or benefit plan, program, agreement or arrangement of Seller, Parent or any of their Affiliates (including, without limitation, the Company and the Subsidiaries). Nothing in this Section 8.2 shall obligate Parent or any Affiliate of Parent (including the Company and the Subsidiaries) (i) to continue to employ any Continuing Employee for any specific period of time following the Closing Date, subject to applicable Requirements of Law, or (ii) limit the right of Parent or any Affiliate of Parent to, at any time, change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner.

8.3 Insurance.

(a) From and after the Closing Date, the Company and each of the Subsidiaries shall cease to be insured by Seller’s or its Affiliates’ (other than the Company or any Subsidiary) insurance policies or by any of their self-insured programs to the extent such insurance policies or programs cover the Company or any Subsidiary. With respect to events or circumstances relating to the Company or any Subsidiary that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs sponsored by Seller and/or its Affiliates (other than the Company or any Subsidiary) and that apply to the Company or any Subsidiary, Parent or its Affiliates may make claims under such policies and programs and Seller shall, and shall cause its Affiliates to, reasonably cooperate with Parent and its Affiliates pursuing payment under any of the insurance policies covering the Company or any Subsidiary in effect as of the date of this Agreement and, as applicable, shall pay over to Parent or its Affiliates any amounts so collected; provided, however, that, subject to Section 10.2(a), the Company, a Subsidiary, Parent, Borrowers or Buyer shall fully satisfy the deductible or retention applicable to such claim (collectively, the “Insurance Retention Payments”); provided, further, that neither Parent nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies purchased or sponsored by Parent and/or its Affiliates (including, after Closing, the Company or any Subsidiary).

(b) With respect to any open claim against Seller’s or its Affiliates’ insurance policies relating to the Company or any Subsidiary prior to the Closing Date, Seller agrees to remit to Parent any net proceeds realized from such claim upon full and final settlement of such claim but only to the extent that such proceeds exceed the liability, if any, recorded in the Closing Working Capital Statement for the loss that was the basis of such claim; provided that Parent complies with the requirements specified in Section 8.3(a).

8.4 Nonsolicitation of Employees; Nonsolicitation of Clients.

(a) For a period of two (2) years following the Closing, Seller shall not, and shall cause its Affiliates not to, solicit any Continuing Employees to leave the employ of the Company or any Subsidiary; provided, however, that Seller or any of its Affiliates may solicit any Continuing Employees who are or were discharged by the Company or a Subsidiary; provided, further, that nothing in this Section 8.4(a) shall prohibit Seller or any of its Affiliates from employing any Continuing Employees as a result of a general solicitation to the public or general advertising not specifically directed at any Continuing Employees who respond to such solicitations or the solicitation of any individual whose employment with the Company or a Subsidiary has been terminated for at least six (6) months prior to the commencement of employment discussions between Seller or its Affiliates and the Continuing Employee. In addition, for a period of two (2) years following the Closing, Seller shall not and shall cause its Affiliates not to, hire any Company Employee who fails to become a Continuing Employee.

(b) From the date of this Agreement and for a period of two (2) years following the Closing or, if this Agreement is terminated pursuant to Article XI, following the Termination Date, Parent shall not, and shall cause its Affiliates (including the Company and the Subsidiaries after the Closing) not to, solicit any employees of Seller or its Affiliates to leave the employ of Seller or its Affiliates, as applicable; provided, however, that Parent or any of its Affiliates may solicit any such employees who are or were discharged by Seller or its Affiliates, as applicable; provided, further, that nothing in this Section 8.4(b) shall prohibit Parent or any of its Affiliates from employing any such employee as a result of a general solicitation to the public or general advertising not specifically directed at any employee of Seller or its Affiliates who responds to such solicitations or the solicitation of any individual whose employment with Seller and its Affiliates has been terminated for at least six (6) months prior to the commencement of employment discussions between Parent or its Affiliates and such individual.

(c) For a period of two (2) years following the Closing, Seller and its Affiliates shall not use any confidential list of Advisors, GFWM Direct Clients or A Managed Account Clients or investors in any Sponsored Fund or A Fund as a means to offer products or services to any such Person that are the same as or similar to products or services provided by a Subsidiary to any such Person as of the Closing Date; provided that this Section 8.4(c) shall not prohibit Seller or its Affiliates from: (i) making any general solicitation for customers; (ii) responding to unsolicited inquiries; (iii) providing notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof; or (iv) establishing or retaining relationships with any such Person to the extent not based on products or services that are the same as or similar to products or services provided by the Subsidiaries as of the Closing Date.

(d) For a period of two (2) years following the Closing, each of Seller and Parent shall not, and shall cause its Affiliates not to, make any public statement, written or oral, relating to the subject matter of this Agreement or the Company and the Subsidiaries, that is disparaging or defamatory about the other party or parties, as the case may be. For the avoidance of doubt, this Section 8.4(d) shall not preclude any party or its directors, officers or other representatives from making any truthful statement (i) in response to any inquiries under oath or in response to inquiry by a Governmental Authority; (ii) in connection with the prosecution or defense of any claim in any proceeding to enforce any provision of this Agreement or the Transaction Documents; (iii) in response to the other party’s public statement in violation of this Section 8.4(d); or (iv) by way of explanation or discussion of Seller’s or Parent’s rationales for selling or buying the Company, as the case may be, or its expected benefits from the transaction, but only to the extent made during ordinary course investor relations events, such as an ordinary course earnings public teleconference call with investment analysts, an ordinary course investor conference or one-on-one meetings between Seller management and investment analysts or investors or in a filing required to be made with the SEC under Requirements of Law (but only to the extent such statement is legally required to be made in such filing), provided that, for the avoidance of doubt, any statement under this clause (iv) shall remain subject to Section 8.9.

8.5 Seller Intellectual Property; Trade Names and Trademarks.

(a) Except as provided in this Agreement or the Transaction Documents, including the Transitional Trademark License Agreement, Parent, for itself and its Affiliates, acknowledges and agrees that Parent, Borrowers and Buyer are not purchasing, acquiring or otherwise obtaining any right, title or interest in and to any Intellectual Property owned by Seller or its Affiliates (other than the Company and the Subsidiaries), including, but not limited to, the names “Genworth,” or any trade names, trademarks, Internet domain names, identifying logos or service marks employing the word “Genworth” or any confusingly similar trade name, trademark, service mark or logo. Seller Schedule 8.5(a) sets forth the names, trade names, trademarks, identifying logos and service marks referred to herein as the “Seller Names and Marks.” Except as otherwise expressly provided herein or in the Transitional Trademark License Agreement, neither Parent nor any of its Affiliates (including, after the Closing, the Company and the

Subsidiaries) shall have any rights in the Seller Names and Marks and neither Parent nor any of its Affiliates (including, after the Closing, the Company and the Subsidiaries) shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the Seller Names and Marks.

(b) At the Closing, Seller shall enter into the Transitional Trademark License Agreement with Parent and the Company, pursuant to which Seller shall grant to the Company the right to use the Seller Names and Marks set forth therein solely for the purposes and applicable time periods set forth in the Transitional Trademark License Agreement. Parent agrees that, except as otherwise provided in the Transitional Trademark License Agreement, following the Closing Date, Parent and its Affiliates (including the Company and the Subsidiaries) shall cease and discontinue all uses of the Seller Names and Marks, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers confusingly similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words. Parent, for itself and its Affiliates (including, following the Closing, the Company and the Subsidiaries), agrees that, other than as set forth in the Transitional Trademark License Agreement, any rights of the Company and the Subsidiaries to the Seller Names and Marks shall terminate on the Closing Date.

(c) Except as otherwise provided in the Transitional Trademark License Agreement, Parent and its Affiliates (including the Company and the Subsidiaries) shall re-label, destroy or exhaust all materials in their possession or control bearing the Seller Names and Marks including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, and other materials, and make all filings with any office, agency or body to effect the elimination of any use of the Seller Names and Marks from the businesses of the Company and the Subsidiaries, so as to bring Parent and its Affiliates into compliance with this Section 8.5. Except as otherwise provided in the Transitional Trademark License Agreement, Parent shall take all necessary action to ensure that other users of the Seller Names and Marks under the control of Parent whose rights terminate upon the Closing pursuant to this Section 8.5, shall cease use of the Seller Names and Marks, except as expressly authorized thereafter by Seller. Parent, for itself and its Affiliates, agrees that after the Closing Date Parent and its Affiliates (including the Company and the Subsidiaries) will not expressly, or by implication, do business as or represent themselves as Seller or its Affiliates.

(d) In the event Parent or any Affiliate of Parent (including the Company and the Subsidiaries after the Closing) violates any of its obligations under this Section 8.5 or the Transitional Trademark License Agreement, Seller and its Affiliates may proceed against it at law or in equity for such damages or other relief as a court may deem appropriate. Parent acknowledges that a violation of this Section 8.5 or the Transitional Trademark License Agreement may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Parent therefore agrees that in the event of any actual or threatened violation of this Section 8.5, Seller and its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief or any other equitable remedy against Parent or such Affiliate of Parent to prevent any violations of this Section 8.5 or the Transitional Trademark License Agreement.

(e) Nothing contained herein or in the Transitional Trademark License Agreement shall prevent Parent or any of its Affiliates from using the Seller Names and Marks in a historical manner in describing the change of ownership of the Company and the Subsidiaries to the extent reasonably necessary.

8.6 Director and Officer Liability and Indemnification. For the six- (6-) year period immediately following the Closing, Parent shall not, and shall not permit the Company or any of the Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any Subsidiaries’ certificate of incorporation or bylaws (or equivalent governing documents) as in effect on the date of this Agreement in any adverse respect relating to the exculpation, indemnification or advancement of expenses of any current or former officers and directors unless required to do so by applicable Requirements of Law, it being the intent of the parties that such Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Requirements of Law and as otherwise provided for in the provisions of such documents.

8.7 Preservation of Books and Records. Seller and its Affiliates shall have the right to retain copies of all books and records of the Company and its Subsidiaries relating to periods ending on or prior to the Closing Date. Parent agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records relating to the Company and the Subsidiaries in the possession of Parent or its Affiliates for the longer of (a) any applicable statute of limitations and (b) a period of six (6) years from the Closing Date.

8.8 Access to Information after Closing.

(a) During the six- (6-) year or longer period during which Parent is required to preserve books and records pursuant to Section 8.7, representatives of Seller and its Affiliates shall, upon reasonable advance notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records, as well as access to the directors, officers, employees and any other books and records of the Company and the Subsidiaries to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company and the Subsidiaries prior to the Closing Date. During such six- (6-) year or longer period, Parent shall provide, or cause to be provided to, Seller or its Affiliates, access to the directors, officers, employees and original books and records of the Company and the Subsidiaries as Seller or its Affiliates shall reasonably request in connection with any Action to which Seller or any of its Affiliates is a party or in connection with Requirements of Law applicable to Seller or any of its Affiliates, and Parent shall reasonably cooperate and assist Seller or its Affiliates in connection therewith, including by causing the Company’s and the Subsidiaries’ directors, officers and employees to make themselves available for trial, depositions, interviews and other Action-related litigation endeavors, in each case on terms and conditions reasonably satisfactory to Parent; provided that Seller shall reimburse Parent, the Company and the Subsidiaries, as applicable, for all reasonable out-of-pocket expenses incurred by them (and that they would not otherwise have incurred) in complying with the foregoing requirement. Seller or its Affiliates, as applicable, shall return such original books and records to Parent or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such six- (6-) year or longer period, before Parent or any Affiliate shall dispose of any of such books and records,

Parent shall give at least ninety (90) days’ prior written notice of such intention to dispose to Seller, and Seller or any of its Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect. Notwithstanding the foregoing, (i) Parent shall have no obligations under this Section 8.8(a) to the extent that such obligations would unreasonably interfere in a material respect with the normal operations of the Company and the Subsidiaries and (ii) nothing herein shall require Parent to provide access to, or to disclose any information to, Seller if such access or disclosure would be in violation of Requirements of Law or the provision of any agreement to which the Company or the Subsidiaries is a party.

(b) For a period of six (6) years after the Closing Date, Parent and its representatives shall have reasonable access to all the books and records relating to the Company and the Subsidiaries which Seller may retain after the Closing Date, as well as access to the directors, officers and employees of Seller or its Affiliates to the extent that (i) such access may reasonably be required by Parent in connection with matters relating to or affected by the operations of the Company and the Subsidiaries prior to the Closing Date and (ii) that such Persons are then directors, officers or employees, as the case may be, of Seller or its Affiliates. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. Parent shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 8.8(b). If Seller shall desire to dispose of any of such books and records prior to the expiration of such six- (6-) year period, Seller shall give at least ninety (90) days’ prior written notice of such intention to dispose to Parent, and Parent or any of its Affiliates shall be given an opportunity, at Parent’s cost and expense, to segregate and remove such books and records as Parent may select. Notwithstanding the foregoing, (i) Seller shall have no obligations under this Section 8.8(b) to the extent that such obligations would unreasonably interfere in a material respect with its normal operations and (ii) nothing herein shall require Seller to provide access to, or to disclose any information to, Seller if such access or disclosure would be in violation of Requirements of Law.

8.9 Confidentiality.

(a) From the date of this Agreement and continuing thereafter, each of Seller and Parent shall, and shall cause their respective Affiliates, employees and representatives to, keep, treat and hold any and all confidential or proprietary information, knowledge and data of or pertaining to the other party (including such information, knowledge and data relating to the Company and the Subsidiaries) (such information, knowledge and data, the “Confidential Information”) confidential (and not disclose or provide access to any Person) and not use any Confidential Information except as contemplated by Sections 7.3 and 7.7 and, in the case of Parent, to operate the Company and the Subsidiaries after the Closing Date; provided, however, that Seller or Parent may disclose Confidential Information to another Person (i) with the prior written consent of Parent or Seller, as applicable, (ii) to the extent required by any applicable Requirements of Law, (iii) during the course of litigation, so long as the disclosing party uses commercially reasonable efforts to ensure that the party receiving such information treats the information in a confidential manner and in accordance with the terms hereof, (iv) to any taxing authority and (v) to its legal counsel, accountants, investment advisers, investment bankers, banks and their advisors who need to know such information for the purpose of assisting the disclosing party in their capacity as such so long as the disclosing party causes such persons to treat the information in a confidential manner and in accordance with the terms hereof (it being understood that the disclosing party shall be responsible for any breach of the terms of this Section 8.9(a) by such persons). Notwithstanding the foregoing, in the event that either Seller or Parent or its representatives intend to disclose information pursuant to clause (ii) or (iii) above, such party shall, or shall cause its representative to, to the extent reasonably practicable and permitted by applicable Requirements of Law, (x) provide Parent or Seller, as the case may be, with reasonable written notice of such requirement sufficiently in advance of disclosing such information so that Parent or Seller, as applicable, may seek a protective order or other remedy, (y) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Confidential Information that is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to such Confidential Information and (z) use commercially reasonable efforts to promptly furnish to Parent or Seller, as applicable, a copy (in whatever form or medium) of such Confidential Information that it intends to furnish or has furnished. The foregoing sentences in this Section 8.9(a) shall not apply to any information, knowledge or data that (i) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality pursuant to this Section 8.9(a), or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality pursuant to this Section 8.9(a), so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the party whose Confidential Information is disclosed or (ii) in the case of Parent, was independently developed by Parent or on Parent’s behalf without the use of Confidential Information or was available to Parent or its Affiliates, employees or representatives on a non-confidential basis prior to its disclosure to such Person by Seller. On and after the Closing Date, the obligations under this Section 8.9(a) shall remain in full force and effect. Furthermore, if, for any reason, the transactions contemplated by this Agreement are not consummated, this Section 8.9(a) shall nonetheless continue in full force and effect. For the avoidance of doubt, Section 12.11 shall apply to any breach or threatened breach of this Section 8.9(a) by either party or its Affiliates, employees or representatives.

(b) As of the date of this Agreement, the Confidentiality Agreements shall be terminated; provided, however, that such termination shall not affect any claims for breaches thereof that occurred prior to such termination.

8.10 No Public Announcement. Neither Parent nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures (a) necessary to implement the provisions of this Agreement or to comply with SEC disclosure obligations or the rules of any stock exchange; (b) required by applicable Requirements of Law; or (c) by Seller with shareholders, analysts or others in the ordinary course of business for a public company that is selling or has sold certain lines of business, but in each case solely to the extent reasonably necessary; provided, further, that, from and after the Closing, Parent and its Affiliates may, subject to Sections 8.4(d) and 8.9, provide general information about the subject matter of this Agreement in connection with their respective fundraising, marketing, informational or reporting activities.

8.11 No Solicitation of Transactions. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to the terms hereof, Seller shall not take, and shall cause its subsidiaries not to take, and shall not authorize or permit any of their respective directors, managers, officers, employees and representatives to take, directly or indirectly, any action to encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to or to enter into any agreement with, any Person (other than Parent and its Affiliates) concerning any purchase of the Shares or other equity securities of the Company or any of the Subsidiaries or any merger, sale of all or a material portion of the assets of the Company or the Subsidiaries or similar transactions involving the Company and the Subsidiaries (other than assets sold in the ordinary course of business consistent with past practice). In the event that this Agreement is terminated pursuant to Article XI (other than by Seller pursuant to Section 11.1(b) or if Parent has not obtained the regulatory approvals contemplated by Sections 6.3(b)(i)-(ii) on or prior to the Termination Date), Seller shall, on the date of such termination, promptly disclose to Parent the identity of any Person (other than Parent) who has delivered a written communication, from the date of this Agreement to such termination date, that constitutes a proposal or offer with respect to such a transaction. Seller shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a similar transaction within the one year period prior to the date hereof to return to Seller or destroy all confidential information heretofore furnished to such Person by or on behalf of Seller.

8.12 Assignment of Legacy Purchase Agreement. Effective as of the Closing, Seller agrees that it shall irrevocably assign to Parent, and Parent agrees that it shall assume from Seller, all the benefits of the promises made to Seller in Section 6.16 (Non-Competition; Non-Solicitation) of the Purchase and Sale Agreement, dated as of October 18, 2010, between BandofBros, L.L.C. (formerly known as Altegris, L.L.C.), Jon C. Sundt, Matthew C. Osborne, Robert J. Amedeo, Richard G. Pfister, Sundt 2003 Charitable Trust, Sundt 2004 Charitable Trust, Sundt 2005 Charitable Trust and Seller (the “Legacy Purchase Agreement”), by the other parties to the Legacy Purchase Agreement, such that from and after the Closing, Section 6.16 of the Legacy Purchase Agreement will be read as though “Purchaser” referred to Parent. A true and complete copy of Section 6.16 (Non-Competition; Non-Solicitation) of the Legacy Purchase Agreement has been provided to Parent. The parties agree that the assignment and assumption described in this Section 8.12 are self-executing and will be effective as of the Closing without any further action on the part of any Person and without any further action required by either party. Parent acknowledges and agrees that Seller makes no representation or warranty with respect to the assignment and assumption described in this Section 8.12 and that Seller shall not be responsible or have any liability to Parent or any other Person for any breach of any of the promises assigned under this Section 8.12. For the avoidance of doubt, Seller does not assign, and Parent shall not assume, any of the obligations, duties or liabilities of Seller under the Legacy Purchase Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each of Parent, Borrowers, Buyer and Seller to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Parent and Seller to the extent permitted by the applicable Requirements of Law, prior to the Closing of each of the following conditions:

(a) All requisite approvals by FINRA and any Governmental Authority shall have been obtained or made and shall be in full force and effect and all related waiting periods required by the applicable Requirements of Law shall have expired.

(b) As of the Closing: (i) at least seventy-five percent (75%) of the members of the Fund Board of each Sponsored Fund which has approved a new investment advisory or sub-advisory contract with any Subsidiary or such other entity which will act as an investment adviser to such Sponsored Fund following the Closing shall not be “interested persons” (as such term is defined in the Investment Company Act) of Parent (or such other entity which will act as investment adviser to such Sponsored Fund following the Closing) or of Seller, the Company, or the relevant Subsidiary; and (ii) the requirements of Section 15(f)(1)(B) of the Investment Company Act shall have been complied with in that no “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) shall have been imposed on any of the Sponsored Funds as a result of this Agreement, the transactions contemplated hereunder, the new investment advisory or sub-advisory contracts or otherwise.

(c) As of the Closing: (i) Required Sponsored Fund Consents for ninety percent (90%) of all Sponsored Funds (based on Covered Assets of each Sponsored Fund as of the Business Day immediately prior to the Closing Date) shall have been duly obtained and shall be in full force in effect; and (ii) eighty-five percent (85%) of GFWM Direct Clients and A Feeder Funds to whom a consent notice was required to have been delivered under Section 7.7(c) (based on Covered Assets of such GFWM Direct Clients and A Feeder Funds as of the Business Day immediately prior to the Closing Date) shall not have provided an Affirmative Objection.

(d) No relevant Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the sale of the Shares by Seller or purchase of the Shares by Buyer.

(e) Any waiting period (and any extension thereof) under the HSR Act shall have expired or have been terminated.

9.2 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby shall also be subject to the fulfillment, or written waiver by Seller to the extent permitted by applicable Requirements of Law, prior to the Closing of each of the following conditions:

(a) Each of the representations and warranties of Parent set forth in Article VI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that the representation and warranty of Parent set forth in Sections 6.1, 6.2 and 6.8 shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, and other representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); and Seller shall have received a certificate, dated the Closing Date, signed on behalf of an authorized officer of Parent to such effect.

(b) Parent, Borrowers and Buyer shall have each performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized officer of Parent to such effect.

(c) Parent and each of its Affiliates, as applicable, shall have delivered duly executed counterparts to each of the Transaction Documents to Seller.

9.3 Conditions to Obligations of Parent, Borrowers and Buyer. The obligations of Parent, Borrowers and Buyer to effect the transactions contemplated hereby shall also be subject to the fulfillment, or written waiver by Parent to the extent permitted by applicable Requirements of Law, prior to the Closing of each of the following conditions:

(a) (i) Each of the representations and warranties of Seller set forth in Sections 5.1 and 5.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Seller set forth in Sections 5.2 and 5.7(b) shall be true and correct in all respects (except, with respect to Section 5.2, for de minimis errors) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) each of the other representations and warranties of Seller set forth in Article V shall be true and correct, without giving effect to the words “material,” “materiality,” “materially” or “Material Adverse Effect” set forth in such representations and warranties, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in accordance with the foregoing standard as of such date); except where the failure of such representations or warranties of Seller in this clause (iii) to be so true and correct would not reasonably be expected to have or be, individually or in the aggregate, a Material Adverse Effect; and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by an authorized officer of Seller to such effect.

(b) Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Seller by an authorized officer of Seller to such effect.

(c) Seller and each of its Affiliates, as applicable, shall have delivered duly executed counterparts to each of the Transaction Documents to Parent.

(d) Seller shall have delivered to Parent complete and correct copies of the audited combined, consolidated financial statements of the Company and A Investments for the fiscal year ended December 31, 2012, which are to be unqualified and materially consistent with the Financial Statements attached to Seller Schedule 5.6; provided, however, that this condition shall not be deemed to have failed to be met as a result of any qualification or inconsistency relating to the matters set forth on Seller Schedule 5.6(b).

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date; provided, however, that the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4, 5.8, 5.15(e), 5.23, 6.1, 6.2, 6.5, 6.8, 6.9 and 6.10 shall survive until sixty (60) days after the end of the applicable statute of limitations period (including extensions). The covenants and agreements of the parties hereto contained herein that by their terms are to be performed at the Closing and following the Closing Date shall survive the Closing and continue in effect in accordance with their terms, and the covenants and agreements of the parties contained herein that by their terms are to be performed prior to the Closing Date shall survive the Closing until the date that is one (1) year after the Closing Date. Notwithstanding the foregoing, (a) any obligations to indemnify and hold harmless under this Article X shall not terminate with respect to any Losses with respect to which the Indemnified Party shall have given notice to the Indemnitor in accordance with Section 10.4 before the expiration of the applicable survival period; (b) the indemnification by Seller as to matters set forth in Section 10.2(a)(iii) shall continue until such matters have been fully and finally resolved; and (c) the indemnification by Parent as to matters set forth in Section 10.3(a)(iii) shall not terminate.

10.2 Indemnification by Seller.

(a) From and after the Closing, subject to this Article X, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all out-of-pocket losses, costs (including Insurance Retention Payments made pursuant to Section 8.3(a)), settlement payments, awards, judgments, fines, penalties, damages, expenses or other charges and any and all reasonable out-of-pocket expenses actually incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder, including reasonable fees and disbursements of legal counsel (collectively, “Losses”), incurred by such Buyer Group Member in connection with or arising from:

(i)	any breach of any warranty or the inaccuracy of any representation and warranty (read for this purpose, except in the case of Section 5.7(b), without reference to materiality or Material Adverse Effect qualifiers) of Seller contained in this Agreement;

(ii)	any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement; and

(iii)	any action, suit, investigation or proceeding listed on Seller Schedule 10.2(a)(iii), as to which Seller shall retain sole and absolute right to defend against, negotiate, settle or otherwise deal with and as to which Parent shall provide full cooperation; and

provided, however, that the obligations of Seller under this Section 10.2(a) shall be subject to the following:

(w)	Except as provided in clause (z) below, Seller shall have no liability under Section 10.2(a)(i) with respect to an individual claim covered thereunder unless the amount of Losses suffered by Buyer Group Members related to such claim or a series of substantially related claims exceeds $25,000 (a “De Minimis Claim” and the “De Minimis Claim Threshold”).

(x)	Except as provided in clause (z) below, Seller shall have no liability under Section 10.2(a)(i) unless the aggregate amount of Losses (other than Losses related to De Minimis Claims excluded by clause (w) above) exceeds one percent (1%) of the Base Purchase Price (it being understood that such amount shall be a deductible for which Seller shall bear no indemnification responsibility) (the “Deductible”).

(y)	Except as provided in clause (z) below, the aggregate amount required to be paid by Seller pursuant to Section 10.2(a)(i) shall not exceed fifteen percent (15%) of the Base Purchase Price (the “Cap”).

(z)	Seller’s liability under Section 10.2(a)(i) with respect to Sections 5.1, 5.2, 5.4 and 5.23 and under Sections 10.2(a)(ii) and 10.2(a)(iii) shall not be subject to the De Minimis Claim Threshold, the Deductible or the Cap; provided that the maximum aggregate amount for which Seller shall be required to indemnify Buyer Group Members under Sections 10.2(a)(i) and 10.2(a)(ii) shall be the Base Purchase Price.

(b) Notwithstanding anything to the contrary in this Agreement, there shall be no indemnification under this Article X for any matters relating to Taxes, the sole recourse with respect to which is covered in Section 8.1.

10.3 Indemnification by Parent.

(a) From and after the Closing, subject to this Article X, Parent agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses incurred by such Seller Group Member in connection with or arising from:

(i)	any breach of any warranty or the inaccuracy of any representation and warranty (read for this purpose without reference to materiality qualifiers) of Parent contained in this Agreement;

(ii)	any breach by Parent of, or failure by Parent, Borrowers or Buyer to perform, any of its covenants and obligations contained in this Agreement; and

(iii)	the operation of the Company, the Subsidiaries and the business of the Company and the Subsidiaries after the Closing (other than any matter for which Seller is required to provide indemnification pursuant to Section 10.2);

provided, however, that the obligations of Parent under this Section 10.3(a) shall be subject to the following:

(w)	Except as provided in clause (z) below, Parent shall have no liability under Section 10.3(a)(i) with respect to an individual claim covered thereunder unless the amount of Losses suffered by Seller Group Members related to such claim exceeds the De Minimis Claim Threshold.

(x)	Except as provided in clause (z) below, Parent shall have no liability under Section 10.3(a)(i) unless the aggregate amount of Losses (other than Losses excluded by clause (w) above) exceeds the Deductible.

(y)	Except as provided in clause (z) below, the aggregate amount required to be paid by Parent pursuant to Section 10.3(a)(i) shall not exceed the Cap.

(z)	Parent’s liability under Section 10.3(a)(i) with respect to Sections 6.1, 6.2 and 6.9 and under Sections 10.3(a)(ii) and 10.3(a)(iii) shall not be subject to the De Minimis Claim Threshold, the Deductible or the Cap; provided that the maximum aggregate amount for which Parent shall be required to indemnify Buyer Group Members under Sections 10.3(a)(i) and 10.3(a)(ii) shall be the Purchase Price.

(b) For the avoidance of doubt, Seller’s remedies with respect to the Seller Financing Agreement are addressed separately in the Seller Financing Agreement and are not governed by this Article X or any other provision of this Agreement.

10.4 Notice of Claims. In the event that any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) has a claim against any party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) that does not involve a Third Party Claim, the Indemnified Party shall promptly (but in any event prior to the termination of the survival of the provision on which such claim is based) deliver to the Indemnitor a notice of such claim setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim and shall include a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and describe in reasonable detail the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. Except to the extent that no timely notice is ultimately given prior to the termination of the survival of the provision on which such claim is based, any failure to give notice as provided in this Section 10.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced as a result of such failure.

10.5 Third Party Claims.

(a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Party Claim”) shall notify the Indemnitor in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim) within five (5) Business Days after receipt by such Indemnified Party of written notice of such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Party Claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Party Claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five (5) Business Days after receipt thereof and shall deliver to the Indemnitor within seven (7) Business Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The failure to give notice as provided in this Section 10.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced as a result of such failure.

(b) Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and describe in reasonable detail the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party in connection with a Third Party Claim, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any Loss indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. Each of the parties hereto agrees to cooperate fully with the other party in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand and to make available to the other party all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as is reasonably required by the other party. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 10.5 to pay for only one (1) firm of counsel for all Indemnified Parties. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnified Party shall unreasonably refuse to consent to the settlement of any Third Party Claim, so long as only money damages are involved and there is no admission of liability or wrongdoing with respect to the Indemnified Party, the liability of the Indemnitor in respect of such Third Party Claim shall not exceed the amount for which the Third Party

Claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of and in connection with the proposed settlement to which it is entitled to indemnification.

(c) To the extent of any inconsistency between this Section 10.5 and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

10.6 Determination of Amount.

(a) In calculating any Loss, such amounts shall be calculated on an After-Tax Basis and shall be net of any third-party insurance, indemnification or other proceeds which either have been actually recovered by the Indemnified Party under any insurance policy (including, for the avoidance of doubt, any proceeds remitted to Parent pursuant to Section 8.3(b)) or other contract, agreement or undertaking in connection with the facts giving rise to the right of indemnification (net of any deductible payment with respect to the applicable insurance policy, indemnity contribution or similar payment borne and any direct cost of collection). For this purpose, “After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit realized (or reasonably expected to be realized over time) by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses) in the taxable year or period in which the Loss is incurred and any subsequent taxable year or period, and the amount of such payment shall be increased to take into account any net Tax cost incurred by the Indemnified Party thereof in the taxable year or period in which the Loss is incurred and any subsequent taxable year or period as a result of the receipt or accrual of the payment. Such Tax benefits or Tax cost shall be computed assuming that the Indemnified Party (or such Affiliate) can fully utilize such Tax benefits and is taxed at an invariant income tax rate equal to thirty-seven (37%), and using present value concepts (using a discount rate equal to “Federal Short-Term Rate,” as defined in Section 1274(d) of the Code, plus 7.0%).

(b) All amounts paid by an Indemnitor under this Article X and Section 8.1 shall, to the maximum extent permitted by applicable law, be treated for all Tax purposes as adjustments to the Purchase Price.

10.7 Limitations.

(a) In any case where an Indemnified Party recovers from any Person not a party hereto any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b) If Seller is conducting any defense against a Third Party Claim for which a Buyer Group Member has sought indemnification pursuant to Section 10.2(a), the reasonable expenses incurred by Seller in connection therewith, including reasonable legal costs and expenses, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by Seller pursuant to Section 10.2.

(c) In no event shall any party be liable for any special, incidental, speculative, indirect, consequential, exemplary, punitive, diminution of value or similar damages, including lost revenues or profits, lost opportunity costs or lost prospective economic advantage, or any damages based on any type of multiple, in each case, whether arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages; provided, however, that any such amounts described in this Section 10.7(c) that are paid or required to be paid by an Indemnified Party to a third party shall be included as Losses for purposes hereof.

(d) Seller shall not be required to indemnify and hold harmless any Buyer Group Member pursuant to Sections 10.2(a)(i) and 10.2(a)(ii) to the extent that the fact, matter, event or circumstance on which a claim would be based is specifically allowed, provided, accrued or reserved for in the Financial Statements or the Closing Working Capital Statement (but only to the extent so specifically allowed, provided, accrued or reserved for).

(e) Except for remedies for intentional misconduct or fraud and injunctive and provisional relief (including specific performance or other equitable relief), if the Closing occurs, this Article X and Section 8.1 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement) or otherwise in respect of the sale of the Shares. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Seller, Parent, Borrowers or Buyer, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

10.8 Mitigation. Each of the parties agrees to take commercially reasonable steps to mitigate its respective Losses or Taxes upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses or Taxes that are indemnifiable hereunder, including using commercially reasonable efforts to recover from insurance policies or other applicable sources of recovery, any Losses or Taxes of such party; it being understood that in the event that an Indemnified Party has rights against any Person not a party hereto with respect to any occurrence, claim or Loss that results in a payment by an Indemnitor hereunder, the Indemnitor shall be subrogated to such rights to the extent of such payment. The Buyer Group Members shall use commercially reasonable efforts to protect and preserve any rights to indemnification from any Person not a party hereto to which the Company or any Subsidiary is entitled and the Buyer Group Members shall not take any action that would prejudice or adversely affect any such rights without the prior written consent of Seller.

ARTICLE XI

TERMINATION

11.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Parent and Seller;

(b) by Seller, if Parent, Borrowers or Buyer has breached any representation or warranty, or breached or failed to perform any covenant or agreement, contained in this Agreement, which breach or failure to perform would give rise to a failure of the condition set forth in Section 9.2(a) or Section 9.2(b) and is not cured within thirty (30) days after the giving of written notice to Parent of such breach or is not capable of being cured not later than the Termination Date; provided, however, that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.3 not to be satisfied; or

(c) by Parent, if Seller has breached any representation or warranty, or breached or failed to perform any covenant or agreement, contained in this Agreement, which breach or failure to perform would give rise to a failure of the condition set forth in Section 9.3(a) or Section 9.3(b) and is not cured within thirty (30) days after the giving of written notice to Seller of such breach or is not capable of being cured not later than the Termination Date; provided, however, that Parent, Borrowers and Buyer are not then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.2 not to be satisfied;

(d) by Parent or Seller if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any material transaction contemplated hereby; provided, however, that prior to invoking this provision as a result of any such order, decree or ruling, the party invoking it shall negotiate in good faith with the other party to attempt to agree to modify the relevant transaction on mutually agreeable terms and on an equitable basis (including by implementing alternative means of structuring the transaction in a mutually satisfactory manner), in a way that would eliminate such restraint or prohibition; or

(e) by Parent or Seller if the Closing shall not have occurred on or before eight (8) months after the date of this Agreement (the “Termination Date”) (or such later date as may be agreed in writing to by Parent and Seller); provided, however, the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date; and provided further that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to Parent at any time during which Parent is seeking Alternative Financing or if Parent is required to enter into the Seller Financing Agreement as contemplated in Section 7.9(e) or if a Benefits Effective Date or Alternate Benefits Effective Date has not occurred (and after any such occurrence sufficient time to effect a Closing has occurred hereunder).

11.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other party to this Agreement.

11.3 Effect of Termination. If this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than Sections 7.9(b), 7.10, 8.4, 8.9, 11.3 and Article XII, which shall survive termination of this Agreement) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful or fraudulent breach of this Agreement.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by facsimile (and immediately after transmission, receipt of which has been confirmed by telephone by the sender), sent by e-mail (and immediately after transmission, receipt of which has been confirmed by telephone by the sender) or when delivered by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier service addressed as follows:

If to Parent, Borrowers or Buyer, to:

Aquiline Financial Services Fund II, L.P.
c/o Aquiline Capital Partners LLC
535 Madison Avenue, 24th floor
New York, NY 10022
Attention:	Rich Rosenbaum
David Winokur
Facsimile:	(212) 624-9510
E-mail:	rrosenbaum@aquiline-llc.com
dwinokur@aquiline-llc.com
and
Genstar Capital Partners VI, L.P. c/o Genstar Capital, LLC
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111-4191
Attention:	Tony Salewski
Eli Weiss
Facsimile:	(415) 834-2383
E-mail:	tsalewski@gencap.com
eweiss@gencap.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Jeffrey R. Poss
Barry P. Barbash
Facsimile:	(212) 728-8111
E-mail:	jposs@willkie.com
bbarbash@willkie.com

If to Seller, to:

Genworth Financial, Inc.
6620 West Broad Street
Richmond, VA 23230
Attention:	Chief Executive Officer
Facsimile:	(804) 662-2404
E-mail:	Thomas.McInerney@Genworth.com

with a copy (which shall not constitute notice) to:

Genworth Financial, Inc.
6620 West Broad Street
Richmond, VA 23230
Attention:	General Counsel
Facsimile:	(804) 662-2414
E-mail:	Leon.Roday@Genworth.com
and
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Mark J. Menting
Whitney A. Chatterjee
Facsimile:	(212) 558-3588
E-mail:	mentingm@sullcrom.com
chatterjeew@sullcrom.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

12.2 Subsidiary and Affiliate Action. Wherever a party to this Agreement has an obligation under this Agreement to “cause” a subsidiary or Affiliate of such party or any such subsidiary’s officers, directors, management or employees to take, or refrain from taking, any action, or such action may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a subsidiary of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such subsidiary or any such subsidiary’s officers, directors, management or employees to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. Any failure by an Affiliate of Parent to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Parent and its subsidiaries.

12.3 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party to this Agreement; and further provided, without the consent of the Seller, (i) Parent or any of it Affiliates may assign this Agreement or any of its rights or interests hereunder to any lender or agent in connection with a secured financing undertaken by Parent or any of its Affiliates. Any purported assignment or delegation in violation of this Section 12.3 is void. Except with respect to any Seller Group Member or any Buyer Group Member pursuant to Article X and except as provided in the immediately succeeding sentence, it is expressly agreed that nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person other than the parties hereto and their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement. Each of the Debt Financing Sources are express third party beneficiaries of Sections 12.3, 12.4, 12.9, 12.10 and 12.12.

12.4 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto (including the Transaction Documents) contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto; provided, that notwithstanding anything to the contrary set forth herein, Sections 12.3, 12.4, 12.9, 12.10 and 12.12 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions of such Sections) may not be amended, modified, waived or terminated in a manner that is adverse to any Debt Financing Source without the prior written consent of each Debt Financing Source.

12.5 Waivers. Subject to the proviso to Section 12.4, any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver or extension shall be validly and sufficiently authorized for the purposes of this Agreement only if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.6 Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors.

12.7 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.8 Execution in Counterparts. This Agreement may be executed in two or more counterparts, which may be delivered by means of facsimile or e-mail (or another electronic means such as a PDF file), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

12.9 Governing Law; Submission to Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal Requirements of Law (as opposed to the conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law)) of the State of New York. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York (the “Covered Courts”), and (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.1 of this Agreement. Each party also agrees that any final, non-appealable judgment against a party in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each of the parties agrees that it will not bring or support any action, claim or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving the arrangers, agent or any lender or any Affiliate thereof arising out of or relating to the transactions contemplated by this Agreement, any Debt Financing Commitment or any definitive agreement in respect of the Debt Financing or in any way related to this Agreement, any Debt Financing Commitment or the performance hereof and thereof, in any forum other than the Covered Courts.

12.10 Waiver of Jury Trial. Each of the parties hereto hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, arising out of or related to the transactions contemplated by this Agreement or any of the Transaction Documents or the Debt Financing, or any other instrument or document executed or delivered in connection herewith or therewith. Each of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions and other equitable relief to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Covered Court, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge that prior to the Closing Date, the Company and the Seller shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, Section 7.9 by Parent, Borrowers and Buyer. Each of the parties hereto hereby waives (a) the defense that a remedy at law would be adequate and (b) any requirement under any Requirements of Law to post a bond or other security as a prerequisite to obtaining equitable relief.

12.12 No Recourse Against Non-Parties. Except to the extent otherwise set forth in the Guarantee, dated as of the date of this Agreement, between Seller, Aquiline Financial Services Fund II, L.P. and Genstar Capital Partners VI, L.P. or the Interim Investors Agreement, all claims or causes of action (whether based in contract, tort, law, equity, fraud, strict liability or otherwise) that may be based upon, arise out of or relate to this Agreement, any Debt Financing Commitment or the transactions contemplated hereby may be made only against the Persons that are expressly identified as parties to this Agreement. Seller covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any legal proceeding against any Debt Financing Source (whether based in contract, tort, law, equity, fraud, strict liability or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement, any Debt Financing Commitment or the transactions contemplated hereby or for any claim based on, in respect of, or by reason of this Agreement, any Debt Financing Commitment or the transactions contemplated hereby. No person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, Debt Financing Sources, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement, any Debt Financing Commitment or the transactions contemplated hereby or for any claim based on, in respect of, or by reason of this Agreement, any Debt Financing Commitment or the transactions contemplated hereby, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates; provided, however, that nothing in this Section 12.12 shall prohibit Parent, Borrowers or Buyer from taking any action against any party to the Debt Financing Commitment or in connection with the transactions contemplated thereby. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. For the avoidance of doubt, no Debt Financing Source shall have any liability or obligation (whether based in contract, tort, law, equity, fraud, strict liability or otherwise) to Seller, any of its Affiliates or any of their respective successors, heirs or representatives arising out of or relating to this Agreement, any Debt Financing Commitment or the transactions contemplated hereby or thereby.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GENWORTH FINANCIAL, INC.

By:	/s/ Joe Pehota
	Name:	Joe Pehota
	Title:	SVP, Corporate Development

AQGEN LIBERTY HOLDINGS LLC

By:	/s/ Sandra Wijnberg
	Name:	Sandra Wijnberg
	Title:	Authorized Signatory

AQGEN LIBERTY MANAGEMENT I, INC.

By:	/s/ Richard Rosenbaum
	Name:	Richard Rosenbaum
	Title:	President

AQGEN LIBERTY MANAGEMENT II, INC.

By:	/s/ Richard Rosenbaum
	Name	Richard Rosenbaum
	Title:	President

AQGEN LIBERTY ACQUISITION, INC.

By:	/s/ Richard Rosenbaum
	Name:	Richard Rosenbaum
	Title:	President